   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 30, 2002
                                                    REGISTRATION NO. 333-
================================================================================
                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                               -----------------
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                               -----------------
                            THE THAXTON GROUP, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
                               -----------------

     SOUTH CAROLINA                  6141                    57-0669498
     (STATE OR OTHER
     JURISDICTION OF           (PRIMARY STANDARD               (I.R.S.
    INCORPORATION OR       INDUSTRIAL CLASSIFICATION   EMPLOYER IDENTIFICATION
      ORGANIZATION)              CODE NUMBER)                   NO.)

                               -----------------
                            THE THAXTON GROUP, INC.
                             1524 PAGELAND HIGHWAY
                              LANCASTER, SC 29720
                                (803) 285-4337

  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                               -----------------
                                 ALLAN F. ROSS
             VICE PRESIDENT, CHIEF FINANCIAL OFFICER AND SECRETARY
                            THE THAXTON GROUP, INC.
                             1524 PAGELAND HIGHWAY
                              LANCASTER, SC 29720
                                (803) 285-4337
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                              AGENT FOR SERVICE)
                               -----------------
                                   COPY TO:

                              BARNEY STEWART III
                           THOMAS H. O'DONNELL, JR.
                            MOORE & VAN ALLEN PLLC
                      100 NORTH TRYON STREET, SUITE 4700
                     CHARLOTTE, NORTH CAROLINA 28202-4003
                                (704) 331-1000
                               -----------------
   APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this registration statement becomes effective.

   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. [X]

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [_]
--------------------------------------------------------------------------------
                        CALCULATION OF REGISTRATION FEE

                                                   PROPOSED    PROPOSED
                                                    MAXIMUM     MAXIMUM
                                        AMOUNT     OFFERING    AGGREGATE    AMOUNT OF
TITLE OF EACH CLASS OF SECURITIES TO    TO BE        PRICE     OFFERING    REGISTRATION
           BE REGISTERED              REGISTERED   PER SHARE     PRICE         FEE
---------------------------------------------------------------------------------------
         Subordinated Notes......... $125,000,000     100%   $125,000,000    $11,500
---------------------------------------------------------------------------------------
         Total...................... $ 125,000,000    100%   $ 125,000,000   $ 11,500

--------------------------------------------------------------------------------
   THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT
SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO
SECTION 8(A), MAY DETERMINE.
================================================================================

                            THE THAXTON GROUP, INC.

                      $125,000,000 OF SUBORDINATED NOTES
                               -----------------
   We are offering up to $125,000,000 of subordinated term notes due 1, 6, 12, 36 and 60 months and subordinated daily notes. These notes will not be secured by any collateral and our obligations under the notes will not be guaranteed by any of our subsidiaries. These notes are subordinated in right of payment to all of our existing and future senior debt. As of October 16, 2002, we had $124.1 million of debt that would have ranked senior in right of payment to the notes. All of our senior debt is secured. The amount of debt ranking senior to the notes may be increased at any time.

                                TERMS OF NOTES

                                                        SUBORDINATED TERM           SUBORDINATED TERM NOTES
                          SUBORDINATED DAILY NOTES      NOTES DUE 1 MONTH         DUE 6, 12, 36 AND 60 MONTHS
                         -------------------------- -------------------------- ---------------------------------
Minimum Initial Purchase            $50                        $100                         $1,000
Interest Payment          Payable upon redemption      Payable at maturity         Payable, at your option,
                                                                               monthly, quarterly or at maturity
Redemption by Holder     Redeemable without penalty    Redeemable prior to       Redeemable prior to maturity
                                                     maturity with forfeiture  with partial interest forfeiture,
                                                    of interest, unless waived           unless waived
Redemption by                 Redeemable upon         Not redeemable before             Redeemable upon
Thaxton Group                  30 days Notice                maturity                   30 days notice

                                INTEREST RATES
   The table below sets forth the interest rates on our daily notes and term notes as of the date of this prospectus based on the dollar amount of the note you purchase. We may periodically change one or more of these rates. If we change any of the rates, the new rates, and their effective date, will be set forth in a supplement to this prospectus.

                                                                          INTEREST RATES
                                          -----------------------------------------------------------------------------
            DOLLAR AMOUNT OF
             NOTE PURCHASE                DAILY NOTE 1 MONTH NOTE 6 MONTH NOTE 12 MONTH NOTE 36 MONTH NOTE 60 MONTH NOTE
            ----------------              ---------- ------------ ------------ ------------- ------------- -------------
Any amount between the minimum investment
 amount and $50,000......................    6.50%       6.50%        7.25%        7.75%         7.75%         7.75%
Any amount over $50,000 but less than
 $100,000................................    6.75        6.75         8.00         8.00          8.00          8.00
Any amount over $100,000 but less than
 $500,000................................    7.00        7.00         8.00         8.00          8.00          8.00
Any amount over $500,000.................    7.50        7.50         8.00         8.00          8.00          8.00

                        AUTOMATIC RENEWAL OF TERM NOTES
   We will send you a renewal notice 15 days before the maturity date of a 1 month note and 30 days before the maturity date of a 6, 12, 36 and 60 month note. The renewal notice will include information about your note and a copy of any applicable amendment or supplement to this prospectus. Your term note will be automatically renewed for an identical term at the then applicable interest rate, unless you notify us by the maturity date that you desire to redeem your term note. To redeem your note, you may advise us by letter that you desire to redeem, you may call us at 1 (888) 842 9866, or you may contact an employee at the office where you purchased your note.
                               -----------------
   AN INVESTMENT IN THE NOTES INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD READ "RISK FACTORS" BEGINNING ON PAGE 6 FOR A DISCUSSION OF SOME OF THE RISKS THAT YOU SHOULD CONSIDER BEFORE INVESTING IN THE NOTES.

                                              PER NOTE    TOTAL
                                              -------- ------------
             Total public offering price.....  100.00% $125,000,000
             Sales commissions...............    0.25% $    312,500
             Proceeds, before expenses, to us   99.75% $124,687,500

   Our officers and employees will sell most of the notes, without compensation, in reliance on Rule 3a4-1 under the Securities Exchange Act of 1934, as amended. Carolinas First Investments, Inc. will serve as an underwriter on a "best efforts" basis in a few states and assist us in managing the offering. Carolinas First Investments is not required to sell any specific principal amount of the notes, but will use its best efforts to sell the notes. Carolinas First Investments will receive a sales commission of .25% of the principal amount of the notes it sells and a monthly management fee of $6,250. The preceding table includes an estimate of the total amount of the sales commissions and fees Carolinas First Investments will receive over the life of the offering.
   The notes may be purchased by completing a note purchase agreement and furnishing us the funds required for the amount of the note you desire to purchase.
   This offering will commence on the date of this prospectus and will continue until the later of two years or until all of the notes are sold, unless we terminate this offering sooner.
   There is no public trading market for these notes. We do not intend to list the notes on any securities exchange or other trading market.
   NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE NOTES OR PASSED ON THE ADEQUACY OR ACCURACY OF THE DISCLOSURES IN THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
   THE NOTES WILL NOT BE SECURED AND ARE NOT SAVINGS DEPOSITS OR OBLIGATIONS OF AN INSURED DEPOSITORY INSTITUTION AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.
                               -----------------
                 THE DATE OF THIS PROSPECTUS IS        , 2002.

                               TABLE OF CONTENTS

                                                                                      PAGE
                                                                                      ----
Prospectus Summary...................................................................   1
Risk Factors.........................................................................   6
Use of Proceeds......................................................................  10
Description of Notes.................................................................  11
Selected Consolidated Financial Data.................................................  17
Management's Discussion and Analysis of Financial Condition and Results of Operations  18
Business.............................................................................  29
Management...........................................................................  34
Security Ownership of Certain Beneficial Owners and Management.......................  36
Transactions with Related Parties....................................................  36
Plan of Distribution.................................................................  38
Legal Matters........................................................................  38
Experts..............................................................................  39
Where You Can Find More Information..................................................  39
Index to Financial Statements........................................................ F-1

                             ABOUT THIS PROSPECTUS

   This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission utilizing a "shelf" registration process. Under this "shelf" registration process, we may offer and sell notes with an aggregate principal amount of up to $125,000,000. This prospectus describes the terms of the notes. From time to time, we may add, update or change the terms of the notes or the information about the terms of the offering. Any addition, update or change in the terms of the notes or the information about the terms of the offering will be set forth in a prospectus supplement. Any statement in this prospectus will be modified or superseded by any inconsistent statement contained in the prospectus supplement. You should read both this prospectus and any prospectus supplement together with additional information described under the heading "Where You Can Find More Information About Thaxton." Except as otherwise indicated, all references in this prospectus and any prospectus supplement to the "Company," "we," "us," "our," or "Thaxton" means The Thaxton Group, Inc. and its subsidiaries.

   YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION OR TO MAKE ANY ADDITIONAL REPRESENTATIONS. WE ARE NOT OFFERING THE NOTES (1) IN ANY STATE WHERE THE OFFER IS PROHIBITED, (2) WHERE THE PERSON MAKING THE OFFER IS NOT QUALIFIED TO DO SO, OR (3) TO ANY PERSON WHO CANNOT LEGALLY BE OFFERED THE NOTES. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE ON THE FRONT COVER OF THIS PROSPECTUS.

   You should not consider any information in this prospectus to be legal, business or tax advice. You should consult your own attorney, business advisor and tax advisor for legal, business and tax advice regarding an investment in the notes.

                              PROSPECTUS SUMMARY

   THE FOLLOWING SUMMARY HIGHLIGHTS SELECTED INFORMATION FROM THIS PROSPECTUS AND MAY NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU. THIS PROSPECTUS INCLUDES A DESCRIPTION OF THE TERMS OF THE NOTES WE ARE OFFERING, AS WELL AS INFORMATION REGARDING OUR BUSINESS AND DETAILED FINANCIAL INFORMATION. WE ENCOURAGE YOU TO READ THE ENTIRE PROSPECTUS, INCLUDING THE FINANCIAL STATEMENTS AND RELATED NOTES, CAREFULLY.

                              THAXTON GROUP, INC.

   We are a diversified consumer financial services company that:

  .   provides small consumer loans to borrowers with impaired credit;

  . finances the purchase of used automobiles and insurance premiums for borrowers with impaired credit;

  . serves as an independent sales agent for a wide variety of property and casualty, health and life insurance companies; and

  .   provides a limited number of commercial loans.

   In February 1999, we acquired the consumer finance operations of FirstPlus Consumer Finance, Inc., including 144 consumer finance offices in seven states, 47 of which are located in Texas and 31 of which are located in South Carolina. The core business of these offices is to provide small consumer loans, real estate loans and used automobile financing loans to credit impaired borrowers.

   Our executive offices are located at 1524 Pageland Highway, Lancaster, South Carolina 29720, and our telephone number is 1 (888) 842-9866. We currently have a total of 219 finance offices and 14 insurance agency offices located principally in South Carolina, Texas, Mississippi, Georgia and Tennessee.

                                 THE OFFERING

   We are offering up to $125 million of subordinated terms notes due 1, 6, 12, 36 and 60 months and subordinated daily notes. We expect the offering to continue until the later of two years or until all $125 million of the notes are sold, unless we terminate the offering sooner. The proceeds of this offering will be used primarily to repay outstanding debt under our credit facilities.

   The interest rates on the notes as of the date of this prospectus are set forth in a table on the cover page of this prospectus and on page 10. The interest rates vary based on the dollar amount of the note you purchase. We may change one or more of the interest rates periodically. Any change in the interest rates will be set forth in a supplement to this prospectus.

   The notes may be purchased by completing a note purchase agreement and furnishing us the funds required for the amount of a note you desire to purchase. You may call us at 1-888-842-9866 during normal business hours to obtain information about our offices where the notes are sold or to obtain information about the notes by mail.

                  SUMMARY CONSOLIDATED FINANCIAL INFORMATION

   The following summary historical financial information for, and as of the end of, each of the fiscal years in the five-year period ended December 31, 2001 was derived from our audited consolidated financial statements. The summary historical financial data for, and as of the end of, the six months ended June 30, 2001 and June 30, 2002 was derived from our unaudited consolidated financial statements. You should read the following summary in conjunction with our consolidated financial statements and the notes thereto included elsewhere in this prospectus, and the information contained in "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                                                    SIX MONTHS
                                           YEAR ENDED DECEMBER 31,                ENDED JUNE 30,
                              ------------------------------------------------  ------------------
                                1997      1998      1999      2000      2001      2001      2002
                              --------  --------  --------  --------  --------  --------  --------
                               (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)      (UNAUDITED)
INCOME STATEMENT DATA:
Net interest income.......... $ 10,870  $ 10,154  $ 41,868  $ 44,590  $ 55,256  $ 26,309  $ 31,053
Provision for credit losses..    6,580     4,047    11,938    14,658    16,584     6,609     8,372
Net interest income after
  provision for credit losses    4,290     6,107    29,930    29,932    38,672    19,700    22,681
Insurance commissions, net...    5,470     6,591    12,805    17,764    18,554     6,899     7,832
Other income.................    1,222       699     2,125     4,239     5,640     2,308     2,182
Operating expenses...........   13,211    14,894    42,314    51,782    57,736    27,315    27,453
Income tax expense (benefit).     (724)     (467)    1,258       550     2,095       751     1,783
Net income (loss)--continuing
  operations.................   (1,506)   (1,028)    1,288      (397)    3,035       840     3,459
Net income (loss) per common
  share-continuing
  operations.................    (0.39)    (0.34)     0.09     (0.16)     0.34      0.07      0.46

BALANCE SHEET DATA:
Finance receivables.......... $ 67,558  $ 73,609  $213,170  $235,906  $240,534  $228,032  $227,739
Unearned income..............  (14,087)  (13,299)  (42,205)  (46,331)  (47,267)  (43,621)  (44,379)
Allowance for credit losses..   (4,809)   (4,711)  (10,661)  (11,631)  (12,012)  (11,290)  (11,140)
Finance receivables, net.....   48,662    55,599   160,304   177,944   181,255   173,121   172,220
Total assets.................   60,965    78,996   234,935   247,548   242,560   230,960   233,973
Total liabilities............   54,996    66,067   225,132   243,789   236,275   226,501   224,482
Shareholders' equity.........    5,969    12,929     9,803     3,759     6,285     4,459     9,491

                           SUMMARY OF TERMS OF NOTES

SUBORDINATED DAILY NOTES

Minimum Investment           $50

Interest Rate                See the table on the cover page of this prospectus entitled "Interest Rates" for interest rates payable on daily notes. The interest rates vary depending upon the dollar amount of the daily note you purchase. Daily notes bear interest at a fixed rate as of the date of issuance, but the rate may be adjusted as explained below prior to redemption.

                             We may adjust the interest rate on daily notes on the first day of the month.
                             Any adjustments will be reflected in a supplement to this prospectus. You will be notified promptly by first class mail of any monthly adjustment in the interest rate. The notice will include with it a copy of any amendments or supplements to this prospectus.

Interest Payment             Payable upon redemption and compounded daily.

Increases or Decreases of    You may adjust the original principal amount at any time by increasing or
  Principal Amount by Holder decreasing the principal amount of your note. You may not, however, reduce the outstanding principal amount below $50. If you present a daily note to us, we will record any adjustments to the original principal amount, such as increases or decreases in principal amount. You may redeem daily notes, in whole or in part, at any time, without penalty.

SUBORDINATED TERM NOTES DUE 1 MONTH

Minimum Investment           $100

Interest Rate                See the table on the cover page of this prospectus entitled "Interest Rates"
                             for interest rates payable on 1 month notes. The interest rates vary depending upon the total dollar amount of a 1 month note that you purchase. When you purchase a 1 month note, the interest rate is fixed until maturity.

Interest Payment             Payable at maturity and compounded daily.

Automatic Renewal Procedure  The automatic procedure for renewing 1 month notes is described below under "Automatic Renewal of Term Notes."

Increases or Decreases of    You may adjust the original principal amount of a 1 month note without
  Principal Amount by Holder extending the maturity at any time by increasing or decreasing the principal amount. You may not, however, reduce the outstanding principal amount below $100. If you present a 1 month note to us, we will record any adjustments to the original principal amount, such as increases or decreases in principal amount. If you redeem a 1 month note, in whole or in part, prior to maturity, you will forfeit all accrued interest on the redeemed amount, unless we, in our sole discretion, waive the forfeiture in whole or in part.

Redemption by Thaxton Group  Not redeemable prior to maturity.

SUBORDINATED TERM NOTES DUE 6, 12, 36 AND 60 MONTHS

Minimum Investment              $1,000

Interest Rate                   See the table on the cover page of this prospectus entitled "Interest
                                Rates" for interest rates payable on 6, 12, 36 and 60 month notes. The interest rates vary depending upon the total dollar amount of the note that you purchase. When you purchase one of these notes, the interest rate is fixed until maturity.

Interest Payment                At your option, payable either monthly, quarterly or at maturity and compounded daily.

Automatic Renewal Procedure     The automatic procedure for renewing 6, 12, 36 and 60 month notes is described below under "Automatic Renewal of Term Notes."

Redemption by Holder            If you redeem, in whole or in part, prior to maturity, you will forfeit part of your accrued interest equal to the difference between the amount of interest actually accrued since the date of issuance, or most recent renewal date, and the amount of interest that would have accrued had the rate of interest been 3% less than the rate in effect at the time of your initial purchase or any renewal, unless we, in our sole discretion, waive the forfeiture in whole or in part.

Redemption by Thaxton Group     We may redeem 6, 12, 36 and 60 month notes without premium at any time on 30 days notice.

AUTOMATIC RENEWAL OF TERM NOTES NOT LATER THAN 15 DAYS BEFORE THE MATURITY DATE OF A 1 MONTH NOTE,
                                AND 30 DAYS BEFORE THE MATURITY DATE OF A 6, 12, 36 AND 60 MONTH
                                NOTE, WE WILL SEND YOU A RENEWAL NOTICE. IF WE HAVE AMENDED
                                THIS PROSPECTUS OR SUPPLEMENTED IT TO REFLECT A CHANGE IN THE
                                INTEREST RATES APPLICABLE UPON THE RENEWAL OF THE NOTES, THE NOTICE
                                WILL INCLUDE WITH IT ANY APPLICABLE AMENDMENT OR SUPPLEMENT TO
                                THIS PROSPECTUS. THIS NOTICE WILL ALSO ADVISE YOU OF:
                                . THE MATURITY DATE OF THE NOTE;
                                . THE DOLLAR AMOUNT OF YOUR NOTE AT MATURITY;
                                . THE APPLICABLE INTEREST RATE UPON RENEWAL;
                                . THE NEW MATURITY DATE IF YOUR NOTE IS RENEWED; AND
                                . THE TIME WITHIN WHICH YOU MUST NOTIFY US THAT YOU WISH TO
                                REDEEM YOUR TERM NOTE.
                                1 MONTH NOTES WILL BE AUTOMATICALLY RENEWED FOR A NEW ONE MONTH
                                TERM AT THE THEN APPLICABLE INTEREST RATE, UNLESS YOU NOTIFY US
                                WITHIN 10 DAYS AFTER THE MATURITY DATE THAT YOU DESIRE TO REDEEM.
                                6, 12, 36 AND 60 MONTH NOTES WILL BE AUTOMATICALLY RENEWED FOR A
                                NEW 6, 12, 36 OR 60 MONTH TERM AT THE THEN APPLICABLE INTEREST
                                RATE, UNLESS YOU NOTIFY US BY THE MATURITY DATE THAT YOU DESIRE TO
                                REDEEM.
                                YOU MAY NOTIFY US OF YOUR DESIRE TO REDEEM BY LETTER, BY CALLING US
                                AT 1 (888) 842 9866, OR BY ADVISING ONE OF OUR EMPLOYEES AT THE
                                OFFICE WHERE YOU PURCHASED YOUR TERM NOTE THAT YOU WISH TO
                                REDEEM IT. IF YOU REDEEM YOUR NOTE, WE WILL PROMPTLY ISSUE YOU A
                                CHECK FOR THE PRINCIPAL AMOUNT OF YOUR NOTE, PLUS ACCRUED INTEREST
                                THROUGH MATURITY.


               IF YOU DECIDE NOT TO REDEEM A TERM NOTE AND IT IS AUTOMATICALLY
               RENEWED FOR A NEW TERM, YOU WILL BE CREDITED WITH THE FULL AMOUNT
               OF THE ACCRUED INTEREST ON THE TERM NOTE BEFORE YOU RENEWED IT.
               THIS ACCRUED INTEREST WILL NOT BE SUBJECT TO FORFEITURE IF YOU LATER
               DECIDE TO REDEEM YOUR RENEWED TERM NOTE PRIOR TO ITS MATURITY.

OHIO RESIDENTS IF YOU ARE A RESIDENT OF OHIO, YOU MUST ALSO SIGN A NEW NOTE
               PURCHASE AGREEMENT TO RENEW A NOTE, WHICH WE WILL PROVIDE TO YOU
               ALONG WITH ANY APPLICABLE AMENDMENT OR SUPPLEMENT TO THIS
               PROSPECTUS. IF WE DO NOT RECEIVE A SIGNED NOTE PURCHASE AGREEMENT
               ON OR BEFORE THE MATURITY DATE, THE PRINCIPAL OUTSTANDING ON YOUR
               TERM NOTE, TOGETHER WITH ALL INTEREST ACCRUED THROUGH THE MATURITY
               DATE, WILL BE PAID TO YOU PROMPTLY.

                         SECURITY AND RANKING OF NOTES

THE NOTES:

  .   are general, unsecured obligations of The Thaxton Group, Inc. only; and

  . rank subordinate in right of payment to all existing and future senior debt of The Thaxton Group, Inc.

   Our subsidiaries are under no obligation with respect to the notes. The notes will not be secured by any collateral, and our obligations under the notes will not be guaranteed by any of our subsidiaries. As of October 16, 2002, The Thaxton Group, Inc. had approximately $124.1 million of debt outstanding that would have ranked senior to the notes in right of payment. The amount of senior debt outstanding may be increased at any time.

                      RATIO OF EARNINGS TO FIXED CHARGES

   The following table sets forth our consolidated ratios of earnings to fixed charges for the periods indicated.

                                               DECEMBER 31,        JUNE 30,
                                        -------------------------- --------
                                        1997  1998  1999 2000 2001   2002
                                        ----  ----  ---- ---- ---- --------
     Ratio of earnings to fixed charges 0.56* 0.70* 1.15 1.01 1.27   1.72

--------
* The dollar amount of the deficiency as of December 31, 1997 and December 31, 1998 was approximately $2.2 million and $1.5 million, respectively.

                                 RISK FACTORS

   THE PURCHASE OF THE NOTES INVOLVES A HIGH DEGREE OF RISK. BEFORE YOU INVEST IN THE NOTES, YOU SHOULD CONSIDER CAREFULLY ALL OF THE INFORMATION CONTAINED IN THIS PROSPECTUS AND, IN PARTICULAR, THE FOLLOWING RISK FACTORS. AN INVESTMENT IN THE NOTES SHOULD BE MADE ONLY BY PERSONS WHO CAN AFFORD AN INVESTMENT WITH A HIGH DEGREE OF RISK AND IS SUITABLE ONLY FOR PERSONS ABLE TO SUSTAIN THE LOSS OF THEIR ENTIRE INVESTMENT.

       RISKS RELATED TO REPAYMENT OF PRINCIPAL AND INTEREST OF THE NOTES

THE PAYMENT OF PRINCIPAL AND INTEREST ON THESE NOTES IS NOT INSURED BY ANY GOVERNMENTAL OR PRIVATE INSURANCE FUND OR GUARANTEED BY ANY OF OUR SUBSIDIARIES.

   No governmental or private agency, including the Federal Depository Insurance Company or FDIC, insures the notes. In addition, the notes are not secured by any collateral and our obligations under the notes will not be guaranteed by any of our subsidiaries. Consequently, an investment in the notes is not insured or guaranteed against loss and the purchaser is dependent solely upon our earnings, our working capital and other sources of funds, including proceeds from the continuing sale of notes and our revolving credit facility for repayment of principal at maturity and the ongoing payment of interest on the notes.

RISES IN INTEREST RATES IMPAIR OUR ABILITY TO REPAY THE NOTES BY REDUCING OUR PROFITABILITY.

   We depend on debt with floating interest rates to finance our portfolio of receivables, which earn interest income at fixed interest rates. Higher interest rates may adversely affect our profitability and our ability to service our obligations for the notes. Our finance receivables bear interest at fixed rates, including some which are limited to the maximum rates allowed under applicable law. During periods of rising interest rates, our interest expense generally increases while our interest income remains constant. Thus, net interest rate spreads decrease and our profitability is reduced.

WE DEPEND ON OUR DEBT FINANCING ARRANGEMENT WITH FINOVA CAPITAL CORPORATION TO PROVIDE CAPITAL AND LIQUIDITY FOR OUR BUSINESS.

   As of October 16, 2002, we had approximately $122.9 million of indebtedness outstanding under our debt financing arrangement with FINOVA. We may be unable to successfully continue our business if we cannot extend our credit facility at the completion of our contract with FINOVA, or if we cannot find satisfactory replacement debt financing. Additionally, our credit facility with FINOVA requires us to maintain certain financial ratios, and to comply with certain covenants in order to remain in good standing with FINOVA. We cannot assure you that we will be able to comply with the terms of our credit facility or be able to extend the term of the commitment beyond its current maturity dates. In the event we are unable to obtain an extension, our ability to obtain similar financing will depend upon, among other things, our financial condition and results of operations. We cannot guarantee that successor financing will be available when we would need it and on terms similar to those of our credit facility with FINOVA. To the extent we are unsuccessful in maintaining or replacing our credit facility, we may be unable to service our other debt, including the notes.

YOUR NOTES ARE SUBORDINATE TO OUR SENIOR DEBT, WHICH MAY ADVERSELY AFFECT OUR ABILITY TO REPAY YOUR NOTE.

   In the event that we are unable to pay our debts as they become due or we declare bankruptcy, reorganize or liquidate, we are required to pay all amounts due on our senior debt before we pay any amounts due on the notes. Senior debt means all of our debt other than the notes. We may increase or decrease the amount of our senior debt at any time. As of October 16, 2002, we had $124.1 million of senior debt outstanding. We cannot assure you that we will be able to pay amounts due on the notes if we become insolvent or dissolve, wind up, liquidate or reorganize.

   In addition, your right to receive payments on the notes could be adversely affected if we do not receive funds from our subsidiaries. If any of our subsidiaries are unable to provide us with funds or declares bankruptcy, liquidates or reorganizes, we may not be able to meet our payment obligations under the notes when interest becomes due on the notes or when the notes mature.

INCREASED CREDIT LOSSES WILL REDUCE OUR PROFITABILITY, AND IMPAIR OUR ABILITY TO REPAY THE NOTES.

   The non-prime consumer credit market is comprised of borrowers who are deemed to be relatively high credit risks due to various factors. These factors include, among other things, the manner in which they have handled previous credit, the absence or limited extent of prior credit history, and their limited financial resources. Consequently, our primary assets of non-prime consumer loans and used automobile sales contracts, relative to other assets such as prime consumer loans and retail installment contracts, involve a higher probability of default and greater servicing and collection costs. Our profitability depends upon our ability to properly evaluate the creditworthiness of credit-impaired borrowers, to maintain adequate security for used automobile sales contracts and to efficiently service and collect our portfolio of finance receivables. We are unable to assure purchasers of the notes that the credit performance of our customers will be satisfactory, or that the rate of future defaults and/or losses will not exceed our recent prior experience. Delinquency rates related to consumer lending and automobile financing are significantly influenced by general economic conditions, such as the rate of unemployment. If general economic conditions should worsen in the future, we anticipate that our delinquency rates would likely increase.

COMPETITION MAY COMPEL US TO REDUCE INTERESTS RATES TO OUR CUSTOMERS, WHICH WOULD REDUCE OUR PROFITABILITY.

   The consumer finance business is highly fragmented and competitive. Traditional consumer finance sources, many of whom have generally ignored the non-prime consumer market in the past, are now serving this market. In addition, numerous non-traditional consumer finance sources are serving this market. Many of our competitors or potential competitors have significantly greater resources than we do. Increased competition from these sources or other sources of credit for credit-impaired borrowers in the markets we serve could impair our ability to attract new customers or retain our existing ones. This would have an adverse effect on our income and profitability. A reduction in income and profitability would weaken our financial position and our ability to service our debt.

THE INDENTURE UNDER WHICH THE NOTES WILL BE ISSUED DOES NOT LIMIT OUR ABILITY TO BORROW MONEY, PAY DIVIDENDS OR MAKE OTHER DISTRIBUTIONS THAT MAY DIMINISH OUR ABILITY TO MAKE PAYMENTS ON THE NOTES.

   The indenture under which the notes will be issued does not limit our ability to engage in numerous transactions that may diminish our ability to make payments on the notes. For example, the indenture does not restrict our ability to borrow money, pay dividends or make other distributions that could negatively affect our financial condition and our ability to pay principal and interest on the notes.

                   RISKS RELATED TO REDEMPTION OF THE NOTES

YOU MAY LOSE SOME OF THE INTEREST ACCRUED ON YOUR 6, 12, 36 AND 60 MONTH NOTES, OR ALL OF THE INTEREST ON YOUR 1 MONTH NOTE, IF YOU DECIDE TO REDEEM ONE OF THESE NOTES PRIOR TO MATURITY.

   Our 1 month notes accrue interest at an adjustable annual rate and you may redeem your 1 month note prior to maturity. If you choose to redeem your 1 month note prior to maturity, you may have to forfeit all interest accrued since the date the note was issued or, in the case of a renewal of the note, from the date of the most recent renewal. We may waive this requirement in our sole discretion. You may therefore lose some or all of the interest accrued on your 1 month note if you redeem it prior to maturity.

   Our 6, 12, 36 and 60 month notes accrue interest at an annual rate through maturity and you may redeem your 6, 12, 36 or 60 month note prior to maturity. If you choose to redeem a 6, 12, 36 and 60 month note prior to maturity, you may forfeit part of your accrued interest rate. The interest rate forfeiture would be equal to the difference between the amount of interest accrued on the note since the date of issuance--or, in the case of a renewal, since the date of the most recent renewal--and the amount of interest that would have accrued on the note if the interest rate on the note was 3% less than the rate of interest actually accrued. We may waive this interest rate forfeiture in our sole discretion. You may therefore lose some or all of the interest accrued on your 6, 12, 36 and 60 month note if you redeem it prior to maturity.

YOU MAY LOSE INTEREST IF YOU FAIL TO NOTIFY US THAT YOU INTEND TO REDEEM YOUR NOTE ON A TIMELY BASIS.

   If you hold a 1 month note, we will send you written notice 15 days prior to the maturity date that your note will be automatically renewed unless you notify us within 10 days after the maturity date that you desire to redeem your note. When you receive this renewal notice, you should contact us promptly if you desire to redeem your note. If you notify us of your desire to redeem your 1 month note more than 10 days after the maturity date, you will not earn interest after the maturity date.

   If you hold a 6, 12, 36 or 60 month note, we will send you a written notice 30 days prior to the maturity date that your note will be automatically renewed unless you notify us by the maturity date that you desire to redeem your note. When you receive this renewal notice, you should contact us promptly if you desire to redeem your note. If you notify us of your desire to redeem your 6, 12, 36 or 60 month note after the maturity date, you will lose a portion of the interest you will earn after the maturity date.

IF YOU FAIL TO SURRENDER YOUR NOTE CERTIFICATE WHEN YOU REDEEM YOUR NOTE IN FULL, YOU MAY BE REQUIRED TO INDEMNIFY US FOR ANY LOSS WE MAY INCUR LATER.

   If you decide to redeem your note in full, you must deliver your note certificate to us at that time. You should keep your note certificate in a safe place to avoid any delay in receiving the amount we owe you upon redemption of your note. If you lose your note certificate, we may require you to indemnify us for any loss we may incur if your note certificate is later presented to us by another person.

IF WE REDEEM THE DAILY NOTES AND THE 6, 12, 36, AND 60 MONTH NOTES PRIOR TO THEIR MATURITY, YOU WILL LOSE THE INTEREST YOU OTHERWISE WOULD HAVE RECEIVED AFTER THE REDEMPTION DATE.

   We have the right to redeem a daily note or any 6, 12, 36 and 60 month note at any time upon 30 days written notice. If we decide to redeem your note, you will receive payment of the principal amount of your note, plus accrued interest through the redemption date, but you will not receive any interest that otherwise would have accrued after the redemption date.

JAMES D. THAXTON CONTROLS OUR COMPANY.

   James D. Thaxton, our chief executive officer, president, and chairman of the board of directors, beneficially owns more than 90% of the outstanding shares of our common stock. As a result, Mr. Thaxton is able to elect all of our directors, amend our articles of incorporation, effect a merger, sale of assets, or other business acquisition or disposition, and otherwise effectively control the outcome of other matters requiring shareholder approval. Our business and our ability to service our debt, including the notes, could suffer from an unfavorable decision by Mr. Thaxton.

BECAUSE NO TRADING MARKET FOR THE NOTES EXISTS, AND WE DO NOT EXPECT ONE TO DEVELOP, YOU MAY ONLY LIQUIDATE YOUR INVESTMENT BY PAYMENT FROM US.

   The notes are non-negotiable, which means that the notes are not transferable without our prior consent. All transfers and assignments of the notes may be made only at our offices.

               OTHER RISKS RELATED TO THE NOTES AND THE COMPANY

BECAUSE NO RATING AGENCY HAS REVIEWED OUR NOTES, PURCHASERS MAY NOT KNOW WHETHER THEY ARE SUITABLE INVESTMENTS.

   No independent rating agency has reviewed the terms of the notes or our financial condition to determine whether the notes are suitable investments for any purchaser.

WHEN YOU PURCHASE A NOTE FROM US, WE DO NOT EVALUATE THE SUITABILITY OF THE PURCHASE FOR YOU AS A BROKER-DEALER IS REQUIRED TO DO.

   When you purchase a note from us you will not have the benefit of a review of the suitability of the purchase based on your individual financial circumstances as you would have if you purchased one of our notes from a broker-dealer that is a member of the National Association of Securities Dealers, Inc.

            CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

   This prospectus and any related amendments or supplements include "forward looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended (the "1933 Act") and Section 21E of the Securities Exchange Act of 1934, as amended (the "1934 Act"). Forward-looking statements are not historical facts, but only predictions and can generally be identified by the use of statements that include words such as "believes," "will likely result," "may," "are expected to," "is anticipated," "estimate," "projected," "intends to" or other similar words. Similarly, statements that describe our objectives, plans or goals are also forward-looking statements. We intend these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Litigation Securities Reform Act of 1995. Although we believe that our current plans, intentions and expectations reflected in or suggested by any of our forward-looking statements are reasonable, we can provide no guarantee or future performance and can give no assurance that these plans, intentions or expectations will be achieved. Actual results could differ materially from those projected in forward-looking statements. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this prospectus are discussed under "Risk Factors" and elsewhere in this prospectus.

                                USE OF PROCEEDS

   The total principal amount of notes we expect to issue in this offering is $125 million. We anticipate that approximately $65 million will be issued for cash and $60 million will be issued as renewals of subordinated notes issued in this offering and in our prior offerings of subordinated notes. After payment of commissions and expenses estimated to be approximately $1.2 million over the duration of this offering, we expect to receive net cash proceeds of approximately $63.8 million. We do not expect to have $63.8 million in net cash proceeds available at any one time due to, among other factors, the maturities of the notes and the time period over which the offering will be conducted. Any net cash proceeds available to us from sales of the notes will be used primarily to repay indebtedness outstanding under our credit facility with FINOVA. We cannot assure you that we will receive any cash proceeds from this offering.

   Our credit facility with FINOVA, as amended on December 31, 2001, comprises a term loan with a balance of $7.7 million outstanding as of October 16, 2002, and a revolving credit line used to finance consumer receivables. Maximum borrowings under the revolving credit line as of October 16, 2002 are limited to the lesser of $138 million, or 85% of eligible consumer finance receivables as defined by the agreement. Our maximum borrowing amount decreases on a quarterly basis totalling $3 million in 2002, $16.5 million in 2003, $18 million in 2004, $18 million in 2005 and $9 million in 2006. James D. Thaxton is the guarantor for both the term loan and the revolving credit line.

   Advances under the term loan accrue interest at the prime rate plus 2%. Advances under the revolving credit line accrue interest at the prime rate plus 1%. The prime rate is the prime rate published by Citibank, N.A., or other money center bank as FINOVA may select. The credit facility matures in 2006. The interest rates are adjusted monthly to reflect fluctuations in the designated prime rate. Accrued interest on borrowings is payable monthly.

                             DESCRIPTION OF NOTES

   The notes will be issued under an indenture between The Thaxton Group, Inc. and The Bank of New York, as trustee. The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as in effect on the date of the indenture.

   The following description is a summary of the material provisions of the notes and the indenture. It does not restate the indenture in its entirety. This summary is qualified in its entirety by reference to the forms of notes, the series resolutions and the indenture, each of which has been filed as an exhibit to the registration statement that includes this prospectus. We urge you to read each of the forms of notes, the series resolution and the entire indenture because these documents, and not this description, define your rights as holders of the notes.

BRIEF DESCRIPTION OF THE NOTES

   The notes:

   . are general, unsecured obligations of Thaxton Group only; and

   . are subordinated in right of payment to all existing and future senior indebtedness of Thaxton Group.

   Our subsidiaries have no obligation to pay amounts owed under the notes and have not guaranteed our payment obligations under the notes. As of October 16, 2002, we had approximately $124.1 million of outstanding indebtedness that would have ranked senior in right of payment to the notes.

TERMS OF DAILY NOTES

   Each daily note will be issued in the minimum principal amount of $50. The initial interest rates payable on daily notes are set forth on the cover of this prospectus. They vary based on the dollar amount of the note that is purchased. We may change the interest rates on a monthly basis. Any change in the interest rates will be made at least 30 days in advance of the effective date of the change. The changes may reflect either increases or decreases in the rate of interest payable. The interest rate, once it is changed, will be effective as of the first day of a month and shall remain in effect until we make another change. Interest will accrue and compound daily. Holders of daily notes will be notified by first-class mail of any monthly change in the interest rates. This notice will be sent 15 days prior to the effective date of the change and will include a copy of this prospectus, as amended or supplemented.

   Holders of daily notes may increase or decrease the principal amount at any time by additional purchases or partial redemptions. Partial redemptions may not, however, reduce the outstanding principal amount below $50. Upon presentation of a daily note certificate to us, we will, for the holder's convenience, record on the certificate any adjustments to the original principal amount, such as increases or decreases in principal amount.

   The holder of a daily note will have the right, at the holder's option, to redeem the daily note at any time, in whole or in part, without the forfeiture of any interest. If the holder redeems a daily note in full, the holder must surrender the daily note to us. We will fully discharge the obligations under the daily note by payment to the holder of the outstanding principal amount of the daily note, together with any accrued but unpaid interest, as reflected on our books.

TERMS OF 1 MONTH NOTES

   Each 1 month note will be issued in the minimum principal amount of $100 and will mature one month after the date of issuance unless redeemed by you prior to maturity. The interest rates on 1 month notes are set forth on the cover page of this prospectus. They vary depending on the dollar amount you purchase. The rate of interest at the time of purchase will be the rate of interest payable throughout the term of the 1 month note. Holders of 1 month notes will be notified by first-class mail of any monthly change in the interest rates. This notice will be sent 15 days prior to the effective date of the change and will include a copy of this prospectus, as amended or supplemented. Interest will be payable at maturity and will be compounded daily. Holders of 1 month notes may adjust the original principal amount, without renewing the maturity, at any time by increasing or decreasing the principal amount of a 1 month note. Partial redemptions may not, however, reduce the outstanding principal amount below $100. Upon presentation of a 1 month note certificate to us, we will, for the holder's convenience, record on the certificate any adjustments to the original principal amount, such as increases or decreases in principal amount. Upon early redemption by the holder, the holder will forfeit all accrued interest on the principal amount redeemed unless we, in our sole discretion, elect to pay all or a portion of the interest.

TERMS OF NOTES DUE 6, 12, 36 AND 60 MONTHS

   Each 6, 12, 36 or 60 month term note will be issued in the minimum principal amount of $1,000 and will mature 6, 12, 36 or 60 months after date of issuance unless redeemed prior to its maturity date. The interest rates on 6, 12, 36 and 60 month notes are set forth on the cover page of this prospectus. They vary depending on the dollar amount you purchase. The rate of interest at the time of purchase of a particular 6, 12, 36 or 60 month term note will be the rate of interest payable throughout the term of the note. Holders of 6, 12, 36 or 60 month notes will be notified by first-class mail of any monthly change in the interest rates. This notice will be sent 15 days prior to the effective date of the change and will include a copy of this prospectus, as amended or supplemented. Interest will be payable, at the holder's option, either monthly, quarterly or at maturity and will be compounded daily.

   The holder of a 6, 12, 36, or 60 month term note will have the right, at the holder's option, to redeem the note prior to maturity. If the holder redeems prior to maturity, the holder will forfeit an amount equal to the difference between the amount of interest actually accrued on the 6, 12, 36 or 60 month note since the date of issuance or most recent renewal and the amount of interest that would have accrued on the note had the rate of interest been 3% less than the rate in effect at the date of issuance or most recent renewal unless we, in our sole discretion, elect to waive all or a portion of the forfeiture. When necessary, interest forfeitures will be deducted from the amount redeemed. Holders of 6, 12, 36 or 60 month notes will also have the right to make partial redemptions prior to maturity. A partial redemption may not, however, reduce the principal amount to less than $1,000. The interest rate forfeiture for each redemption of a 6, 12, 36 or 60 month note will be calculated only upon the principal amount redeemed.

   To illustrate how the interest forfeiture provision applicable to 6, 12, 36 and 60 month notes works, assume that you purchased a 6 month note for $1,000, due on December 31, 2002, with an interest rate of 6.50% and elected to receive your accrued interest at maturity. Assume also that this note was automatically renewed for an additional 6-month term ending June 30, 2003 at an interest rate of 6.00%. You decide to redeem the renewed note on March 31, 2003. The information below shows the principal and accrued interest you would receive on your note at March 31, 2003.

Original principal investment............................................................. $1,000.00
Interest earned, June 30, 2002 through December 31, 2002, at 6.5% compounded daily........     33.31
                                                                                           ---------
Principal balance of renewed note.........................................................  1,033.31
Accrued interest on renewed note, January 1, 2003 through March 31, 2003, at 6.0%
  compounded daily........................................................................     15.58
Less: interest forfeiture--interest accrued January 1, 2003 through March 31, 2003 at rate
  of 3.0% compounded daily................................................................     (7.73)
                                                                                           ---------
Balance of redeemed note.................................................................. $1,041.16
                                                                                           =========

   The amount of the interest forfeiture is calculated by reducing the 6% interest rate that applied to your renewed note by 3%, resulting in an interest rate applicable to the renewed note of 3% from the date of renewal (January 1, 2003) through the redemption date (March 31, 2003). Unless we, in our sole discretion, elect to waive the interest forfeiture, you would receive the total amount indicated above upon the early redemption of your renewed 6 month note.

   Six, 12, 36 or 60 month notes may be redeemed before maturity without an interest rate forfeiture upon the death of any holder or if the holder is determined to be legally incompetent by a court or any other administrative body of competent jurisdiction.

AUTOMATIC RENEWAL OF 1 MONTH AND OTHER TERM NOTES

   NOT LATER THAN 15 DAYS BEFORE THE MATURITY OF A 1 MONTH NOTE AND 30 DAYS BEFORE THE MATURITY OF A 6, 12, 36 AND 60 MONTH NOTE, WE WILL SEND THE HOLDER A RENEWAL NOTICE BY FIRST-CLASS MAIL. THE RENEWAL NOTICE WILL ADVISE THE HOLDER OF THE MATURITY DATE OF THE NOTE, THE DOLLAR AMOUNT OF THE NOTE AT MATURITY, THE APPLICABLE INTEREST RATE UPON A RENEWAL OF THE NOTE, THE NEW MATURITY DATE OF THE NOTE IF IT IS RENEWED, AND THE TIME WITHIN WHICH YOU MUST NOTIFY US WHETHER YOU WISH TO REDEEM THE NOTE. THE RENEWAL NOTICE WILL ALSO INCLUDE A COPY OF THIS PROSPECTUS AS AMENDED OR SUPPLEMENTED.

   A 1 MONTH NOTE WILL BE AUTOMATICALLY RENEWED FOR AN ADDITIONAL 1 MONTH TERM, AT THE INTEREST THEN IN EFFECT FOR 1 MONTH NOTES, UNLESS THE HOLDER NOTIFIES US WITHIN 10 DAYS AFTER THE MATURITY DATE OF HIS INTENTION TO REDEEM THE NOTE. EACH 6, 12, 36 OR 60-MONTH NOTE WILL BE AUTOMATICALLY RENEWED FOR SUCCESSIVE 6, 12, 36 OR 60 MONTH TERMS, RESPECTIVELY, AT THE RATES OF INTEREST THEN IN EFFECT, UNLESS THE HOLDER NOTIFIES US BY THE MATURITY DATE OF HIS INTENTION TO REDEEM THE NOTE AT MATURITY. EXCEPT FOR A POSSIBLE CHANGE IN THE INTEREST RATE, ALL OF THE TERMS AND CONDITIONS APPLICABLE TO THE NOTES WHEN ISSUED WILL ALSO APPLY DURING EACH PERIOD OF RENEWAL, INCLUDING THE POSSIBLE FORFEITURE OF INTEREST THAT ACCRUES FROM THE RENEWAL DATE TO THE NEW MATURITY DATE IF THE HOLDER REDEEMS THE NOTE PRIOR TO THE NEW MATURITY DATE.

   IF A HOLDER OF A NOTE DECIDES NOT TO REDEEM IT AND HIS NOTE IS AUTOMATICALLY RENEWED FOR A NEW TERM, THE HOLDER WILL BE CREDITED WITH THE FULL AMOUNT OF THE ACCRUED INTEREST ON THE INITIAL TERM OF THE NOTE. THIS ACCRUED INTEREST WILL NOT BE SUBJECT TO ANY FORFEITURE IF THE HOLDER LATER DECIDES TO REDEEM HIS RENEWED NOTE PRIOR TO ITS NEW MATURITY DATE.

   HOLDERS WILL NOT BE PROVIDED WITH ANY FORM OF REDEMPTION NOTICE FOR THEIR USE AT THE TIME THEY FIRST PURCHASE A TERM NOTE, AND, EXCEPT IN THE CASE OF OHIO RESIDENTS, THEY WILL NOT BE ASKED TO SIGN A SEPARATE PURCHASE AGREEMENT TO RENEW A NOTE.

   OHIO RESIDENTS. A HOLDER OF A NOTE WHO IS A RESIDENT OF THE STATE OF OHIO MUST SIGN A NEW NOTE PURCHASE AGREEMENT, WHICH WE WILL PROVIDE TO THE HOLDER ALONG WITH A COPY OF THIS PROSPECTUS, AS AMENDED OR SUPPLEMENTED, IN ORDER TO RENEW THE TERM OF THE NOTE. IF WE DO NOT RECEIVE AN EXECUTED NOTE PURCHASE AGREEMENT, WITHIN THE REDEMPTION PERIODS SET FORTH ABOVE, THE PRINCIPAL OUTSTANDING ON THE NOTE, TOGETHER WITH ALL INTEREST ACCRUED THROUGH THE MATURITY DATE, WILL BE PAID PROMPTLY TO THE HOLDER.

GENERAL PROVISIONS APPLICABLE TO THE NOTES

   PROCEDURE FOR REDEMPTION BY HOLDERS. Holders may redeem a daily or 1, 6, 12, 36 or 60 month note by letter addressed to The Thaxton Group, Inc., 1524 Pageland Highway, Lancaster, South Carolina 29720, by calling us at 1 (888) 842-9866, or by advising one of our employees at the office where the note was purchased that they desire to redeem it. If a note is being redeemed in full, the note certificate must be delivered to us for cancellation. We will maintain book entries of any partial redemptions. We will promptly issue a check to the holder for the amount due on a note upon full or partial redemption.

   OPTIONAL REDEMPTION BY US. Except for the 1 month notes, which are not redeemable by us, we will have the right, at our option, to redeem daily notes and 6, 12, 36, or 60 month notes, in whole or in part, at any time. Interest on the redeemed notes will continue to accrue until the date of redemption and no premium shall be paid on the redeemed notes. We will give the holder at least 30 days prior written notice by first class mail of each redemption specifying, among other things, the principal amount of the notes to be redeemed and the redemption date. The principal amount of the notes specified in the notice, together with interest accrued and unpaid on those notes to the date of redemption, will become due and payable on the redemption date.

   SUBORDINATION. The indebtedness evidenced by the notes is subordinate to the prior payment when due of the principal and interest on all of our senior indebtedness, which includes any debt we have incurred or guaranteed other than:

  . debt owed to one of our subsidiaries for money we borrow from, or was advanced by, a subsidiary; or

  . other debt that by its terms is not senior in right of payment to the notes.

   Upon maturity of any senior indebtedness, payment in full must be made on the senior indebtedness before any payment is made on or in respect of the notes. During the continuance of any default in payment of principal of, or premium, if any, or interest or sinking fund on any senior indebtedness, or any other event of default for senior indebtedness which maturity has been accelerated, we may not make or agree to make any direct or indirect payment on the notes. Upon any distribution of our assets in any dissolution, winding up, liquidation or reorganization, payment of the principal of and interest on the notes will be subordinated to the prior payment in full of all senior indebtedness. The holders of the notes will be subrogated to the rights of the holders of the senior indebtedness to the extent of payments made on senior indebtedness come out of the distributive share of the notes. Because of this subordination, in the event of a distribution of our assets upon insolvency, some of our general creditors may recover more, ratably, than holders of the notes.

   SUBORDINATION RELATED TO CORPORATE STRUCTURE. The notes will only be our obligations, and not the obligations of our subsidiaries. We do business through subsidiary corporations. Our rights and the rights of our creditors, including the holders of the notes, to participate in the distribution of the assets of any of our subsidiaries upon liquidation, dissolution or reorganization of a subsidiary will be subject to the prior claims of the subsidiaries' creditors. We may, however, be a creditor with recognized claims against the subsidiary, and these claims may be equal in right of payment to the claims of the subsidiaries' creditors.

   NO RESTRICTIVE COVENANTS. The indenture does not limit our ability to increase the amount of senior indebtedness, incur any additional indebtedness, issue additional securities, pay dividends or make other distributions that may negatively affect our ability to make payments on the notes. The indenture does not require us to maintain any asset ratio or create or maintain any reserves. The notes will not have the benefit of a sinking fund.

   DEFAULTS, REMEDIES AND LIMITS ON LIABILITY. The term "event of default" when used in connection with the notes generally means any one of the following:

   (1) failure to pay interest when due, which failure continues for 30 days, or failure to pay principal of any of the notes when due, whether or not prohibited by the subordination provisions; and

   (2) some events of bankruptcy, insolvency or reorganization involving us or some of our subsidiaries.

   The indenture provides that the trustee will, within 90 days after the occurrence of a default, mail to the holders notice of all uncured defaults known to it. Except in the case of default in the payment of principal of or interest on any of the notes, the trustee will be protected in withholding notice if it in good faith determines that the withholding of notice is in the interest of the holders. The term "default" for this purpose shall only mean the happening of any event of default described above, excluding grace periods.

   If an event of default occurs and is continuing, the trustee or the holders of not less than 25% in aggregate principal amount of any series of the notes then outstanding may declare the principal of and all accrued interest on all of the notes of the series to be due and payable immediately. The trustee will notify us in writing of this declaration, and, if the holders of the notes desire to make this declaration, they must also notify the trustee in writing of the declaration of acceleration. The holders of a majority in principal amount of the series of notes may rescind the declaration if:

  . We have paid or deposited with the trustee a sum sufficient to pay all overdue interest on the series of notes and principal of any notes which have become due except as the result of the declaration of acceleration; and

  .   all existing events of default have been cured or waived.

   Upon the occurrence of conditions specified in the indenture, the holders of a majority in principal amount of a series of notes may waive all defaults, except uncured defaults in payment of principal of or interest on the notes or uncured defaults under a provision which cannot be modified under the terms of the indenture without the consent of each holder affected. The indenture requires us to file periodic reports with the trustee as to the absence of defaults.

   NO LIABILITY OF DIRECTORS, OFFICERS OR SHAREHOLDERS. None of our directors, officers, employees or shareholders will have any liability for our obligations under the notes or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder by accepting a note waives and releases all of this liability. The waiver and release are part of the consideration for the issuance of the notes.

   INDEMNIFICATION. Our charter and bylaws contain no specific provision for indemnification of our directors, officers or controlling persons against liability under the 1933 Act. Our bylaws provide, however, for indemnification of our officers and directors against liabilities and reasonable expenses incurred in connection with any action, suit or proceeding to which the person may be a party because he is or was a director or officer of The Thaxton Group or serving in a similar capacity at our request for another entity, to the fullest extent permitted by law.

   Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to our directors, officers and controlling persons pursuant to our bylaws, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable.

   In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officers or controlling persons in the successful defense of any action, suit or proceeding, is asserted by a director, officer or controlling person in connection with the notes being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

   CONSOLIDATION, MERGER, CONVEYANCE, TRANSFER OR LEASE. We may not consolidate with, merge into, or transfer or lease substantially all of our assets to, any other corporation other than a subsidiary, unless the successor corporation assumes all of our obligations under the indenture and the notes. To effectuate these types of transactions, other conditions are required to be met as well. Thereafter all of the obligations under the indenture will terminate and the successor corporation formed by a consolidation or into which we merge or to which a transfer or lease is made will succeed to all of our rights and powers under the indenture.

   NOTES NON-NEGOTIABLE. The notes are non-negotiable and no rights of ownership may be transferred by mere endorsement and delivery of the notes to a purchaser. All transfers and assignments of notes may be made only at our offices, upon presentation of the notes and recordation of the transfer or assignment in our books. The notes are not transferable to any person who is a resident of a state where the offering of the notes has not been registered under applicable state securities laws, unless an exemption from registration is available.

   STATEMENTS AS TO COMPLIANCE. The indenture includes a provision that we will certify to the trustee that (i) we have fulfilled all of our obligations under the indenture, or, if there has been a default in the fulfillment of any obligation, specifying each default and the nature and status thereof, and (ii) no event has occurred and is continuing which is, or after notice or lapse of time would become, an Event of Default, or, if an event has occurred and is continuing, specifying each event and the nature and status thereof.

   MODIFICATION OF THE INDENTURE. The indenture contains provisions permitting us and the trustee, without the consent of any holder:

  . to supplement or amend the indenture under specified circumstances, including to cure any ambiguity;

  .   to correct or supplement any other provision in the indenture;

  .   to evidence the succession of a successor us or the trustee;

  . to add to our covenants for the benefit of the holders or additional events of default;

  .   to secure the notes; or

  . to add any other provisions with respect to matters or questions arising under the indenture which we and the trustee deem necessary or desirable and which do not adversely affect the interests of the holders.

   Otherwise, our rights and obligations and the rights of the holders may be modified by us and the trustee only with the consent of the holders of a majority in principal amount of each series of notes then outstanding. No reduction in the principal of or the interest rate on the notes or in the percentage of holders required for modification of the indenture and no extension of the maturity of any notes or in the time of payment of interest will be effective against any holder without his or her consent.

   THAXTON GROUP AS PAYING AGENT. We will make all principal and interest payments to the holders, and we will provide notice of the payment to the trustee.

   SATISFACTION AND DISCHARGE OF INDENTURE. The indenture will be discharged and canceled upon payment of all the notes or upon deposit with the trustee of funds sufficient for the payment or redemption of the notes, within not more than one year prior to the maturity of all of the notes.

   THE TRUSTEE. The trustee is The Bank of New York, a New York banking corporation, whose principal corporate trust office is in New York City. Notice to the trustee should be directed to The Bank of New York, Towermarc Plaza, 10161 Centurion Parkway, Jacksonville, Florida 32256, Attention: Assistant Treasurer.

   The holders of a majority in principal amount of all outstanding series of notes have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, provided that this direction:

  .   would not conflict with any rule of law or with the indenture;

  .   would not be prejudicial to the rights of another holder; and

  .   would not subject the trustee to personal liability.

   The indenture provides that in case an uncured event of default should occur and be known to the trustee, the trustee will be required to use the degree of care of a prudent man in the conduct of its own affairs in the exercise of its power. Subject to using this standard, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any of the holders unless they shall have offered to the trustee security and indemnity satisfactory to it.

                     SELECTED CONSOLIDATED FINANCIAL DATA

   The following selected historical consolidated financial data for, and as of the end of, the fiscal years ended December 31, 1997 through 2001 was derived from our consolidated financial statements, which were audited by Cherry, Bekaert & Holland, L.L.P. The selected historical financial data for, and as of the end of, the six months ended June 30, 2001 and June 30, 2002 was derived from our unaudited consolidated financial statements. You should read the following information in conjunction with our consolidated financial statements and the notes thereto included elsewhere in this prospectus, and the information contained in "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                                                    SIX MONTHS ENDED
                                              YEAR ENDED DECEMBER 31,                  JUNE 30,
                                    -------------------------------------------     ---------------
                                      1997         1998     1999     2000    2001    2001     2002
                                    -------      -------  -------  -------  ------- -------  -------
                                    (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)   (UNAUDITED)
INCOME STATEMENT DATA:
Interest and fee income............ $15,893      $15,088  $59,140  $65,614  $74,326 $36,116  $38,366
Interest expense...................   5,023        4,934   17,272   21,024   19,070   9,807    7,313
                                    -------      -------  -------  -------  ------- -------  -------
Net interest income................  10,870       10,154   41,868   44,590   55,256  26,309   31,053
Provision for credit losses........   6,580        4,047   11,938   14,658   16,584   6,609    8,372
                                    -------      -------  -------  -------  ------- -------  -------
Net interest income after provision
  for credit losses................   4,290        6,107   29,930   29,932   38,672  19,700   22,681
Insurance commissions, net.........   5,470        6,591   12,805   17,764   18,554   6,899    7,832
Other income.......................   1,222          699    2,125    4,239    5,640   2,308    2,182
Operating expenses.................  13,211       14,894   42,314   51,782   57,736  27,315   27,453
Income tax expense (benefit).......    (724)        (467)   1,258      550    2,095     751    1,783
                                    -------      -------  -------  -------  ------- -------  -------
Income (loss) from continuing
  operations.......................  (1,506)      (1,028)   1,288     (397)   3,035     840    3,459
Discontinued operations net loss...      --          (55)  (1,643)  (3,415)      --      --       --
Net income (loss).................. $(1,506)     $(1,084) $  (355) $(3,812) $ 3,035 $   840  $ 3,459
                                    =======      =======  =======  =======  ======= =======  =======
Net Income (loss) per common
  share............................ $ (0.39)     $ (0.35) $ (0.16) $ (0.65) $  0.34 $  0.07  $  0.46
Average common shares
  outstanding......................   3,873        3,803    6,476    6,975    6,876   6,899    6,864

                                       AT YEAR ENDED DECEMBER 31,                 AT JUNE 30,
                            ------------------------------------------------  ------------------
                              1997      1998      1999      2000      2001      2001      2002
                            --------  --------  --------  --------  --------  --------  --------
                                         (DOLLARS IN THOUSANDS)                   (UNAUDITED)
BALANCE SHEET DATA:
Finance receivables........ $ 67,558  $ 73,609  $213,170  $235,906  $240,534  $228,032  $227,739
Unearned income(1).........  (14,087)  (13,299)  (42,205)  (46,331)  (47,267)  (43,621)  (44,379)
Allowance for credit losses   (4,809)   (4,711)  (10,661)  (11,631)  (12,012)  (11,290)  (11,140)
Finance receivables, net...   48,662    55,599   160,304   177,944   181,255   173,121   172,220
Total assets...............   60,965    78,996   234,935   247,548   242,560   230,960   233,973
Total liabilities..........   54,996    66,067   225,132   243,789   236,275   226,501   224,482
Shareholders' equity.......    5,969    12,929     9,803     3,759     6,285     4,459     9,491

--------
(1) Includes unearned finance charges, dealer reserves on used automobile sales contracts and discounts on bulk purchases. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Credit Loss Experience."

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

   We are a diversified consumer financial services company. The primary divisions of our business include:

  . origination and servicing of direct consumer loans made to credit-impaired borrowers,

  . used automobile lending through the purchase and servicing of used automobile sales contracts,

  . insurance premium finance lending through the purchase of insurance premium finance contracts,

  . selling insurance products on an agency basis, and the factoring of accounts receivable and

  . the origination and servicing of small commercial loans to small- and medium-sized businesses.

RECENT EXPANSION ACTIVITIES

   Over the past three years, we have added approximately 175 branch offices and have begun the process of identifying the offices that are more profitable than others, seeking to enhance the performance of each office and determining whether to close or dispose of offices that are marginally profitable or operate at a loss. While we continue to expand existing operations and consider acquisition opportunities, our business strategy focuses primarily on making our current business more profitable. As part of this strategy, we periodically make bulk purchases of loan contracts to improve our competitive position and portfolio mix.

   ACQUISITIONS. In November 1999, we acquired all of the outstanding shares of Thaxton Investment Corporation ("Thaxton Investment"), a corporation controlled by Mr. James D. Thaxton, for 3,223,000 shares of our common stock. At that time, Thaxton Investment owned and operated 144 consumer finance offices in six states. Thaxton Investment had acquired these offices from FirstPlus Consumer Finance, Inc. in February 1999. When we acquired Thaxton Investment, the estimated aggregate fair market value of the common stock issued to Mr. Thaxton was approximately $30 million. Because we had been under common ownership and control with Thaxton Investment since February 1999, our acquisition of Thaxton Investment was accounted for at historical cost in a manner similar to pooling of interests accounting.

   On August 18, 2000, we acquired all of the stock of Quick Credit Corporation, a consumer finance company with 25 branch offices located in South Carolina, for $12.75 million in cash. This acquisition was accounted for as a purchase and resulted in goodwill of approximately $3.8 million.

   DISCONTINUED OPERATIONS. We discontinued the operations of two of our businesses in 2000. On March 1, 2000, we transferred all of the assets and liabilities of 32 insurance agency operations to a newly formed entity, Thaxton RBE, Inc. The purpose of the transfer was to place the insurance operations in a separate entity to facilitate raising capital to fund the specialized non-standard automobile insurance business of Thaxton RBE. Immediately after the transfer, Thaxton Life Partners, Inc. acquired 90% of the equity of Thaxton RBE for $2 million in cash. During the third quarter of 2000, Thaxton Life Partners purchased our remaining 10% interest in Thaxton RBE and all amounts owed to us by Thaxton RBE were paid in full. We recorded a loss, net of income tax benefit, from operations of Thaxton RBE of approximately $1.5 million for the year ended December 31, 1999 and $374,683 for the year ended December 31, 2000. For additional information about the effects of the discontinued operations, see Note 13 to our consolidated financial statements contained elsewhere in this prospectus.

   In December 2000, we adopted a plan to discontinue the operations of the mortgage banking business conducted by Paragon, Inc. Paragon ceased operations in December of 2000, and its assets have been sold. We recorded a loss, net of income tax benefit, from the operations of Paragon of $100,355 for the year ended December 31, 1999 and approximately $3 million for the year ended December 31, 2000. For additional information about the effects of the discontinued operations, see Note 13 to our consolidated financial statements as filed in our 2000 Form 10-KSB which was filed on April 9th, 2001.

SOURCES OF INCOME

   We derive revenues and our resulting income from direct consumer lending, used automobile sales finance, insurance premium finance, the sale of insurance products on an agency basis and commercial finance. For purposes of the following discussion, "revenues" means the sum of our interest and fee income, insurance commissions, net and other income.

   DIRECT CONSUMER LENDING. We make small loans to borrowers with impaired credit. In connection with these loans, our income consists of interest and fees paid by the borrowers. Our interest income is based on the interest rates we charge borrowers for loans. Interest rates vary from loan to loan based on several factors, including the extent to which interest rates are regulated in the state where the loan is originated. Substantially all of the fee income we derive from these loans consists of late fees. Interest and fee income from our direct consumer lending business comprised approximately 81% of our total revenues in 2001.

   USED AUTOMOBILE SALES FINANCE. We finance used automobile purchases by individuals with impaired credit by purchasing sales contracts from independent automobile dealers. Our income in this line of business also consists of interest and fees charged to borrowers. Like our direct consumer loans, interest rates charged on automobile sales contracts vary from contract to contract based on several factors, including the extent to which the interest rates are regulated in the state where the contract is originated. Substantially all of the fee income we generate consists of late fees. Interest and fee income from our used automobile sales finance business comprised approximately 11% of our total revenues in 2001.

   INSURANCE PREMIUM FINANCE. We provide short-term financing of insurance premiums for customers of independent insurance agents. The premiums are primarily for personal lines of insurance that are typically too high for a credit-impaired borrower to pay in six-month increments, such as automobile insurance. A smaller amount of this business involves financing premiums for commercial lines of insurance for small businesses. Substantially all of our premium finance business is currently derived from customers of the 48 insurance offices owned and operated by Thaxton Life Partners, Inc. which is owned by James D. Thaxton and members of his family.

   Our income from our premium finance business consists of interest charges and fees, both of which are extensively regulated in the states where we operate. The fee income we derive consists primarily of an origination fee of up to $15 on each contract and late fees as permitted under applicable state law. Our insurance premium finance business made up approximately 2% of our total revenues in 2001.

   INSURANCE AGENCY ACTIVITIES. We sell, on an agency basis, various lines of automobile, property and casualty, life, accident and health insurance. Our income from the sale of these products consists of commissions paid by the insurance companies that issue the policies we sell. The commission rates are based on a standard or negotiated schedule. Our insurance agency activities comprised approximately 4% of our total revenues in 2001.

   COMMERCIAL FINANCE. We offer commercial loans and factoring services to small business clients. We derive interest and fee income from these financing activities. The interest rates we charge are typically negotiated with commercial borrowers because the interest rates are generally not regulated by state laws. In factoring the accounts receivable, we typically charge a fee of 1% to 4% of the amount we advance. We may also charge interest on uncollected balances. Approximately 1% of our total revenues in 2001 was derived from our commercial finance activities.

   Over the next 12 months, we plan to grow our direct consumer lending portfolio by about five percent, grow our automobile sales finance portfolio by about two percent and maintain our insurance premium finance portfolio at approximately its level at December 31, 2001. We do not intend to make any new loans secured by real estate in the future and expect that our existing portfolio of these loans will either be sold or liquidated over time as the loans are paid off.

FINANCE RECEIVABLES

   Our finance receivables are comprised of direct loans, used automobile sales contracts, real estate secured loans, premium finance contracts and commercial loans. Our financial performance depends in part on the growth of our outstanding loan receivables and the maintenance of loan quality. The following table sets forth certain information about the components of our finance receivables as of the end of the period presented.

                                          YEAR ENDED DECEMBER 31,            SIX MONTHS
                                 ----------------------------------------  ENDED JUNE 30,
                                     1999          2000          2001           2002
                                 ------------  ------------  ------------  --------------
                                                                             UNAUDITED
DIRECT LOANS
   Total balance, net(1)........ $109,840,905  $134,016,945  $148,214,621   $146,779,718
   Average account balance......          642           684           683            721
   Interest and fee income......   46,490,202    52,265,042    63,437,564     33,717,248
   Average interest rate earned.        47.47%        43.68%        42.80%         45.99%
   Number of accounts...........      171,028       195,837       216,981        203,526

USED AUTOMOBILE SALES CONTRACTS
   Total balance, net(1)........   26,870,193    25,392,262    17,782,135     15,789,754
   Average account balance......        3,352         3,080         3,052          3,281
   Interest and fee income......    7,928,282     7,244,212     4,841,125      2,054,764
   Average interest rate earned.        25.32%        26.69%        24.05%         24.22%
   Number of accounts...........        8,017         8,243         5,827          4,812

REAL ESTATE SECURED LOANS
   Total balance, net(1)........   22,783,924    18,873,231    15,732,857     14,046,312
   Average account balance......       13,109        14,363        14,368          9,339
   Interest and fee income......    2,397,719     2,854,375     2,782,002      1,358,211
   Average interest rate earned.        10.73%        17.79%        17.48%         18.36%
   Number of accounts...........        1,738         1,314         1,095          1,504

PREMIUM FINANCE CONTRACTS
   Total balance, net(1)........    8,029,703     7,355,818     8,375,711      4,640,351
   Average account balance......          548           511           417            307
   Interest and fee income......    1,691,469     2,189,958     2,234,593        871,829
   Average interest rate earned.        25.65%        28.22%        25.57%         28.28%
   Number of accounts...........       14,649        14,395        20,109         15,096

COMMERCIAL LOANS
   Total balance, net(1)........    3,440,166     3,935,945     3,161,875      2,103,608
   Average account balance......      114,672        95,999        85,456         67,858
   Interest and fee income......      632,636     1,060,693     1,031,122        364,181
   Average interest rate earned.        25.04%        29.06%        29.01%         28.95%
   Number of accounts...........           30            41            37             31

--------
(1) Finance receivable balances are presented net of unearned finance charges, dealer reserves on Automobile Sales Contracts and discounts on bulk purchases ("Net Finance Receivables").

NET INTEREST MARGIN

   The principal component of our profitability is our net interest margin, which is the difference between interest earned on finance receivables and interest expense paid on borrowed funds. Statutes in some states regulate the interest rates that we may charge our borrowers while in other states competitive market conditions establish the interest rates borrowers may be charged. Significant differences exist in the interest rates earned on the various components of our finance receivable portfolio. The interest rates earned on used automobile sales contracts and real estate secured loans generally are lower than the interest rates earned on direct consumer loans due to competition from other lenders, superior collateral and longer terms. The interest rates earned on premium finance contracts are state regulated and vary based on the type of underlying insurance and the term of the contract.

   Unlike our interest income, our interest expense is sensitive to general market fluctuations in interest rates. The interest rates paid to our primary lender, Finova, are based upon a published prime rate plus set percentages. Thus, general market fluctuations in interest rates directly impact our cost of funds. Our general inability to increase the interest rates earned on finance receivables may impair our ability to adjust to increases in the cost of funds resulting from changes in market conditions. Accordingly, increases in market interest rates generally will narrow our interest rate spread and lower our profitability, while decreases in market interest rates generally will widen our interest rates spreads and increase our profitability.

   The following table presents important data relating to our net interest margin for the six-months ended June 30, 2002 and 2001 and years ended December 31, 2001, 2000, and 1999.

                                      YEAR ENDED DECEMBER 31,           SIX MONTHS ENDED JUNE 30,
                             ----------------------------------------  --------------------------
                                 1999          2000          2001          2001          2002
                             ------------  ------------  ------------  ------------  ------------
                                                                                UNAUDITED
Average net finance
  receivables(1)............ $162,784,651  $169,390,119  $179,688,836  $176,659,438  $190,230,844
Average notes payable(1)....  191,663,621   200,221,483   216,824,106   216,637,138   209,690,553
Interest and fee income.....   59,140,308    65,614,280    74,326,406    36,116,289    38,366,233
Interest expense............   17,272,674    21,024,576    19,069,792     9,806,699     7,313,429
                             ------------  ------------  ------------  ------------  ------------
Net interest income.........   41,867,634    44,589,704    55,256,614    26,309,590    31,052,804
Average interest rate earned        36.33%        38.74%        41.36%        40.89%        40.33%
Average interest rate paid..         9.01%        10.50%         8.80%         9.05%         6.98%
                             ------------  ------------  ------------  ------------  ------------
Net interest rate spread....        27.32%        28.24%        32.56%        31.84%        33.35%
Net interest margin(2)......        25.72%        26.32%        30.75%        29.79%        32.65%

--------
(1) Averages are computed using month-end balances during the year presented.
(2) Net interest margin represents net interest income divided by average Net Finance Receivables.

RESULTS OF OPERATIONS

SIX MONTHS ENDED JUNE 30, 2002 COMPARED TO SIX MONTHS ENDED JUNE 30, 2001

   During the first six months of 2002, many of the loans we made during the fourth quarter of 2001 were paid off by our borrowers. This is a normal cycle in our business. As a result, our aggregate gross finance receivables decreased by $12,794,000 to $227,739,000. We experienced a similar decrease in our gross receivables of $7,874,000 to $228,032,000 during the comparable period in 2001. Most of the decrease this year occurred in our automobile and real estate receivables. We experienced some gains in our shorter term direct loan receivables.

   The decline in our automobile and real estate receivables, which generally carry lower interest rates than our direct loans, caused our overall interest and fee income to increase to $38,366,000 during the most recent period from $36,116,000 for the same period last year.

   Because the prime rate was lower during the first six months of this year compared to the same period last year, the interest rate on our credit facility was lower. This significantly decreased our interest expense this year to $7,313,000 from $9,807,000 for the same period last year.

   Costs associated with our normal business growth caused our operating expenses to increase 5.1% from $27,315,000 during the first six months of 2001 to $28,703,000 during the same period in 2002. The major component of these expenses is personnel expense.

   The increase in our operating expenses was offset by our adoption of SFAS 142 accounting for Goodwill. Under SFAS No. 142, goodwill and indefinite-lived intangible assets are no longer amortized but are reviewed at least annually for impairment. The effect of not amortizing goodwill will be an expense savings of approximately $2.4 million for the full year, and was approximately $1.2 million for the six months ended June 30, 2002.

   The substantial decrease in interest expense and the accounting change to not amortize goodwill caused our net income to increase significantly from $841,000 in the first six months of 2001 to $3,653,000 in the same period in 2002.

YEAR ENDED DECEMBER 31, 2001 COMPARED TO YEAR ENDED DECEMBER 31, 2000

   Our aggregate finance receivables grew slightly during 2001. Finance receivables grew 2% from 177,944,000 on December 31, 2000 to 181,255,000 on December 31, 2001. In addition, the mix of our portfolio changed during 2001. Our direct loan finance receivables increased by $13 million due to the addition of new branches and increased emphasis on the growth and quality of this division by management. Our automobile sales finance receivables decreased by approximately $8 million due to a management decision to liquidate portions of this portfolio. Due to the profitability of our direct loan finance receivables, we plan to continue to grow this category of our business.

   Interest and fee income grew 13.3% during 2001 primarily because of an increase in receivables as a result of the full year effect of the August 2000 acquisition of Quick Credit and the change in the mix of our portfolio. Interest and fee income was $74,326,000 in 2001 compared to $65,614,000 in 2000. Interest expense decreased 9.3% to $19,069,000 in 2001 from $21,024,000 in 2000. Even though our average notes payable for the year increased, our overall interest expense decreased due to the substantial decrease in interest rates during the year. As we increase our direct loan finance receivables, we expect our interest income to increase in future periods. If the prime interest rate continues to decline, we expect our interest expense to decrease.

   We increased our allowance for credit losses by 3% to $12,012,000 at December 31, 2001 versus $11,631,000 at December 31, 2000 due to the 12% increase in credit losses experienced during 2001. Credit losses increased to $18,024,000 for 2001 versus $16,052,000 for 2000 and our provision for credit losses increased comparably between years from $14,658,000 in 2000 to $16,584,000 in 2001, or a 13% increase. As our finance receivables portfolio expands, we expect our credit losses will increase as well, and the weakening economy may cause an additional increase in credit losses.

   Insurance commissions, net of insurance cost, increased by 4.4% during 2001 primarily due to increased sales of insurance products to borrowers. Insurance commissions, net of insurance costs, were $18,554,000 in 2001 versus $17,764,000 in 2000. Other income increased from $4,239,000 in 2000 to $5,640,000 in 2001 primarily due to law changes in Georgia, Tennessee and Oklahoma that allowed us to charge increased fees to borrowers and the opening of five additional branches in those states.

   Total operating expenses increased 11.5% during 2001 due primarily to an increase in normal operating expenses and the full year of operating expenses associated with Quick Credit. Operating expenses were $57,737,000 during 2001 versus $51,781,000 during 2000. We only incurred 4 months of operating expenses in 2002 due to the Quick Credit acquisition. We do not expect to continue to see comparable increases in our operating expenses in the future. However, we have experienced and expect to continue to experience nominal increases in operating expenses associated with normal growth.

   We generated pretax income of $5,130,000 and net income of $3,035,000 in 2001 compared to pretax income from continuing operations of $153,000 and a net loss from continuing operations of $397,000 in 2000.

   Our net income, after payment of preferred stock dividends, increased our stockholders' equity to $9,686,000 from $6,285,000 at December 31, 2001.

YEAR ENDED DECEMBER 31, 2000 COMPARED TO YEAR ENDED DECEMBER 31, 1999

   Our aggregate finance receivables grew 11% in 2000 to $177,944,000 compared to $160,304,000 in 1999. This significant increase was due in part to the acquisition of $12 million in receivables in the acquisition of QuickCredit in August of 2000.

   Interest and fee income grew 10.9% during 2000 due to the increase in receivables from the acquisition of Quick Credit and growth within the portfolio. Interest and fee income in 2000 was $65,614,000 compared to $59,140,000 in 1999. Interest expense increased 21.7% to $21,025,000 in 2000 from $17,273,000 in 1999. This was due to an increase in notes payable along with an increase in interest rates.

   We increased our allowance for credit losses by 9% to $11,631,000 at December 31, 2000 versus $10,661,000 at December 31, 1999. Credit losses increased to $16,052,000 for 2000 versus $13,461,000 for 1999, an increase of 19%. Our provision for credit losses increased significantly between years, from $11,938,000 in 1999 to $14,658,000 in 2000, a 23% increase. This was due to growth in the portfolio and the addition of Quick Credit.

   Insurance commissions, net of insurance cost, increased 38.7% during 2000 due primarily to increased sales of insurance products to borrowers and increased insurance commissions from the Thaxton Insurance agency offices. Insurance commissions, net of insurance cost, were $17,764,000 during 2000 versus $12,805,000 during 1999. Other income increased from $2,125,000 in 1999 to $4,239,000 in 2000 due to the addition of the related party management fee described elsewhere in this prospectus under the heading "Transactions with Related Parties."

   Total operating expenses increased 22.4% during 2000 due to a full year of expense for Thaxton Investment Corporation in 2000 compared to 11 months in 1999 and the acquisition of Quick Credit. Operating expenses were $42,315,000 in 1999 compared to $51,781,000 in 2000.

   We generated a pretax profit from continuing operations of $153,360 and a net loss of $3,811,549 in 2000 compared to pretax income from continuing operations of $2,545,272 and a net loss of $355,190 in 1999.

CREDIT LOSS EXPERIENCE AND PROVISIONS FOR CREDIT LOSSES

   Provisions for credit losses are charged to income in amounts sufficient to maintain this allowance at a level considered adequate to cover the probable losses inherent in our existing finance receivable portfolio as of June 30, 2002. Credit loss experience, contractual delinquency of finance receivables, the value of underlying collateral, and management's judgment are factors used in assessing the overall adequacy of the allowance and resulting provision for credit losses. Our reserve methodology is designed to provide an allowance for credit losses that, at any point in time, is adequate to absorb the charge-offs expected to be generated by the finance receivable portfolio, based on events or losses that have occurred or are known to be inherent in the portfolio. The model utilizes historical charge-off data to predict the charge-offs likely to be generated in the future by the existing finance receivable portfolio. The model takes into consideration overall loss levels, as well as losses by originating office and by type, and develops historical loss factors that are applied to the current portfolio. In addition, changes in dealer and bulk purchase reserves are reviewed for each individual dealer and bulk purchase, and additional reserves are established for any dealer or bulk purchase if coverage is deemed to have declined below adequate levels. Our charge-off policy is based on an account by account review of delinquent receivables. Losses on finance receivables secured by automobiles are recognized at the time the collateral is repossessed. Other finance receivables are charged off when they become contractually past due 180 days, unless extenuating circumstances exist leading management to believe such finance receivables will be collectible. Finance receivables may be charged off prior to the normal charge-off period if management deems them to be uncollectible.

   Under our dealer reserve arrangements, when a dealer assigns a used automobile sales contract to us, we withhold a certain percentage of the principal amount of the contract, usually between five and ten percent. The amounts withheld from a particular dealer are recorded in a specific reserve account. Any losses incurred on used automobile sales contracts purchased from that dealer are charged against its specific reserve account. If at any time the balance of a dealer's specific reserve account exceeds the amount derived by applying the withheld percentage to the total amount of principal and interest due under all outstanding used automobile sales contracts purchased from the dealer, the dealer is entitled to receive distributions from the specific reserve account in an amount equal to the excess. If we continue to purchase used automobile sales contracts from a dealer, distributions of excess dealer reserves generally are paid quarterly. If we do not continue to purchase used automobile sales contracts from a dealer, distributions of excess dealer reserves are not paid out until all used automobile sales contracts originated by that dealer have been paid in full. The aggregate balance of all specific reserve accounts, including unpaid excess dealer reserves, are reflected in the balance sheet as a reduction of finance receivables. Our allowance for credit losses is charged only to the extent that the loss on a used automobile sales contract exceeds the originating dealer's specific reserve account at the time of the loss.

   We periodically purchase used automobile sales contracts in bulk. In a bulk purchase arrangement, we typically purchase a portfolio of used automobile sales contracts from a dealer at a discount to par upon our management's review and assessment of the portfolio. This discount is maintained in a separate account against which losses on the bulk portfolio purchased are charged. To the extent losses experienced are less than the discount, the remaining discount is accreted into income.

   The following table sets forth our allowance for credit losses and credit loss experience at or over the periods presented.

                                   UNAUDITED     UNAUDITED
                                   JUNE 30,      JUNE 30,    DECEMBER 31,  DECEMBER 31,  DECEMBER 31,
                                     2002          2001          2001          2000          1999
                                 ------------  ------------  ------------  ------------  ------------
Net finance receivables(1)...... $174,618,146  $180,623,735  $190,105,324  $185,638,256  $167,524,725
Allowance for credit losses.....   11,139,966    11,289,585    12,012,169    11,630,555    10,661,339
Allowance for credit losses as a
  percentage of net finance
  receivables(1)................         6.38%         6.25%         6.32%         6.27%         6.36%
Dealer reserves and discounts
  on bulk purchases.............    2,250,005     2,373,297     2,036,818     2,406,165     2,573,095
Dealer reserves and discounts
  on bulk purchases as
  percentage of Net
  Automobile Sales Contracts
  at period end.................        14.25%         8.42%        10.58%        10.89%         9.57%
Allowance for credit losses and
  dealer reserves and discount
  on bulk purchases(2)..........   13,389,971    13,662,882    14,048,987    14,036,720    13,234,434
Allowance for credit losses and
  dealer reserves as a
  percentage of finance
  receivables...................         7.67%         7.56%         7.39%         7.56%         7.90%
Provision for credit losses.....    8,371,672     6,609,308    16,583,919    14,657,930    11,937,679
Charge-offs (net of
  recoveries)...................    9,243,875     6,950,278    16,202,305    14,526,731    12,263,478
Charge-offs (net of recoveries)
  as a percentage of average net
  finance receivables(3)........        10.58%         7.70%         8.32%         7.83%         7.32%

--------
(1) Net finance receivable balances are presented net of unearned finance charges, net of unearned insurance premiums, dealer holdbacks and bulk purchase discounts, deferred loan costs, and exclude mortgage warehoused loans and commercial finance receivables.
(2) Excludes valuation discount for acquired loans.

(3) Average net receivables computed using month end balances. June 30, 2002 and June 30, 2001 are annualized for comparison purposes.

   The following table sets forth certain information concerning our finance contracts at the end of the periods presented.

                                                  JUNE 30,      JUNE 30,    DECEMBER 31,  DECEMBER 31,
                                                    2002          2001          2001          2000
                                                ------------  ------------  ------------  ------------
                                                         UNAUDITED
Direct Finance Receivables Contractually past
  due 90 days or more.......................... $  7,217,087  $  5,895,627  $  7,373,910  $  6,478,101
Direct Finance Receivables outstanding.........  146,779,718   127,376,708   148,214,621   134,016,945
Direct Finance Receivables Contractually past
  due 90 days or more as a percentage of Direct
  Finance receivables..........................         4.92%         4.63%         4.98%         4.83%
Real Estate Secured Receivables Contractually
  past due 90 days or more.....................    1,205,086     1,254,569     1,632,483     1,601,906
Real Estate Secured Receivables outstanding....   14,046,312    17,803,095    15,732,857    18,873,231
Real Estate Secured Receivables Contractually
  past due 90 days or more as a percentage of
  Real Estate Secured receivables..............         8.58%         7.05%        10.38%         8.49%
Vehicle Secured Receivables Contractually past
  due 60 days or more..........................    1,426,630     1,531,350     1,090,032     1,534,520
Vehicle Secured Receivables outstanding........   15,789,754    28,182,493    17,782,135    25,392,262
Vehicle Secured Receivables Contractually past
  due 60 days or more as a percentage of
  Vehicle Secured receivables..................         9.04%         5.43%         6.13%         6.04%
Premium finance contracts contractually past
  due 60 days or more..........................      542,049       574,537       679,091       917,508
Premium finance contracts outstanding..........    4,640,351     9,403,259     8,375,711     7,355,818
Premium finance contracts contractually past
  due 60 days or more as a percentage of
  premium finance contracts....................        11.68%         6.10%         8.11%        12.47%

Finance receivable balances are presented net of unearned finance charges.

LIQUIDITY AND CAPITAL RESOURCES

   We generally finance our operations through cash flow from operations, borrowings under our credit facility with Finova and the sale to public investors of our subordinated notes. As of December 31, 2001 and June 30, 2002, we had $151.2 and $122.7, respectively, outstanding under our credit facility.

   Our credit facility with Finova includes a term loan and a revolving credit line used to finance receivables. Advances under the term loan accrue interest at the prime rate plus 2%, or 6.75%, as of June 30, 2002. Advances under the revolving credit line accrue interest at the prime rate plus 1%, or 5.75%, as of June 30, 2002. The prime rate is the prime rate published by Citibank, N.A., or other money center bank as Finova may select. The interest rates are adjusted monthly to reflect fluctuations in the designated prime rate. Accrued interest on borrowings is payable monthly.

   The term loan is payable in twenty-three equal monthly principal and interest payments of $600,000, which began on April 15, 2001, with the remaining principal balance due on March 31, 2003. The outstanding balance under the term loan was $11.9 million as of June 30, 2002, which reflects a $7.9 million reduction since December 31, 2001. The revolving credit line matures on July 31, 2006. Under the revolving credit line, principal is due in full on the maturity date and can be prepaid without penalty.

   Substantially all of our and our subsidiaries' assets secure the term loan and the revolving credit facility, which requires us to comply with restrictive covenants, including financial condition covenants. As of December 31, 2001, the Company met all such requirements. James D. Thaxton guarantees both the term loan and the revolving loan.

   The maximum amount we could borrow under the revolving credit line was $165 million on December 31, 2001. As of June 30, 2002, the maximum amount we could borrow under the revolving credit line was $149 million and an additional $30 million was available for borrowing against existing collateral, with $45.0 million of total potential capacity available for borrowing against qualified finance receivables generated in future periods.

   Beginning in 2002, the maximum borrowing amount under our revolving credit line decreases on a quarterly basis. The annual decreases will be $22 million in 2002, $16.5 million in 2003, $18 million in 2004, $18 million in 2005 and $9 million in 2006.

   We also fund our liquidity needs through the sale of subordinated notes. In February 1998, we began offering subordinated notes in several states by registering $50 million of subordinated notes with the Securities and Exchange Commission ("SEC"). In May 2001, we registered an additional $75 million offering of subordinated notes with the SEC. The notes are sold primarily to individual investors. The maturity terms range from daily (demand) notes to sixty-month notes. Interest rates vary based on the principal amounts and maturity dates of the notes. Notes currently being offered carry interest rates ranging from 5.25% to 8.0%. The notes are unsecured and issued under an indenture which we entered into with The Bank of New York, as trustee, in February 1998. The terms of the indenture do not require us to comply with any financial covenants nor do they impose any material restrictions on the operations of our business.

   As of December 31, 2001, we had $65.0 million of these registered subordinated notes outstanding and $6.5 million of outstanding subordinated notes registered in predecessor state registrations. As of June 30, 2002, we had $81.0 million of these registered subordinated notes outstanding and $4.3 million of notes outstanding registered in predecessor state registrations. To date, we have used the proceeds from the sale of these notes to reduce, on a temporary basis, the amount of our revolving credit facility with Finova. We intend to continue this note program by seeking to register additional offerings of subordinated notes with the SEC. The sale of subordinated notes is an important aspect of the financing of our business. It enables us to reduce our overall borrowing costs, particularly during periods of increasing interest rates. In addition, it allows us to hedge the interest rate risk inherent in our variable rate senior credit facility and to diversify our sources of borrowed funds.

   We plan to continue to reduce borrowings under our senior credit facility and replace those borrowings with increasing levels of subordinated notes. Although the maximum borrowing amount under our revolving credit facility will be decreasing, we anticipate that our cash flow from operations, the available borrowing amount under our senior credit facility from time to time and the proceeds from the sale of subordinated notes will be more than adequate to meet our cash outflows to fund anticipated growth in our finance receivables, operating expenses, repayment of indebtedness and planned capital expenditures for the year ending December 31, 2002. We estimate our cash outflow to be approximately $25 million for 2002.

IMPACT OF INFLATION AND GENERAL ECONOMIC CONDITIONS

   Although we do not believe that inflation directly has a material adverse effect on our financial condition or results of operations, increases in the inflation rate generally are associated with increased interest rates. Because we borrow funds on a floating rate basis and generally extend credit at fixed interest rates, increased interest rates would increase our cost of funds and could materially impair our profitability. We intend to explore opportunities to fix or cap the interest rates on all or a portion of our borrowings. We can, however, give no assurance that fixed rate or capped rate financing will be available on terms acceptable to us. Inflation also may affect our operating expenses. Other general economic conditions in the United States could affect our business, including economic factors affecting the ability of our customers or prospective customers to purchase used automobiles and to obtain and repay loans.

RECENT AND PROPOSED ACCOUNTING PRONOUNCEMENTS

   Statements of Financial Accounting Standards, No. 144 (SFAS No. 144), Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, was issued in August 2001 and supersedes Statement No. 121. Statement No. 144 addresses financial accounting and reporting for the impairment or disposal of long-lived assets. The provisions of Statement No. 144 are effective for the financial statements issued for fiscal years beginning after December 15, 2001. We have adopted SFAS No. 144 and expect that the provisions of this Statement will not have a material impact on our consolidated financial statements.

   We also adopted Statements of Financial Accounting Standards, No. 142 (SFAS No. 142), "Goodwill and Other Intangible Assets," which establishes financial accounting and reporting for acquired goodwill and other intangible assets and supersedes Accounting Principles Board Opinion No. 17, "Intangible Assets." Under SFAS No. 142, goodwill and indefinite-lived intangible assets are no longer amortized but are reviewed at least annually for impairment. SFAS No. 142 requires that goodwill be tested for impairment at the reporting unit level at adoption and at least annually thereafter, utilizing a two-step methodology. The initial step requires we to determine the fair value of each reporting unit and compare it to the carrying value, including goodwill, of such unit. If the fair value exceeds the carrying value, no impairment loss would be recognized. However, if the carrying value of the reporting unit exceeds its fair value, the goodwill of this unit may be impaired. The amount, if any, of the impairment would then be measured in the second step. After testing the valuation of the reporting units it was found that all reporting units fair values exceeded their carrying value, thus, there is no need to test for impairment. The effect of not amortizing goodwill will be an expense savings of approximately $2.4 million for the full year, and approximately $1.2 million for the six months ended June 30, 2002.

CRITICAL ACCOUNTING POLICIES

   Our accounting and reporting policies are in accordance with accounting principles generally accepted in the United States of America and conform to general practices within the finance company industry. The significant accounting policies used in the preparation of the consolidated financial statements are discussed in Note 1 to the consolidated financial statements.

   Certain critical accounting policies require our management to make estimates and assumptions, which affect the reported amounts of assets, liabilities, income and expenses. As a result, changes in these estimates and assumptions could significantly affect our financial position and results of operations. We consider our policies regarding the allowance and resulting provision for loan losses to be our most critical accounting policy due to the significant degree of management judgment that is applied in establishing the allowance and the provision. We have developed policies and procedures for assessing the adequacy of the allowance for loan losses, which take into consideration various assumptions and estimates with respect to the loan portfolio. The assumptions and estimates used by management may be significantly affected in the future by changes in economic conditions, among other factors.

QUANTITATIVE AND QUALITATIVE ANALYSIS ABOUT MARKET RISK

   Our outstanding debt under the revolving credit line and term loan was $151.2 million at December 31, 2001 and $122.7 million at June 30, 2002. Interest on borrowings under these facilities is based on the prime rate. Because our profitability depends on our net interest margin, changes in the prime rate will affect on our profitability. Increases in the prime rate would adversely affect our profitability. Based on the outstanding balance at June 30, 2002, a change of 1% in the prime interest rate would cause a change in interest expense of approximately $1,227,000 on an annual basis. Based on the outstanding balance at December 31, 2001, a change of 1% in the prime interest rate would have caused a change in interest expense of approximately $1.5 million on an annual basis.

   Our outstanding receivables are not affected by external interest rate changes because we usually charge rates typically fixed at the maximum rate allowable by law or, in states where there are no legal maximum rates, at competitive rates commensurate with the increased default risk and the higher cost of servicing and administering a portfolio of loans to credit impaired borrowers. This causes the interest rate risk on our outstanding receivables to be minimal.

   Interest rates being charged by competitors, even those outside our markets, also influence the interest rates we are able to charge customers. A decrease in the interest rates being charged by others in the market could impact our ability to attract new customers and/or retain the customers we currently serve. Similarly, new market entrants and the resulting increased competition for customers in our market could adversely affect our profitability.

   Additionally, changes in the maximum interest rate allowable by law would affect our profitability. A decrease in the maximum rate would cause the interest rates we are able to charge to be commensurately decreased and, as a result, our interest rate margin would be reduced. A legally imposed maximum interest rate adopted by a state where we operate that previously did not have a limit could also impair our profitability because we may be required to reduce our interest rates to fall within the legal limit.

                                   BUSINESS

   We are a diversified consumer financial services company engaged in the origination and servicing of direct consumer loans made to credit-impaired borrowers, used automobile lending through the purchase and servicing of used automobile sales contracts, insurance premium finance lending through the purchase of insurance premium finance contracts, selling insurance products on an agency basis, and the factoring of accounts receivable and the origination and servicing of small commercial loans to small and medium sized businesses. For purposes of the following discussion, "revenues" means the sum of our interest and fee income, insurance commissions, net and other income. We were organized in 1985.

   DIRECT CONSUMER LENDING. Making small loans to borrowers with impaired credit is our largest line of business in our Consumer Finance division, comprising approximately 81% of our total revenues in 2001. Direct loans are relied upon by credit-impaired borrowers to meet short-term cash needs, finance purchases of consumer goods or refinance existing indebtedness. The usual term of a direct loan is 15 months. Interest rates on direct loans vary based on a number of factors, the most important of which is the extent to which the borrower's state of residence regulates interest rates. Some states in which we operate permit consumer lenders to simply post a maximum rate of interest in filings with regulatory authorities. In these states we typically post a maximum annual interest rate of 69%. Other states where we have offices impose specific maximum annual interest rates on direct loans that range from 10% to 36%. Other factors that we consider in setting the interest rate on a particular direct loan are credit profile of the borrower, the type and value of any collateral and competitive market conditions.

   Each applicant for a direct loan must pass a thorough credit review. This review is conducted by the manager or personnel under his or her supervision in the office where the application is taken. This review generally takes into account the borrower's credit history, ability to pay, stability of residence, employment history, income, discretionary income, debt service ratio and the value of any collateral. We use an industry standard application analysis score sheet to compile information on the factors described above. If a direct loan is to be secured by real estate, we obtain an appraisal of the property, obtain a title opinion from an attorney and verify filing of a mortgage or deed of trust before disbursing funds to the borrower. A senior officer must approve any direct loan to be secured by real estate. The principal competitive factors for these types of loans are the interest rate charged and customer service.

   In connection with making direct consumer loans we also offer, as agent, credit life and credit accident and health insurance. Instead of filing financing statements to perfect our security interest in the collateral on all direct consumer loans secured by personal property other than an automobile, we purchase non-filing insurance from an unaffiliated insurer. On these loans we charge an amount approximately equal to the filing fees that we would have charged to the customer if we had filed financing statements to perfect our security interest. This amount is typically included in the amount of the loan. We use this amount to pay premiums for non-filing insurance against losses resulting from failure to file. Under our non-filing insurance arrangements, approximately 90% of the premiums paid are refunded to us on a quarterly basis and are netted against charge-offs for the period.

   USED AUTOMOBILE SALES FINANCE. Another line of business in our Consumer Finance division is the financing of used automobile purchases, which comprised approximately 11% of our total revenues in 2001. We purchase sales contracts from independent automobile dealers who have been approved by the manager of an individual finance office or a regional supervisor. Office managers and regional supervisors periodically evaluate independent dealers in their market areas to ensure that we purchase sales contracts only from reputable dealers carrying an inventory of quality used automobiles. We enter into a non-exclusive agreement with each dealer which sets forth the terms and conditions on which we will purchase sales contracts. The dealer agreement generally provides that sales contracts are sold to us without recourse to the dealer with respect to the credit risk of the borrower. However, if the dealer breaches the terms of the sales contract or a customer withholds payment because of a dispute with the dealer regarding the quality of the automobile purchased, the dealer typically is obligated to repurchase the sales contract on our demand for its net unpaid balance. If the purchaser of the automobile recovers any amount from us as a result of a claim against the dealer, the dealer agreement provides that the dealer will reimburse us for any amount paid the customer and for any costs we incur as a result of the claim.

   The dealer agreement allows us to withhold a specified percentage of the principal amount of each sales contract purchased. This dealer reserve arrangement is designed to protect us from credit losses on sales contracts. These dealer reserves, which range from 5% to 10% of the net amount of each sales contract, are negotiated on a dealer-by-dealer basis and are subject to change based upon the collection history on sales contracts we have purchased from the dealer.

   In purchasing used automobile sales contracts, underwriting standards are used that take into account principally the degree of a proposed buyer's creditworthiness and the market value of the vehicle being financed. The office manager, or other office personnel under the manager's supervision, conducts the credit evaluation review. This review generally takes into account factors similar to those performed in our review of direct consumer loans. We generally do not finance more than 100% of the average trade-in value of the automobile as listed in the current edition of the National Association of Automobile Dealers Official Used Car Guide.

   From time to time we purchase used automobile sales contracts in bulk from dealers who have originated and accumulated contracts over a period of time. By doing so, we are able to obtain large volumes of sales contracts in a cost-effective manner. For bulk purchases, our underwriting standards take into account principally the borrowers' payment history and the collateral value of the automobiles financed. These purchases are typically made at discounts ranging from 25% to 50% of the financed portion of the contract. Generally no dealer reserve arrangements are established with bulk purchases. In connection with bulk purchases, we review all credit evaluation information collected by the dealer and the servicing and collection history of the sales contracts.

   We compete with others in used car financing primarily based on the price paid for used automobile sales contracts, which is a function of the amount of the dealer reserve and the reliability of service to participating dealers. We generally do not compete based on the same type of used automobile to be financed because our competition concentrates their financing activities on late-model used automobiles purchased from franchised dealers rather than older-model used automobiles purchased from independent dealers, which is the target market of our used automobile sales financing activities. The size of our average used automobiles sales contract is considerably smaller than that of many other companies engaged in purchasing used automobiles sales contracts. We believe this is due in large part to the fact that most of our competitors are seeking to do business primarily with franchised dealers selling late-model, lower mileage used automobiles, coming off leases or which were rental cars, for significantly higher prices than the prices for automobiles offered for sale by the independent dealers with whom we have relationships. The independent dealers from whom we purchase used automobile sales contracts typically sell automobiles that tend to be somewhat older, higher mileage vehicles. Because the costs of servicing and collecting a portfolio of finance receivables increase with the number of accounts included in the portfolio, we believe that many apparent potential competitors will choose not to do business with independent dealers.

   In connection with the origination of used automobile sales contracts, we offer, as agent, credit life, and credit accident and health insurance. Borrowers under sales contracts and direct loans secured by an automobile are required to obtain comprehensive and collision insurance on the automobile that designates us as loss payee. A loss payee is the person who receives insurance proceeds in the event an automobile is damaged in a collision. If the borrower allows the insurance to lapse during the term of the contract or loan, we will purchase a vendor's single interest insurance policy, which insures us against a total loss on the automobile. The cost of the premium will then be added to the borrower's account balance. We also offer, as agent, limited physical damage insurance, which satisfies the requirement that the borrower purchase comprehensive and collision insurance.

   INSURANCE PREMIUM FINANCE. Also in our Consumer Finance division we provide short-term financing of insurance premiums purchased indirectly through independent insurance agents. Our insurance premium finance business made up approximately 2% of our total revenues in 2001. The premiums are primarily for personal lines of insurance that are typically too high for a credit-impaired borrower to pay in six-month increments, such as automobile insurance. Financing the premium allows the insured to pay it in smaller increments, usually monthly. Most agents who refer premium finance business to us are located in North Carolina, South Carolina, and Virginia. A small amount of our business involves financing premiums for commercial lines of insurance for small businesses, including property and casualty, business automobile, general liability, and workers' compensation. Substantially all of our premium finance business is currently derived from customers of the 48 insurance offices owned and operated by Thaxton RBE, Inc. ("RBE"), which is owned by Thaxton Group CEO James D. Thaxton and members of his family.

   When an individual purchases an insurance policy from an agent with whom we have a relationship, the agent will offer the opportunity to enter into a premium finance contract that allows the insured to make a down payment and finance the balance of the premium. The typical term of a premium finance contract ranges from three to eight months depending primarily upon the term of the underlying insurance policy. The required down payment ranges from 20% to 50% of the premium. We sometimes allow agencies to charge a smaller down payment. In those instances, we have an arrangement where RBE reimburses our premium finance company for any losses incurred in excess of 5% of the premium. We generally impose the maximum finance charges and late fees that applicable state law permits for premium finance contracts, which are extensively regulated in the states where we engage in this business. All of the states in which we operate we charge the maximum interest rate permitted by law. Because we are able to cancel the insurance policy generally within a period of 23 to 28 days after the due date of a delinquent payment and receive a refund of the unearned portion of the premium, the creditworthiness of the insured is a less important factor than the size of the down payment and an efficient and effective system for servicing and collecting our portfolio of premium finance contracts.

   INSURANCE AGENCY ACTIVITIES. We sell, on an agency basis, various lines of automobile, property and casualty, life, accident, and health insurance. Our insurance agency activities comprised approximately 4% of our total revenues in 2001. The insurance companies that we represent assume all underwriting risk on most of the policies we sell. The insurance company that issues a policy we sell pays us a commission based on a standard or negotiated schedule. We are eligible for additional commission payments from some of the companies we represent if the loss experience on the policies we sell for those companies falls below specified levels and the total premiums on such policies exceed a specified minimum. In 1998, we began selling a new automobile insurance policy in North Carolina where we assumed limited underwriting risk on non-standard automobile collision insurance with minimum limits. In the fourth quarter of 1999, and throughout the first half of 2000, we expanded the sale of this policy into Arizona, New Mexico, and Colorado. This business was discontinued and sold to Thaxton Life Partners, Inc. on August 31, 2000.

   COMMERCIAL FINANCE. In 1998, we began making commercial loans and offering factoring services to small business clients. Our commercial finance activities made up approximately 1% of our total revenues in 2001. Our commercial loans usually are secured, most often with real estate. In factoring, we advance funds to the client based upon the balance of designated accounts receivable due from their customers. The client then assigns or sells these receivables to us, notifies its customers to send payment directly to us and we collect the receivables and credit the amount advanced to the client. Generally, we advance to our factoring client 80% to 95% of the dollar value of each receivable, holding the difference in reserve. We charge a fee equal to one to four percent of the amount advanced for this service and may also charge interest on any uncollected balances. Almost all of our factoring contracts are with recourse, which allows us to charge any uncollected receivables back to the client after a period ranging from 60 to 90 days.

THE CONSUMER FINANCE AND INSURANCE AGENCY INDUSTRIES

   The segment of the consumer finance industry in which we operate is commonly called the "non-prime credit market." Our direct loan borrowers and borrowers under automobile sales contracts typically have limited credit histories, low incomes or past credit problems. These borrowers generally do not have access to the same sources of consumer credit as borrowers with long credit histories, no defaults and stable employment because they do not meet the stringent objective credit standards that most traditional lenders use. The non-prime credit market for direct loans and used automobile finance is highly competitive and fragmented, consisting of many national, regional and local competitors. New competitors are able to enter this market with relative ease. Historically, commercial banks, savings and loans, credit unions, financing arms of automobile manufacturers, and other lenders providing traditional consumer financing have not consistently served this consumer finance market. Several large bank holding companies, in an effort to recapture some of the customers their bank subsidiaries have traditionally rejected on the basis of their rigid credit scoring systems, now serve the non-prime credit market through automobile finance subsidiaries. We also face increasing competition from a number of companies, including bank credit card companies, providing similar financing to individuals that cannot qualify for traditional financing. Many of these competitors or potential competitors have significantly greater resources than we do and have pre-existing relationships with established networks of dealers. To the extent that any of these lenders significantly expand their activities in the markets where we operate or plan to operate, our profitability could be threatened.

   Although the primary service-providers in the premium finance industry are different than those who serve the non-prime credit market for direct loans and used automobile finance, credit-impaired borrowers also are the primary borrowers under premium finance contracts. Insurance companies that engage in direct writing of insurance policies generally provide premium financing to their customers who need the service. Numerous small independent finance companies like us are engaged in providing premium financing for personal lines of insurance purchased by credit-impaired borrowers through independent insurance agents. Because the rates they charge are highly regulated, these companies compete primarily on the basis of efficiency in providing the financing and servicing the loans. A significant number of independent insurance agents provide premium financing to their customers either directly or through affiliated entities. As banks are allowed to enter the insurance business, they also are increasingly engaging in the premium finance business.

   Independent insurance agencies represent numerous insurance carriers and typically place a customer's business with the carrier whose combination of features and price best match the customer's needs. In comparison, direct agents represent only one carrier. Most carriers find the use of independent agencies to be a more cost-effective method of selling their products than using a direct agent force. Competition among independent insurance agencies is intense. Numerous other independent agencies operate in most of the markets where our insurance offices are located. Direct agents for various insurance companies located in some of our markets also compete with us. We compete primarily on the basis of service and convenience. We attempt to develop and maintain long-term customer relationships through low employee turnover and responsive service and offer virtually all types of insurance products.

   Banks and commercial finance companies dominate the commercial lending industry. Many banks, however, do not offer factoring services, and most banks do not make loans to the higher risk business clients that we finance. Most commercial finance companies engage in lending to larger businesses or engage in lending to specialized businesses. Our primary competition comes from independent factoring companies who, like us, specialize in smaller, higher risk clients.

REGULATION

   Consumer finance companies and insurance agents are extensively supervised and regulated under state and federal statutes and regulations. Depending upon the nature of a particular transaction and the state of residence of the borrower or the customer, we may be required to:

  .   Obtain licenses and meet specified minimum qualifications;

  . Limit the interest rates, fees, and other charges for which the borrower may be assessed;

  .   Limit or prescribe specified other terms and conditions of the financing;

  .   Govern the sale and terms of insurance products; and

  .   Define and limit the right to repossess and sell collateral.

   Federal and state laws also require us to provide various disclosures to prospective borrowers, prohibit misleading advertising, protect against discriminatory lending practices, and prohibit unfair credit practices. We believe we comply in all material respects with applicable governmental regulations. These requirements change frequently however, and we cannot be certain that future changes or modifications in these laws will not have a material adverse effect on our business by increasing our compliance costs or requiring us to limit or discontinue of a profitable line of business.

EMPLOYEES

   As of October 16, 2002, we employed 922 full-time employees and 92 part-time employees, none of whom were covered by a collective bargaining agreement. Of that total, 77 were located in the Company's headquarters in Lancaster, South Carolina and 937 were located in our other offices. We generally consider our relationships with our employees to be good.

PROPERTY

   Our executive offices are located in Lancaster, South Carolina in leased office facilities of approximately 28,000 square feet. The lease expires in August 2012, and includes an option to renew for an additional five-year term. We lease all of our branch office facilities. In some instances we lease these facilities from related parties. These offices range in size from approximately 800 square feet to 2,200 square feet. Since most of our business with automobile dealers is conducted by facsimile machine and telephone, we do not believe that the particular locations of our finance offices are critical to our business of purchasing used automobile sales contracts or our premium finance operations. Location is somewhat more important for our direct loan and insurance agency operations. Other satisfactory locations are, however, generally available for lease at comparable rates and for comparable terms in each of our markets.

   As of October 16, 2002 we had a total of 219 finance offices and 14 insurance agency offices in the following states.

               FINANCE OFFICES       INSURANCE AGENCY OFFICES
               ---------------       ------------------------
               South Carolina. 80         South Carolina..... 12
               Texas.......... 52         North Carolina.....  2
               Mississippi.... 22
               Georgia........ 23
               Tennessee...... 12
               Kentucky.......  9
               Ohio...........  9
               Oklahoma.......  6
               Alabama........  2
               Virginia.......  2
               North Carolina.  2

LEGAL PROCEEDINGS

   We presently are not a party to any material legal proceedings nor is our management aware of any material threatened litigation against us.

                                  MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

   Our directors and executive officers and their ages as of October 16, 2002 were as follows.

            NAME               AGE POSITION
            ----               --- --------
            James D. Thaxton.. 55  Chairman of the board, president
                                   and chief executive officer
            Robert L. Wilson.. 62  Executive vice president, chief
                                   operating officer and director
            Allan F. Ross..... 54  Vice president, chief financial
                                   officer, treasurer, secretary and
                                   director
            C. L. Thaxton, Sr. 79  Director

   James D. Thaxton has served as our Chairman of the Board, President and Chief Executive Officer since we were founded. Prior to joining us, Mr. Thaxton was an insurance agent at C.L. Frates & Company in Oklahoma City, Oklahoma from 1974 to 1976. From 1972 to 1973, he was employed as an underwriter by United States Fidelity and Guaranty. James D. Thaxton is the son of C.L. Thaxton, Sr.

   Robert L. Wilson joined us in January 1991 and has served since July 1991, as our Executive Vice President, Chief Operating Officer and a director. From October 1988 until July 1990, Mr. Wilson served as Operations Manager of MANH--Financial Services Corp. For more than 25 years prior to October 1988, Mr. Wilson served in various positions with American Credit Corporation and its successor, Barclays American Corporation, including as Southeastern Regional Manager and Executive Vice President of Barclays American Credit Division.

   Allan F. Ross joined us in March 1997, and has served as Vice President and Corporate Controller since April 1997, and as a Director, Secretary, Treasurer and Chief Financial Officer since February 1998. From 1989 to 1997, Mr. Ross was the managing partner of a CPA and consulting practice. From 1978 to 1989, Mr. Ross was Vice President and Financial Controls Director of Barclays American Corporation. From 1974 to 1978, Mr. Ross was a practicing CPA with Arthur Andersen & Company, and with Deloitte and Touche, LLP. He is a certified public accountant.

   C.L. Thaxton, Sr. has been a director since we were founded. Mr. Thaxton is a director of Thaxton Insurance, which he founded in 1950 and is the manager of its Pageland branch office. Mr. Thaxton is the father of James D. Thaxton.

   All directors hold office until the next annual meeting of shareholders or until their successors have been duly elected and qualified. Our executive officers are appointed by and serve at the discretion of the Board.

   Our board of directors directly oversees executive compensation, and oversees and approves salaries and incentive compensation for our executive officers and other employees. The board of directors also directly oversees the selection of our independent auditors and reviews the results and scope of the audit and other services that the independent auditors provide. Directors do not receive any compensation for their service as members of the board of directors. All directors are reimbursed for their reasonable expenses in attending board meetings.

EXECUTIVE COMPENSATION

   The following table shows the compensation paid or accrued to our executive officers for the years ended December 31, 2001, 2000, and 1999.

                          SUMMARY COMPENSATION TABLE

                                                                ANNUAL COMPENSATION
                                                                --------------------
NAME AND PRINCIPAL POSITION                                YEAR SALARY ($) BONUS ($)
---------------------------                                ---- ---------- ---------

James D. Thaxton,......................................... 2001  125,693    184,083
   President and chief executive officer                   2000  115,363    123,755
                                                           1999  113,880     92,757

Robert L. Wilson,......................................... 2001  170,902    217,036
   Executive vice president                                2000  152,821     53,033
                                                           1999  125,280      5,102

Allan F. Ross............................................. 2001  110,149         --
   Vice president, chief financial officer, and treasurer  2000  104,904         --
                                                           1999   97,385         --

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

   The following table sets forth information with respect to the beneficial ownership of our outstanding common stock as of October 16, 2002, for each person known to us to own more than 5% of our outstanding common stock, each of our executive officers and directors and our directors and executive officers as a group. The address of all of the beneficial owners of our common stock listed below is 1524 Pageland Highway, Lancaster, South Carolina 29720.

                                  NUMBER OF SHARES AND NATURE OF PERCENTAGE OF COMMON STOCK
NAME OF BENEFICIAL OWNER               BENEFICIAL OWNERSHIP            OUTSTANDING(1)
------------------------          ------------------------------ --------------------------
James D. Thaxton.................           6,456,000(1)                    94.0%
C. L. Thaxton, Sr................              17,621(2)                       *
Directors and officers as a group           6,473,621                       94.2%

--------
 * Indicates less than one percent
(1) Includes 1,112,828 shares held by a family limited partnership as to which Mr. Thaxton shares voting and investment power.
(2) Includes 15,222 shares held of record by Mr. Thaxton's spouse, Katherine D. Thaxton.

                       TRANSACTIONS WITH RELATED PARTIES

STOCK TRANSACTION WITH DIRECTOR

   In January 1999, Mr. Perry L. Mungo divested his ownership interest in the company and resigned from the board of directors. At his request, we repurchased all of his common stock, totaling 29,200 shares, for $10 per share.

THAXTON INVESTMENT

   On February 1, 1999, Mr. James D. Thaxton, our chairman of the board, president, chief executive officer and controlling shareholder, organized Thaxton Investment Corporation and owned all of the common stock. Thaxton Investment's board of directors and executive officers were, with one exception, identical to ours. Prior to our acquisition of all of the common stock of Thaxton Investment, our executive officers and other administrative personnel provided management services to Thaxton Investment and charged a monthly management fee in the amount of $36,440 based upon time estimates of our personnel for work performed for the benefit of Thaxton Investment. The management fee also included the reimbursement of other direct costs incurred in the course of our provision of management services to Thaxton Investment.

   On November 8, 1999, we completed the acquisition of all of the common stock of Thaxton Investment. Mr. Thaxton transferred all of his shares of Thaxton Investment to us in exchange for 3,223,000 shares of our common stock. Because we had been under common ownership and control with Thaxton Investment since February 1999, our acquisition of Thaxton Investment was accounted for at historical cost in a manner similar to pooling of interests accounting.

ACQUISITION AND SUBSEQUENT DISPOSITION OF THAXTON RBE, INC.

   At the end of 1998, and throughout 1999, we made a series of acquisitions of insurance agencies in Arizona, New Mexico, Nevada, Colorado and North Carolina, as well as a general insurance agency in Virginia. At the same time, we entered into a contract with American Bankers Insurance Group, Inc., pursuant to which we agreed that these agencies would sell American Bankers non-standard insurance policies and we would retain the underwriting risk, and any profit or loss from operations. This business ultimately consisted of 30 non-standard automobile agency office locations, plus two insurance general agencies in Virginia and South Carolina.

   On March 1, 2000, we transferred all of the assets and liabilities of these agency operations to Thaxton RBE, a newly-formed subsidiary. The total amount of the assets transferred was approximately $8 million, the majority of which were intangible. The purpose of the transfer was to place the operations of Thaxton RBE in a single entity to facilitate raising additional capital for Thaxton RBE to fund its initial stage operations. Immediately subsequent to the formation and asset transfer, Thaxton Life Partners, Inc. invested $2,000,000 in the capital stock of Thaxton RBE and obtained a 90% interest in that company as a result of the investment. Thaxton Life Partners, Inc., is owned by James
D. Thaxton, C. L. Thaxton, Sr. and other Thaxton family members. As a result of these transactions, we had a net receivable from Thaxton RBE in the amount of $5 million at August 31, 2000.

   During the third quarter of 2000, we decided to discontinue operations and dispose of our interest and investment in Thaxton RBE as soon as suitable financing for Thaxton RBE could be obtained. On August 31, 2000, Thaxton Life Partners was able to arrange independent financing for Thaxton RBE, and Thaxton Life Partners purchased the remaining 10% interest in RBE from us. At the time of the sale, all amounts owed us were paid in full.

   Thaxton Life Partners, Inc., a related party, invested $2,000,000 in the capital stock of RBE and obtained a 90% interest in RBE as a result of the investment. The acquisition of the 90% interest in RBE by Thaxton Life Partners was funded primarily through our repurchase of 150,000 shares of Series A preferred stock from certain members of Thaxton Life Partners. The proceeds received from us from the repurchase of the Series A preferred stock were used by Thaxton Life Partners to obtain the 90% interest in RBE. On August 31, 2000, Thaxton Life Partners purchased the remaining 10% interest in RBE from us. We recognized no gain or loss on the disposal of RBE. As we and RBE are under common ownership, there are various activities and transactions that occur between the two of us to take advantage of economies of scale.

   After the sale of the capital stock of RBE, the Company continued to perform certain back-office and management roles, such as the accounting, human resources, and information systems management functions, which were outsourced by RBE to the Company during 2001. The Company billed RBE for these services performed based on the amount of time spent by the Company's personnel performing the services for RBE. During the year ended December 31, 2001, the Company billed RBE approximately $1,050,000 for such services performed. Furthermore, RBE and the Company continued to share common office space after the disposition. As a result of these arrangements, the Company had a receivable from RBE for approximately $51,000 and a payable to RBE of approximately $250,000 at December 31, 2001.

   The Company has also structured an arrangement with RBE whereby TICO Premium Finance, the Company's insurance premium finance subsidiary, will originate loans to certain RBE customers to finance their insurance policies underwritten by RBE. In connection with this process, TICO Premium Finance agrees to accept a down payment on the loan which is smaller than TICO Premium Finance typically receives from borrowers when the insurance policy is underwritten by third party insurance companies. In turn, TICO Premium Finance is reimbursed by RBE for any losses on such loans originated to customers of RBE. By requiring a lower down payment, RBE is able to generate a higher volume of business than it would be able to if down payments typically received in the industry were required by TICO Premium Finance. At December 31, 2001, there were approximately $3.1 million in outstanding premium finance receivables recorded by TICO Premium Finance that relate to insurance policies underwritten by RBE. In addition, for the year ended December 31, 2001, there were approximately $584,000 of reimbursements from RBE to TICO Premium Finance for losses incurred by TICO Premium Finance. TICO Premium Finance had a receivable from RBE of approximately $62,000 at December 31, 2001 for additional reimbursements for losses incurred.

   Thaxton Insurance Group agencies, the Company's standard insurance operations, are acting as agents for non-standard policies underwritten by Thaxton RBE. Thaxton Insurance Group acts as agent for certain RBE customers and recognizes commissions on policies that are underwritten by RBE. During the year ended December 31, 2001 there was approximately $51,000 of insurance commissions recognized by Thaxton Insurance Group on non-standard insurance policies that were issued through Thaxton Insurance Group as agent.

   The employees of RBE are covered under the self-insured health insurance plan of the Company. In addition, the Company purchased general liability insurance during 2001 that covers both the employees of Thaxton Insurance Group and RBE.

   The employees of RBE are eligible to participate in the Employee Savings Plan benefit offered by the Company.

                             PLAN OF DISTRIBUTION

   This offering will commence on the date of this prospectus, and will continue until the later of two years or until all of the notes are sold, unless we terminate this offering sooner.

   Our officers and employees and those of some of our finance and insurance subsidiaries will sell the notes in states where they are permitted to do so without registration as a broker-dealer and in reliance upon Rule 3a4-1 under the 1934 Act. Persons associated with us and our affiliates who participate in the offering of the notes will limit their participation to activities permitted under Rule 3a4-1, and no commissions or other direct or indirect compensation will be paid to these persons in connection with the sale of the notes.

   We have engaged Carolinas First Investments, Inc., a registered broker-dealer, as an underwriter to sell the notes on a "best efforts" basis in some states and to assist us in managing the offering. As a "best efforts" underwriter, Carolinas First Investments is not required to sell any particular principal amount of notes, but will use its best efforts to sell notes. Under the terms of our sales agency agreement with Carolinas First Investments, Carolinas First Investments will receive sales commissions of 0.25% of the principal amount of the notes sold by Carolinas First Investments, plus a monthly management fee of $6,250 and reimbursement of expenses incurred in managing the offering. In addition, we have agreed to indemnify Carolinas First Investments against some specified liabilities, including liabilities under the 1933 Act.

   We may also employ the services of one or more other broker-dealers to sell the notes on a non-exclusive, "best efforts" basis. We anticipate that any broker-dealer we retain to assist with the distribution of the notes would receive sales commissions ranging from 0.25% to 5% of the principal amount of the notes sold through the broker-dealer and possibly reimbursement of certain of the broker-dealer's costs and expenses. We may also agree to indemnify the broker-dealer against some liabilities, including liabilities arising under the 1933 Act.

   We may market the notes through the use of newspaper advertisements, mailings of this prospectus to our insurance and selected consumer finance customers, signs in our offices and in the offices of some of our finance and insurance subsidiaries and by providing copies of this prospectus to potential purchasers who inquire about purchasing the notes. Our officers, directors or employees will not market the notes by mass mailings, telephone calls or other personal solicitation.

   Daily notes will not be offered or sold in South Carolina.

                                 LEGAL MATTERS

   Moore & Van Allen PLLC, Charlotte, North Carolina will pass upon the validity of the notes offered for sale with this prospectus.

                                    EXPERTS

   The consolidated financial statements of The Thaxton Group, Inc. as of December 31, 2001, 2000 and 1999, and for the years then ended have been included herein and in the registration statement in reliance upon the report of Cherry, Bekaert & Holland, LLP, independent certified public accountants, appearing elsewhere herein, given on the authority of said firm as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

   We filed a registration statement on Form S-1 with the SEC with respect to the registration of the notes offered for sale with this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits to the registration statement. For further information pertaining to The Thaxton Group, Inc. the notes offered by this prospectus and related matters, you should review the registration statement, including the exhibits filed as a part of the registration statement. Each statement in this prospectus referring to a document filed as an exhibit to the registration statement is qualified by reference to the exhibit for a complete statement of its terms and conditions.

   We file annual, quarterly and current reports, and other information with the SEC. So long as we are subject to the SEC's reporting requirements, we will continue to furnish the reports and other required information to the SEC. You may read and copy any reports and other information we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on the operations of the public reference room. The SEC also maintains an internet site at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. Our filings are available, using our name or common stock symbol, "THAX," on the SEC's internet site.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                                      PAGE
                                                                                                      ----

The Thaxton Group, Inc.

Independent Auditors' Reports........................................................................ F-2
Consolidated balance sheets as of December 31, 2000 and 2001 and June 30, 2002....................... F-3
Consolidated statements of income for the years ended December 31, 1999, 2000 and 2001 and six months ended June 30, 2002................................................................................ F-4
Consolidated statements of stockholders' equity for the years ended December 31, 1999, 2000 and 2001 and six months ended June 30, 2002................................................................. F-5
Consolidated statements of cash flows for the years ended December 31, 1999, 2000 and 2001 and six months ended June 30, 2002......................................................................... F-6
Notes to consolidated financial statements........................................................... F-7

                         INDEPENDENT AUDITORS' REPORT

THE BOARD OF DIRECTORS
THE THAXTON GROUP, INC.

   We have audited the accompanying consolidated balance sheets of The Thaxton Group, Inc. and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the three year period ended December 31, 2001. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

   We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of The Thaxton Group, Inc. and subsidiaries as of December 31, 2001 and 2000 and the results of their operations and their cash flows for each of the years in the three year period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America.

                                          /s/  CHERRY, BEKAERT & HOLLAND, L.L.P.

Charlotte, North Carolina
March 8, 2002

                            THE THAXTON GROUP, INC.

                          CONSOLIDATED BALANCE SHEETS

                                                                       DECEMBER 31,
                                                                --------------------------    JUNE 30
                                                                    2000          2001         2002
                              -                                 ------------  ------------  ------------
                                                                                            (UNAUDITED)
                            ASSETS
Cash...........................................................  $  4,482,553  $  4,096,359 $  3,809,514
Finance receivables, net.......................................   177,943,646   181,255,030  172,219,777
Premises and equipment, net....................................     5,011,856     4,246,816    4,390,064
Accounts receivable............................................     1,353,053     1,813,743    1,217,440
Accounts receivable from related parties.......................       801,584       113,185       58,138
Repossessed automobiles........................................       291,057       952,153      703,545
Deposit........................................................     6,230,000     6,710,692    7,809,028
Goodwill and other intangible assets...........................    34,812,558    32,481,654   32,377,219
Deferred tax asset.............................................     4,191,000     2,752,000    2,910,000
Other assets...................................................     5,449,640     8,138,673    8,478,323
Assets of discontinued operations..............................     6,981,166            --           --
                                                                ------------  ------------  ------------
       Total assets............................................ $247,548,113  $242,560,305  $233,973,048
                                                                ============  ============  ============
             LIABILITIES AND STOCKHOLDERS' EQUITY
Accrued interest payable.......................................  $  2,627,987  $  2,194,814 $  2,167,372
Notes payable..................................................   232,605,414   225,033,166  210,300,362
Accounts payable...............................................     2,153,584     3,631,558    4,863,845
Accounts payable to related parties............................     1,020,102       254,043    1,505,923
Employee savings plan..........................................       627,702     1,083,594    1,122,621
Other liabilities..............................................     4,377,271     4,078,594    4,521,805
Liabilities of discontinued operations.........................       376,643            --           --
                                                                ------------  ------------  ------------
       Total liabilities.......................................  243,788,703   236,275,769   224,481,928
                                                                ------------  ------------  ------------
Stockholders' Equity
Preferred Stock $.01 par value:
   Series A: 1,400,000 shares authorized; issued and
     outstanding 10,440 shares in 2001 and 2000;
     Liquidation value $104,400 in 2001........................          104           104           104
   Series C: 50,000 shares authorized issued and outstanding
     in 2001 and 2000; liquidation value $500,000 in 2001
     and 2000..................................................          500           500           500
   Series E: 800,000 shares authorized, issued and outstanding in 2001 and 2000; liquidation value $8,000,000 in 2001
     and 2000..................................................        8,000         8,000         8,000
   Series F: 100,000 shares authorized; issued and outstanding
     20,000
   Shares in 2001; liquidation value $200,000 in 2001..........           --           200           200
Common stock, $.01 par value, 50,000,000 shares authorized;
  issued and outstanding 6,849,355 shares in 2001; and
  6,974,355 shares in 2000.....................................       69,743        68,493        68,711
Additional paid-in-capital.....................................    8,610,549     8,831,599     8,869,586
Accumulated deficit............................................   (4,929,486)   (2,624,360)      544,019
                                                                ------------  ------------  ------------
Total stockholders' equity.....................................    3,759,410     6,284,536     9,491,120
                                                                ------------  ------------  ------------
Total liabilities and stockholders' equity..................... $247,548,113  $242,560,305  $233,973,048
                                                                ============  ============  ============

         See accompanying notes to consolidated financial statements.

                            THE THAXTON GROUP, INC.

                       CONSOLIDATED STATEMENTS OF INCOME

                                                     YEARS ENDED DECEMBER 31,        SIX MONTHS ENDED JUNE 30,
                                               ------------------------------------- -------------------------
                                                   1999         2000        2001        2001         2002
                                               -----------  -----------  ----------- -----------  -----------
                                                                                           (UNAUDITED)
Interest and fee income....................... $59,140,308  $65,614,280  $74,326,406 $36,116,289  $38,366,233
Interest expense..............................  17,272,674   21,024,576   19,069,792   9,806,699    7,313,429
                                               -----------  -----------  ----------- -----------  -----------
Net interest income...........................  41,867,634   44,589,704   55,256,614  26,309,590   31,052,804
Provision for credit losses...................  11,937,679   14,657,930   16,583,919   6,609,308    8,371,672
                                               -----------  -----------  ----------- -----------  -----------
Net interest income after provision for credit
 losses.......................................  29,929,955   29,931,774   38,672,695  19,700,282   22,681,132
Other income:
Insurance premiums and commissions, net.......  12,805,434   17,763,558   18,553,690   6,898,823    7,831,912
Other income..................................   2,124,524    4,239,161    5,640,032   2,307,772    2,181,659
                                               -----------  -----------  ----------- -----------  -----------
Total other income............................  14,929,958   22,002,719   24,193,722   9,206,595   10,013,571
                                               -----------  -----------  ----------- -----------  -----------
Operating expenses:
    Compensation and employee benefits........  23,549,805   28,391,768   29,917,431  15,607,999   16,386,188
    Telephone, computers......................   2,072,725    2,134,435    2,414,989   1,156,983    1,106,511
    Net occupancy.............................   5,352,364    5,615,002    6,560,051   3,174,396    3,260,061
    Reinsurance claims expense................   1,933,575    2,962,259    4,569,834     644,946      932,421
    Advertising...............................   1,736,786    2,494,271    2,700,041   1,488,273    1,511,918
    Collection expense........................     312,894      245,644      639,153     329,291      308,902
    Travel....................................     960,865    1,201,653    1,228,631     548,196      563,568
    Professional fees.........................     633,209      814,376      954,730     529,843      619,446
    Office expense............................   1,919,713    2,553,694    2,583,984   1,233,720    1,142,389
    Amortization expense......................   1,512,262    2,173,879    2,435,724   1,215,060      300,324
    Other.....................................   2,330,443    3,194,152    3,732,226   1,386,168    1,321,406
                                               -----------  -----------  ----------- -----------  -----------
       Total operating expenses...............  42,314,641   51,781,133   57,736,794  27,314,875   27,453,134
                                               -----------  -----------  ----------- -----------  -----------
Income from continuing operations before
 income tax expense...........................   2,545,272      153,360    5,129,623   1,592,002    5,241,569
Income tax expense............................   1,257,698      550,000    2,095,000     751,281    1,782,997
                                               -----------  -----------  ----------- -----------  -----------
Net income (loss) from continuing operations..   1,287,574     (396,640)   3,034,623     840,721    3,458,572
Discontinued operations (Note 13).............
Loss from operations of discontinued Paragon
 division(less benefit from income taxes of
 $1,226,000 in 2000 and $51,698 in 1999)......    (100,355)  (3,040,226)          --          --           --
Loss from operations of discontinued non-
 standard division (less benefit from income
 taxes of $193,000 in 2000 and $716,000 in
 1999)........................................  (1,542,409)    (374,683)          --          --           --
Net income(loss)..............................    (355,190)  (3,811,549)   3,034,623     840,721    3,458,572
Dividends on preferred stock..................     734,012      723,886      729,497     360,915      290,193
                                               -----------  -----------  ----------- -----------  -----------
Net income(loss) applicable to common
 shareholders................................. $(1,089,202) $(4,535,435) $ 2,305,126 $   479,806  $ 3,168,379
                                               ===========  ===========  =========== ===========  ===========
Net income (loss) per common share--basic and
 diluted...................................... $     (0.16) $     (0.65) $      0.34 $      0.07  $      0.46
    From continuing operations................        0.09        (0.16)        0.34        0.07         0.46
    From discontinued operations..............       (0.25)       (0.49)          --          --           --

         See accompanying notes to consolidated financial statements.

                            THE THAXTON GROUP, INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                 ADDITIONAL                   TOTAL
                                              COMMON  PREFERRED   PAID-IN      RETAINED   STOCKHOLDERS'
                                              STOCK     STOCK     CAPITAL      EARNINGS      EQUITY
                                             -------  --------- -----------  -----------  -------------
Balance at December 31, 1998................ $38,852   $10,813  $12,184,057  $   695,150   $12,928,872

Purchase and retirement of 132,859 shares of
  common stock..............................  (1,329)       --   (1,327,262)          --    (1,328,591)
Repurchase of 14,574 shares of Series A
  Preferred Stock...........................      --      (146)    (145,594)          --      (145,740)
Repurchase of 56,276 shares of Series D
  Preferred Stock...........................      --      (563)    (562,197)          --      (562,760)
Issuance of 3,223,000 shares of common stock
  for purchase of Thaxton Investment
  Corporation...............................  32,230        --      (32,230)          --            --
Dividends paid on preferred stock...........      --        --           --     (734,012)     (734,012)
Net loss....................................      --        --           --     (355,190)     (355,190)
                                             -------   -------  -----------  -----------   -----------

Balance at December 31, 1999................  69,753    10,104   10,116,774     (394,052)    9,802,579

Purchase and retirement of 974 shares of
  common stock..............................     (10)       --       (7,725)          --        (7,735)
Repurchase of 1,500 shares of Series A
  preferred stock...........................      --    (1,500)  (1,498,500)          --    (1,500,000)
Dividends paid on preferred stock...........      --        --           --     (723,885)     (723,885)
Net loss....................................      --        --           --   (3,811,549)   (3,811,549)
                                             -------   -------  -----------  -----------   -----------

Balance at December 31, 2000................  69,743     8,604    8,610,549   (4,929,486)    3,759,410

Cancelled 135,000 shares of common stock....  (1,350)                 1,350                         --
Issued 20,000 shares of Series F preferred
  stock.....................................               200      199,800                    200,000
Issued 10,000 shares of common stock for
  compensation..............................     100                 19,900                     20,000
Dividends paid on preferred stock...........                                    (729,497)     (729,497)
Net Income..................................      --        --           --    3,034,623     3,034,623
                                             -------   -------  -----------  -----------   -----------

Balance at December 31, 2001................  68,493     8,804    8,831,599   (2,624,360)    6,284,536
(Unaudited)

Issued 22,500 shares of common stock as
  compensation..............................     225        --       44,775           --        45,000
Repurchase of common stock..................      (7)                (6,788)                    (6,795)
Dividends paid on preferred stock...........      --        --           --     (290,193)     (290,193)
Net income..................................      --        --           --    3,458,572     3,458,572
                                             -------   -------  -----------  -----------   -----------

Balance at June 30, 2002 (unaudited)........ $68,711   $ 8,804  $ 8,869,586  $   544,019   $ 9,491,120
                                             =======   =======  ===========  ===========   ===========

         See accompanying notes to consolidated financial statements.

                            THE THAXTON GROUP, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                      YEARS ENDED DECEMBER 31,           SIX MONTHS ENDED JUNE 30,
                                              ----------------------------------------  --------------------------
                                                  1999          2000          2001          2001          2002
                                              ------------  ------------  ------------  ------------  ------------
                                                                                                (UNAUDITED)
Cash flows from operating activities:
Net income (loss)............................ $   (355,190) $ (3,811,549) $  3,034,623  $    840,721  $  3,458,572
Adjustments to reconcile net income to net
 cash provided by operating activities:
  Provision for credit losses................   11,937,679    14,657,930    16,583,919     6,609,308     8,371,672
  Depreciation and amortization..............    3,415,392     5,308,745     4,065,895     2,016,421     1,107,403
  Deferred taxes.............................     (709,934)     (310,000)      645,000       751,281     1,782,997
  Increase in accounts receivable............   (4,325,344)     (840,916)     (329,951)      690,643       651,350
  Non-cash compensation expense..............           --            --            --            --        45,000
  Decrease in other assets...................   (4,716,880)   (4,526,138)     (333,899)      194,846      (956,615)
  Increase (decrease) in accrued interest
   payable and other liabilities.............    6,381,914     5,320,368      (396,578)    2,212,315       415,770
                                              ------------  ------------  ------------  ------------  ------------
Net cash provided by operating activities....   11,627,637    15,798,440    23,269,009    13,315,535    14,876,149
                                              ------------  ------------  ------------  ------------  ------------

Cash flows from investing activities:
  Net increase in finance receivables........  (15,050,941)  (18,071,663)  (14,194,855)    3,913,895       663,581
  Capital expenditures for premises and
   equipment.................................   (1,595,729)   (2,375,869)     (793,091)     (248,142)     (950,327)
  Proceeds from sale of Thaxton RBE..........           --        75,000            --            --            --
  Cash paid for deposit with Voyager.........           --    (6,230,000)     (480,692)     (289,226)   (1,098,336)

  Acquisitions, net of acquired cash
   equivalents...............................  (42,424,498)  (11,963,358)     (104,820)           --            --
                                              ------------  ------------  ------------  ------------  ------------
Net cash used by investing activities........  (59,071,168)  (38,565,890)  (15,573,458)    3,376,527    (1,385,082)

Cash flows from financing activities:
  Notes payable to affiliates................     (287,918)     (491,072)           --            --     1,251,880
  Issuance (repurchase) of common stock......   (1,328,591)       (7,735)       20,000        20,000        (6,795)
  Dividends paid.............................     (734,012)     (723,886)     (729,497)     (360,915)     (290,193)
  Net increase(decrease) in notes payable....   51,757,792    25,936,592    (7,572,248)  (19,698,196)  (14,732,804)
  Proceeds from sale of Thaxton RBE stock
   by Thaxton RBE............................           --     2,000,000            --            --            --
  Issuance (repurchase) of preferred stock...     (708,500)   (1,500,000)      200,000       200,000            --
                                              ------------  ------------  ------------  ------------  ------------
Net cash provided by (used in) financing
 activities..................................   48,698,771    25,213,899    (8,081,745)  (19,839,111)  (13,777,912)
                                              ------------  ------------  ------------  ------------  ------------

Net increase (decrease) in cash..............    1,255,240     2,446,449      (386,194)   (3,147,049)     (286,845)
Cash at beginning of period..................      780,864     2,036,104     4,482,553     4,482,553     4,096,359
                                              ------------  ------------  ------------  ------------  ------------
Cash at end of period........................ $  2,036,104  $  4,482,553  $  4,096,359  $  1,335,504  $  3,809,514
                                              ============  ============  ============  ============  ============

Supplemental disclosures of cash flow
 information:
  Cash paid during the period for:
    Interest.................................   16,825,179    20,507,875    19,502,965     9,806,699     7,313,429
    Income taxes.............................        2,011       924,404       976,155        44,521     1,779,020

Total Non-cash Activities
Investing: Non-cash portion of
 acquisitions................................   (2,584,260)           --            --            --            --
Financing: Portion of Acquisition financed by
 note to seller..............................    2,584,260            --            --            --            --

         See accompanying notes to consolidated financial statements.

                            THE THAXTON GROUP, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                     DECEMBER 31, 2001, 2000, AND 1999 AND
                  SIX MONTHS ENDED JUNE 30, 2002--(UNAUDITED)

(1)__SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

   The Thaxton Group, Inc. (the "Company") is incorporated under the laws of the state of South Carolina. The Company operates, primarily through subsidiaries, consumer finance branches in 11 states, primarily under the names of TICO Credit, Southern Finance, and Covington Credit. The Company also operates insurance agency branches in North and South Carolina. The Company is a diversified financial services company that is engaged primarily in consumer lending and consumer automobile sales financing to borrowers with limited credit histories, low incomes or past credit problems. The Company also offers insurance premium financing to such borrowers. Substantially all of the Company's premium finance business has been derived from customers of the insurance agencies owned by one of our subsidiaries, Thaxton Insurance Group, Inc. ("Thaxton Insurance"), which was acquired by the Company in 1996. The Company provides reinsurance through wholly owned subsidiaries, TICO Reinsurance, Ltd. ("TRL"), Fitch National Reinsurance, Ltd., and Soco Reinsurance, Inc. Through a wholly owned subsidiary, Thaxton Commercial Lending, Inc., the Company makes factoring loans and collateralized commercial loans to small and medium sized businesses. All significant intercompany accounts and transactions have been eliminated in consolidation.

   The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the amounts of income and expenses during the reporting period. Actual results could differ from those estimates.

   Information with respect to June 30, 2002 and 2001, and the periods then ended, has not been audited by the Company's independent auditors, but in the opinion of management, reflect all adjustments (which include only normal recurring adjustments) necessary for the fair presentation of the operations of the Company. The results of operations for the six months ended June 30, 2002 are not necessarily indicative of results to be expected for the entire fiscal year.

   The following is a description of the more significant accounting and reporting policies which the Company follows in preparing and presenting its financial statements.

   INTEREST AND FEE INCOME: Interest income from finance receivables is recognized using the interest (actuarial) method on an accrual basis. Accrual of income on finance receivables continues until the receivable is either paid off in full or is charged-off. Fee income consists primarily of late fees which are credited to income when they become due from borrowers. Net deferred loan costs are amortized as an adjustment to yield over the life of the loan. For receivables which are renewed, interest income is recognized using a method similar to the interest method.

   ALLOWANCE FOR CREDIT LOSSES: Additions to the allowance for credit losses are based on management's evaluation of the finance receivables portfolio considering current economic conditions, overall portfolio quality, charge-off experience, and such other factors which, in management's judgment, deserve recognition in estimating credit losses. Loans are charged-off when, in the opinion of management, such loans are deemed to be uncollectible or six months has elapsed since the date of the last payment, whichever occurs first. While management uses the best information available to make such evaluations, future adjustments to the allowance may be necessary if conditions differ substantially from the assumptions used in making the evaluations.

                            THE THAXTON GROUP, INC.

   NON-FILE INSURANCE: Non-file insurance is written in lieu of recording and perfecting the Company's security interest in the assets pledged to secure certain loans. Non-file insurance premiums are collected from the borrower on certain loans at inception and renewal and are remitted directly to an unaffiliated insurance company. Certain losses related to such loans, which are not recoverable through life, accident and health, or property insurance claims, are reimbursed through non-file insurance claims subject to policy limitations. Any remaining losses are charged to the allowance for credit losses.

   PREMISES AND EQUIPMENT: Premises and equipment are reported at cost less accumulated depreciation which is computed using the straight-line method for financial reporting and accelerated methods for tax purposes. For financial reporting purposes the Company depreciates furniture and equipment over 5 years, leasehold improvements over the remaining term of the related lease, and automobiles over 3 years. Maintenance and repairs are expensed as incurred and improvements are capitalized.

   INSURANCE: The Company remits a portion of credit life, accident and health, property and auto insurance premiums written in connection with certain loans to an unaffiliated insurance company at the time of origination. Any portion of the premiums remitted to this insurance company which are not required to cover their administrative fees or to pay reinsurance claims expense are returned to the Company through its reinsurance subsidiaries, and are included in insurance premiums and commissions in the accompanying consolidated statements of income. Unearned insurance premiums are accreted to income over the life of the related insurance contracts using a method similar to that used for the recognition of finance charges. Insurance commissions earned by Thaxton Insurance are recognized as services are performed in accordance with Thaxton Insurance's contractual obligations with the underwriters, but not before protection is placed with insurers.

   EMPLOYEE SAVINGS PLAN: The Company offers a payroll deduction savings plan to all its employees. The Company pays interest monthly at an annual rate of 10% on the prior month's ending balance. Employees may withdraw savings on demand, subject to a subordination agreement with the Company's primary lender.

   INCOME TAXES: Statement of Financial Accounting Standards ("SFAS") No. 109, Accounting for Income Taxes (Statement 109), requires the asset and liability method of accounting for income taxes. Under the asset and liability method of Statement 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using the enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under Statement 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

   EARNINGS PER SHARE: The Company adopted the provisions of SFAS 128, "Earning per Share" ("EPS") in 1997. The presentation of primary and fully diluted EPS has been replaced with basic and diluted EPS. Basic earnings per share are computed by dividing net income applicable to common shareholders by the weighted average number of common shares outstanding. Diluted earnings per share are computed by dividing net income by the weighted average number of shares of common stock and common stock equivalents calculated based upon the average market price. Common stock equivalents consist of preferred stock that is convertible to common stock.

   INTANGIBLE ASSETS: Intangible assets include goodwill, expiration lists, and covenants not to compete related to acquisitions made by the Company. Goodwill represents the excess of the cost over the fair value of net assets acquired at the date of acquisition. Goodwill is amortized on a straight-line basis, generally over a five to twenty year period. The expiration lists are amortized over their estimated useful lives, generally fifteen to

                            THE THAXTON GROUP, INC.

twenty years, on a straight-line basis. Covenants not to compete are amortized according to the purchase contract over five to six years on a straight-line basis. Recoverability of recorded intangibles is periodically evaluated by using undiscounted cash flows.

   FAIR VALUE OF FINANCIAL INSTRUMENTS: Substantially all financial assets of the Company are short term in nature. As such, the carrying values of these financial assets approximate their fair value. The senior notes payable of the Company are variable in rate, therefore fair value approximates carrying value. The Company's subordinated notes payable are at payable at fixed rates, with terms up to sixty months in maturity. In evaluating the fair value of the subordinated notes, the Company determined that the fair value approximated the carrying value primarily because the majority of the notes are short term in nature.

   REPOSSESSED ASSETS: Repossessed assets are recorded at their estimated fair value less costs to dispose. Any difference between the loan balance and the fair value of the collateral on the date of repossession is charged to the allowance for credit losses.

   ADVERTISING:  Advertising costs are expensed as incurred.

   CASH AND CASH EQUIVALENTS: The Company considers cash on hand, cash due from banks, and interest-earning deposits, which are maintained in financial institutions as cash and cash equivalents.

   DEPOSIT: The Company maintains a deposit with an AM Best rated "A" insurance carrier to serve as security for insurance reserves of its wholly owned credit insurance re-insurance subsidiaries. The deposit earns interest at the rate of 100 basis points above the 12-month Treasury Bill rate. The rate is fixed for 12 months, adjusted annually on November 1st.

   OTHER COMPREHENSIVE INCOME: Comprehensive income is the change in the Company's equity during the period from transactions and other events and circumstances from non-owner sources. Total comprehensive income is divided into net income and other comprehensive income. There were no items of other comprehensive income in 2001, 2000, or 1999.

   LOANS/IMPAIRMENT: Finance receivables are classified as nonaccrual, and the accrual of interest is discontinued, when the contractual payment of principal and interest has become 180 days past due or when, in management's judgment, principal or interest is not collectible in accordance with the terms of the obligation. Typically loans are charged off when they become 180 days past due. Cash receipts on non-accrual loans are applied to principal. Interest recognition resumes when the loan returns to performing status. The Company evaluates impairment of finance receivables on a collective basis by pools of homogenous loans.

   RECLASSIFICATIONS: Certain amounts in the 1999 and 2000 financial statements have been reclassified in order to conform to the 2001 presentation.

IMPACT OF RECENTLY ISSUED ACCOUNTING STANDARDS

   Financial Accounting Standards Board Statement No. 144, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, was issued in August 2001 and supersedes Statement No. 121. Statement No. 144 addresses financial accounting and reporting for the impairment or disposal of long-lived assets. The provisions of Statement No. 144 are effective for the financial statements issued for fiscal years beginning after December 15, 2001. The Company expects that adopting the provisions of this Statement will not have a material impact on the consolidated financial statements of the Company.

                            THE THAXTON GROUP, INC.

   Effective January 1, 2002, the Company adopted SFAS No. 142, "Goodwill and Other Intangible Assets," which establishes financial accounting and reporting for acquired goodwill and other intangible assets and supersedes Accounting Principles Board Opinion No. 17, "Intangible Assets." Under SFAS No. 142, goodwill and indefinite-lived intangible assets are no longer amortized but are reviewed at least annually for impairment.

   SFAS No. 142 requires that goodwill be tested for impairment at the reporting unit level at adoption and at least annually thereafter, utilizing a two-step methodology. The initial step requires the Company to determine the fair value of each reporting unit and compare it to the carrying value, including goodwill, of such unit. If the fair value exceeds the carrying value, no impairment loss would be recognized. However, if the carrying value of the reporting unit exceeds its fair value, the goodwill of this unit may be impaired. The amount, if any, of the impairment would then be measured in the second step. After testing the valuation of the reporting units it was found that all reporting units fair values exceeded their carrying value, thus, there is no need to test for impairment. The effect of not amortizing goodwill will be an expense savings of approximately $2.4 million for the full year, and approximately $1.2 million for the six months ended June 30, 2002.

(2)__BUSINESS COMBINATIONS

CONSUMER FINANCE

   On August 18, 2000, the Company acquired all of the stock of Quick Credit Corporation, a consumer finance company with 25 branch offices located in South Carolina. The purchase price was $12.75 million in cash. This acquisition was accounted for as a purchase and resulted in goodwill of approximately $3.8 million which is being amortized over 15 years.

   On February 1, 1999, the Company's CEO and majority shareholder purchased approximately 144 consumer finance offices from FirstPlus Consumer Finance, Inc., and operated those offices in Thaxton Investment Corporation ("TIC"), a corporation set up for that purpose. The purchase price paid was $49.4 million, including a cash payment of $46.5 million, with the balance in notes and amounts payable to FirstPlus. The note payable arising from the purchase was paid in full prior to December 31, 1999. This acquisition, which was accounted for as a purchase, resulted in goodwill in the amount of $29.5 million, which is being amortized over 20 years. At the time of the acquisition, Thaxton Investment Corp. was a private corporation, with Mr. Thaxton as the sole shareholder. TIC operated independently from the Company from February 1, 1999 through November 8, 1999. On November 8th, the Company acquired TIC in exchange for 3,223,000 shares of the Company's common stock. Because TIC and the Company had been under common ownership and control since February, 1999, the Company's acquisition of TIC was accounted for at historical cost in a manner similar to pooling of interests accounting.

INSURANCE AGENCY

   On March 1, 1999, the Company acquired all of the assets of four insurance agencies, operating from nine branch locations, in Colorado and Arizona, for a total purchase price of approximately $1.6 million. The purchase was allocated to the assets acquired and liabilities assumed based upon their fair values at the date of acquisition. The excess of the purchase price over the fair value of net assets acquired of $1,488,000 has been recorded as goodwill and is being amortized on a straight line basis over 20 years.

   On July 1, 1999, the Company acquired all of the stock of U. S. Financial Group Agency, Inc., ("USFG"), an insurance general agency located in Virginia. The purchase price of $1.1 million included a cash payment of $300,000, and the balance due in a 6% note payable maturing in July 2001. This acquisition resulted in $1 million of goodwill and other intangible assets being recorded, which are being amortized over 20 years.

                            THE THAXTON GROUP, INC.

   On October 1, 1999, the Company acquired the assets of a business operating as American United Insurance Agency. The purchase price of $1.5 million included a cash payment of $900,000, and $600,000 of 8% notes maturing in December 2000. The acquisition resulted in $1.4 million of goodwill and other intangible assets being recorded, which are being amortized over 20 years.

   The insurance agencies discussed above were sold during the year ended December 31, 2000. See Note 13.

(3)__FINANCE RECEIVABLES

   Finance receivables consist of the following at December 31, 2001 and 2000 and June 30, 2002:

                                                  DECEMBER 31,
                                           --------------------------    JUNE 30,
                                               2000          2001          2002
                                           ------------  ------------  ------------
                                                                        (UNAUDITED)
Automobile sales contracts................ $ 31,196,711  $ 23,121,113  $ 21,389,986
Direct loans..............................  172,506,592   189,163,818   185,416,695
Mortgage loans............................   20,738,959    16,468,209    14,046,312
Premium finance contracts.................    7,527,689     8,618,497     4,782,630
Commercial loans..........................    3,935,945     3,161,875     2,103,608
                                           ------------  ------------  ------------

   Total Finance Receivables..............  235,905,896   240,533,512   227,739,231

Unearned interest.........................  (36,841,017)  (36,703,784)  (34,341,640)
Unearned insurance premiums, net..........   (1,966,062)   (1,798,520)   (1,092,331)
Insurance loss reserve....................   (7,493,658)   (9,022,167)   (9,207,565)
Dealer holdback and bulk purchase discount   (2,406,165)   (2,036,818)   (2,250,005)
Allowance for credit losses...............  (11,630,555)  (12,012,169)  (11,139,966)
Deferred loan cost, net...................    2,375,207     2,294,976     2,512,053
                                           ------------  ------------  ------------

   Finance receivables, net............... $177,943,646  $181,255,030  $172,219,777
                                           ============  ============  ============

   Consumer loans include bulk purchases of receivables, auto dealer receivables under holdback arrangements, and small consumer loan receivables. With bulk purchase arrangements, the Company typically purchases a group of receivables from an auto dealer or other retailer at a discount to par based on management's review and assessment of the portfolio to be purchased. This discount amount is then maintained in an unearned income account to which losses on these loans are charged. To the extent that losses from a bulk purchase exceed the purchase discount, the allowance for credit losses will be charged. To the extent losses experienced are less than the purchase discount, the remaining discount is accreted into income. With holdback arrangements, an automobile dealer or other retailer will assign receivables to us on a loan-by-loan basis, typically at par. We will withhold a certain percentage of the proceeds, generally 5% to 10%, as a dealer reserve to be used to cover any losses which occur on these loans. The agreements are structured such that all or a portion of these holdback amounts can be reclaimed by the dealer based on the performance of the receivables. To the extent that losses from these holdback receivables exceed the total remaining holdback amount for a particular dealer, the allowance for credit losses will be charged. The amount of bulk purchase and holdback receivables, net of unearned interest and insurance, and the related holdback and discount amount outstanding were approximately $11,450,000 and $429,000, respectively, at December 31, 2001, and $18,204,000 and $819,000, respectively, at December 31, 2000 and $15,675,000 and $435,000, respectively, at June 30, 2002.

   At December 31, 2001 and June 30, 2002, there were no significant concentrations of receivables in any type of property or to one borrower. These receivables secure the Company's senior credit facility (see Note 7).

                            THE THAXTON GROUP, INC.

   Changes in the allowance for credit losses for the years ended December 31, 2001, 2000, and 1999 and the six months ended June 30, 2002 and 2001 are as follows:

                                               DECEMBER 31,                         JUNE 30,
                                 ----------------------------------------  -------------------------
                                     1999          2000          2001          2001         2002
                                 ------------  ------------  ------------  -----------  ------------
                                                                                  (UNAUDITED)
Beginning balance............... $  4,710,829  $ 10,661,339  $ 11,630,555  $11,630,555  $ 12,012,169
Valuation allowance for acquired
  loans.........................    6,276,309       838,017            --           --            --
Provision for credit losses.....   11,937,679    14,657,930    16,583,919    6,609,308     8,371,672

Charge-offs.....................  (13,461,390)  (16,052,319)  (18,024,265)  (7,914,695)  (10,197,365)
Recoveries......................    1,197,912     1,525,588     1,821,960      964,417       953,490
                                 ------------  ------------  ------------  -----------  ------------
Net charge-offs.................  (12,263,478)  (14,526,731)  (16,202,305)  (6,950,278)   (9,243,875)
                                 ------------  ------------  ------------  -----------  ------------

Ending balance.................. $ 10,661,339  $ 11,630,555  $ 12,012,169  $11,289,585  $ 11,139,966
                                 ============  ============  ============  ===========  ============

   Our loan portfolio primarily consists of short term fixed rate loans, the majority of which are originated or renewed during the current year. Accordingly, we estimate that fair value of the finance receivables is not materially different from carrying value.

(4)__PREMISES AND EQUIPMENT

   A summary of premises and equipment at December 31, 2001 and 2000 and at June 30, 2002 follows:

                                               DECEMBER 31,
                                          -----------------------  JUNE 30,
                                             2000        2001        2002
                                          ----------- ----------- -----------
                                                                  (UNAUDITED)
   Leasehold improvements................ $ 2,159,214 $ 2,289,105 $ 2,338,316
   Furniture and fixtures................   2,721,965   3,054,216   3,061,586
   Equipment and automobiles.............   7,658,183   7,680,873   7,809,547
                                          ----------- ----------- -----------
          Total cost.....................  12,539,362  13,024,194  13,209,449
   Accumulated depreciation..............   7,527,506   8,777,378   8,819,385
                                          ----------- ----------- -----------
          Net premises and equipment..... $ 5,011,856 $ 4,246,816 $ 4,390,064
                                          =========== =========== ===========

   Depreciation expense was approximately $1,374,000, $1,538,000 and $1,630,000 for the years ended December 31, 1999, 2000 and 2001, respectively. Depreciation expense was approximately $807,000 for the six months ended June 30, 2002, compared to $801,000 for the six-months ended June 30, 2001.

(5)__INTANGIBLE ASSETS

   Intangible assets consist of the following at December 31, 2001 and 2000 and at June 30, 2002:

                                             DECEMBER 31,
                                        -----------------------  JUNE 30,
                                           2000        2001        2002
                                        ----------- ----------- -----------
                                                                (UNAUDITED)
     Covenants not to compete.......... $   102,022 $        -- $        --
     Goodwill and purchase premium.....  37,578,496  37,683,318  37,683,318
     Insurance expirations.............   1,890,301   1,890,301   2,030,601
                                        ----------- ----------- -----------
            Total cost.................  39,570,819  39,573,619  39,713,919
     Less accumulated amortization.....   4,758,261   7,091,965   7,336,700
                                        ----------- ----------- -----------
            Intangible assets, net..... $34,812,558 $32,481,654 $32,377,219
                                        =========== =========== ===========

                            THE THAXTON GROUP, INC.

   The Company acquired the majority of the intangibles in connection with our acquisition of FirstPlus Consumer Finance. Amortization expense was approximately $1,512,000, $2,174,000 and $2,436,000 for the years ended December 31, 1999, 2000 and 2001, respectively. Amortization expense was approximately $300,000 for the six-months ended June 30, 2002, compared to $1,215,000 for the six-months ended June 30, 2001.

(6)__LEASES

   The Company conducts all of its operations from leased facilities. It is expected that in the normal course of business, leases that expire will be renewed at our option or replaced by other leases or acquisitions of other properties. Total rental expense was approximately $2,193,000 in 1999, $3,100,000 in 2000 and $3,411,000 in 2001. The future minimum lease payments under noncancelable operating leases as of December 31, 2001, are as follows:


                    2002........................ $2,703,503
                    2003........................  1,845,666
                    2004........................  1,118,806
                    2005........................    601,217
                    2006........................    363,965
                    Thereafter..................  1,182,047
                                                 ----------
                    Total minimum lease payments $7,815,204
                                                 ==========

   Related parties own six of the office buildings in which the Company conducts business. These premises are leased to the Company for a total monthly rental of approximately $3,500.

(7)__NOTES PAYABLE AND NOTES PAYABLE TO AFFILIATES

   At December 31, 2001 and 2000 and at June 30, 2002, notes payable consist of the following:

                                                                      DECEMBER 31,
                                                                -------------------------  JUNE 30,
                                                                    2000         2001        2002
                                                                ------------ ------------ ------------
                                                                                          (UNAUDITED)
Senior notes payable/lines of credit........................... $178,278,386 $151,234,760 $122,674,001
Subordinated notes payable to individuals with varying maturity
  dates and rates ranging from 51/4% to 12%....................   51,721,405   71,542,844   85,294,719
Other subordinated notes payable to companies with varying
  maturity dates and rates ranging from 41/4% to 10%...........    2,605,623    2,255,562    2,331,642
                                                                ------------ ------------ ------------
Total notes payable............................................ $232,605,414 $225,033,166 $210,300,362
                                                                ============ ============ ============

   A schedule of maturities of long-term debt is as follows:

                           YEAR ENDING
                           DECEMBER 31,    AMOUNT
                           ------------ ------------
                            2002....... $ 23,185,043
                            2003.......   43,644,842
                            2004.......   30,332,639
                            2005.......   33,368,214
                            2006.......   94,492,428
                            Thereafter.       10,000
                                        ------------
                            Total...... $225,033,166
                                        ============

                            THE THAXTON GROUP, INC.

   Our credit facility with Finova includes a term loan and a revolving credit line used to finance receivables. Advances under the term loan accrue interest at the prime rate plus 2%, or 6.75%, as of June 30, 2002. Advances under the revolving credit line accrue interest at the prime rate plus 1%, or 5.75%, as of June 30, 2002. The prime rate is the prime rate published by Citibank, N.A., or other money center bank as Finova may select. The interest rates are adjusted monthly to reflect fluctuations in the designated prime rate. Accrued interest on borrowings is payable monthly.

   The term loan is payable in twenty-three equal monthly principal and interest payments of $600,000, which began on April 15, 2001, with the remaining principal balance due on March 31, 2003. The outstanding balance under the term loan was $11.9 million as of June 30, 2002, which reflects a $7.9 million reduction since December 31, 2001. The revolving credit line matures on July 31, 2006. Under the revolving credit line, principal is due in full on the maturity date and can be prepaid without penalty.

   Substantially all of our and our subsidiaries' assets secure the term loan and the revolving credit facility, which requires us to comply with restrictive covenants, including financial condition covenants. As of December 31, 2001, the Company met all such requirements. James D. Thaxton guarantees both the term loan and the revolving loan.

   The maximum amount we could borrow under the revolving credit line was $157 million on December 31, 2001. As of June 30, 2002, the maximum amount we could borrow under the revolving credit line was $141 million and an additional $12.9 million was available for borrowing against existing collateral, with $30.1 million of total potential capacity available for borrowing against qualified finance receivables generated in future periods.

   Beginning in 2002, the maximum borrowing amount under our revolving credit line decreases on a quarterly basis. The annual decreases will be $22 million in 2002, $16.5 million in 2003, $18 million in 2004, $18 million in 2005 and $9 million in 2006.

   We also fund our liquidity needs through the sale of subordinated notes. In February 1998, we began offering subordinated notes in several states by registering $50 million of subordinated notes with the Securities and Exchange Commission ("SEC"). In May 2001, we registered an additional $75 million offering of subordinated notes with the SEC. The notes are sold primarily to individual investors. The maturity terms range from daily (demand) notes to sixty-month notes. Interest rates vary based on the principal amounts and maturity dates of the notes. Notes currently being offered carry interest rates ranging from 5.25% to 8.0%. The notes are unsecured and issued under an indenture which we entered into with The Bank of New York, as trustee, in February 1998. The terms of the indenture do not require us to comply with any financial covenants nor do they impose any material restrictions on the operations of our business.

   As of December 31, 2001, we had $65.0 million of these registered subordinated notes outstanding and $6.5 million of outstanding subordinated notes registered in predecessor state registrations. As of June 30, 2002, we had $81.0 million of these registered subordinated notes outstanding and $4.3 million of notes outstanding registered in predecessor state registrations. To date, we have used the proceeds from the sale of these notes to reduce, on a temporary basis, the amount of our revolving credit facility with Finova. We intend to continue this note program by seeking to register additional offerings of subordinated notes with the SEC. The sale of subordinated notes is an important aspect of the financing of our business. It enables us to reduce our overall borrowing costs, particularly during periods of increasing interest rates. In addition, it allows us to hedge the interest rate risk inherent in our variable rate senior credit facility and to diversify our sources of borrowed funds.

                            THE THAXTON GROUP, INC.

(8)__BENEFITS

   During 1995 the Board of Directors of the Company also adopted the Thaxton Group, Inc. Employee Stock Purchase Plan (the "Stock Purchase Plan"), under which 100,000 shares of common stock are available for purchase by substantially all employees. The Stock Purchase Plan enables eligible employees of the Company, through payroll deductions, to purchase at twelve-month intervals specified in the Stock Purchase Plan, shares of common stock at a 15% discount from the lower of the fair market value of the common stock on the first day or the last day of the year. The Stock Purchase Plan allows for employee contributions up to 3% of the participant's annual compensation and limits the aggregate fair value of common stock that may be purchased by a participant during any calendar year to $25,000. As of December 31, 1998, 4,377 shares were purchased under this Stock Purchase Plan. The Board of Directors canceled this plan in January 1999.

   An ongoing benefit to the employees is the Employee Savings Plan. This plan allows employees to contribute and earn an annual rate of 10%. The balances as of December 31, 2000 and 2001 were approximately $628,000 and $1,084,000, respectively and were approximately $1,123,000 as of June 30, 2002. There is no restriction on the source or amount of funds an employee may contribute to the plan and employees may withdraw their contributions at any time.

(9)__INCOME TAXES

   Income tax expense attributable to continuing operations consists of the following for the years ended December 31, 1999, 2000 and 2001 and the six months ended June 30, 2001 and 2002:

                                      CURRENT    DEFERRED    TOTAL
                                     ---------- ---------  ----------
           June 30, 2002 (unaudited)
              Federal............... $1,374,997 $ 158,000  $1,532,997
              State.................    250,000        --     250,000
                                     $1,624,997 $ 158,000  $1,782,997
                                     ========== =========  ==========
           June 30, 2001 (unaudited)
              Federal............... $       -- $ 720,000  $  720,000
              State.................     31,281        --      31,281
                                     $   31,281 $ 720,000  $  751,281
                                     ========== =========  ==========
           December 31, 2001
              Federal............... $1,390,000 $ 645,000  $2,035,000
              State.................     60,000        --      60,000
                                     $1,450,000 $ 645,000  $2,095,000
                                     ========== =========  ==========
           December 31, 2000
              Federal............... $  640,000 $(310,000) $  330,000
              State.................    220,000        --     220,000
                                     $  860,000 $(310,000) $  550,000
                                     ========== =========  ==========
           December 31, 1999
              Federal............... $1,010,133 $(709,934) $  300,199
              State.................    189,801        --     189,801
                                     $1,199,934 $(709,934) $  490,000
                                     ========== =========  ==========

                            THE THAXTON GROUP, INC.

   A reconciliation of the Company's income tax provision and the amount computed by applying the statutory federal income tax rate of 34% to income before income taxes is as follows for the years ended December 31, 1999, 2000 and 2001 and the six months ended June 30, 2001 and 2002:

                                                            DECEMBER 31,                 JUNE 30,
                                                   ------------------------------  -------------------
                                                     1999      2000       2001       2001      2002
                                                   --------  --------  ----------  -------- ----------
                                                                                       (UNAUDITED)
Statutory rate applied to income before income tax
  expense......................................... $ 45,802  $ 52,000  $1,750,000  $540,600 $1,782,133
Increase (decrease) in income taxes resulting from:
   Goodwill amortization..........................  427,760   468,000     310,000   153,000    153,000
   State taxes, less related federal benefit......    4,120     7,000      71,000     1,000    241,750
   Valuation allowance adjustment.................   38,321   (17,000)    (69,000)       --         --
   Other..........................................  (26,003)   40,000      33,000    56,681   (393,886)
                                                   --------  --------  ----------  -------- ----------
Income taxes...................................... $490,000  $550,000  $2,095,000  $751,281 $1,782,997
                                                   ========  ========  ==========  ======== ==========

   The effective tax rate attributable to continuing operations was 49%, 358%, and 41% for the years ended December 31, 1999, 2000 and 2001, respectively, and 47% and 34% for the six-months ended June 30, 2001 and 2002, respectively. The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities at December 31, 1999, 2000, and 2001 and June 30, 2001 and 2002 are presented below:

                                                         DECEMBER 31,               JUNE 30,
                                             ------------------------------------  -----------
                                                1999         2000         2001        2002
                                             ----------  -----------  -----------  -----------
                                                                                   (UNAUDITED)
Deferred tax assets:
   Loan loss reserves....................... $3,091,466  $ 3,968,000  $ 3,620,000  $ 4,345,000
   Federal net operating loss carryforwards.    898,103      969,000           --           --
   State net operating loss carryforwards...     86,427       69,000           --           --
   Other....................................     27,767      405,000      155,000           --
                                             ----------  -----------  -----------  -----------
Total gross deferred tax asset..............  4,103,763    5,411,000    3,775,000    4,345,000
Less valuation allowance....................     86,427       69,000           --           --
                                             ----------  -----------  -----------  -----------
Net deferred tax assets.....................  4,017,336    5,432,000    3,775,000    4,345,000
                                             ----------  -----------  -----------  -----------
Deferred tax liabilities:
   Prepaid insurance........................    (66,926)     (67,000)          --           --
   Depreciable basis of fixed assets........   (165,323)    (147,000)    (245,000)    (245,000)
   Deferred loan costs......................   (381,670)    (666,000)    (566,000)    (980,000)
   Intangible assets........................   (251,355)    (226,000)    (172,000)    (170,000)
   Other....................................    (65,007)     (45,000)     (40,000)     (40,000)
                                             ----------  -----------  -----------  -----------
Total gross deferred tax liability..........   (930,281)  (1,151,000)  (1,023,000)  (1,435,000)
                                             ----------  -----------  -----------  -----------
Net deferred tax asset...................... $3,087,055  $ 4,191,000  $ 2,752,000  $ 2,910,000
                                             ==========  ===========  ===========  ===========

   The change in the valuation allowance for 1999 was a decrease of $77,203 and in 2000 was a decrease of $17,427 and in 2001 a decrease of $69,000. The valuation allowance relates to certain state net operating loss carryforwards. It is management's opinion that realization of the net deferred tax asset, net of valuation allowance, is more likely than not based upon the Company's history of taxable income and estimates of future taxable income. The company's income tax returns for 1997 and subsequent years are subject to review by taxing authorities.

                            THE THAXTON GROUP, INC.

(10)__PREFERRED STOCK

   The Company issued three series of preferred stock during 1997 and two additional series of preferred stock in 1998. 400,000 shares of 7.5% cumulative redeemable convertible Series A preferred stock were authorized, and 178,014 were issued in a December 1997 public offering to existing shareholders. The terms of the offering included the conversion of one share of common stock plus $10 for two shares of Series A preferred stock. For a five year conversion period commencing January 1, 1998, each share of preferred stock can be converted into one share of common stock. The Company may redeem all or a portion of the outstanding shares of Series A stock at any time after December 31, 1999. The Company repurchased and retired 14,574 shares of Series A Preferred Stock in December 1999 at $15 per share, and 150,000 shares at $10 per share during 2000 and no shares during 2001.

   In December 1997, the Company, through a private placement, issued 27,076 shares of 7.5% cumulative redeemable convertible Series B preferred stock. The terms of this transaction involved the exchange of one share of common stock for one share of preferred stock. In July 1998, the Company, through a private placement, exchanged all of the 27,076 shares of outstanding Series B Preferred stock, plus 29,200 shares of common stock, for 56,276 shares of Cumulative Series D preferred stock. The Series D preferred stock pays annual dividends of $.80 per share, and is redeemable at any time by the company at $10 per share. In January 1999, all of the shares of Series D Preferred Stock were repurchased by the Company, and retired.

   In December 1997, the Company converted a $500,000 subordinated note held by one corporate investor into 50,000 shares of Series C cumulative redeemable convertible preferred stock. The annual dividends attributable to this series were $1 per share through December 31, 2000, and $1.80 per share, per annum, thereafter. Each share of preferred stock can be converted into one share of common stock after January 1, 1998. The Company may redeem all or a portion of the outstanding shares of Series C stock at any time after December 31, 2000, for $10 per share. In August 2002, a non-affiliated corporation which is controlled by Jim Thaxton purchased the 50,000 shares of Series C Preferred Stock from that investor for $10 per share, and is now the owner of record.

   In December 1998, the Company, through a private placement, issued 800,000 shares of Cumulative Series E preferred stock for $10 per share. The stock pays a variable rate dividend rate of prime plus 1% through October 31, 2003 and prime plus 6% thereafter. The stock is redeemable by the Company at any time at a price of $10 per share.

   In March 2001, the Company, through a private placement, issued 20,000 shares of Cumulative Series F preferred stock for $10 per share, to C.L. Thaxton, a director of the Company. The stock pays a dividend rate of 10% and is redeemable by the Company at any time at a price of $10 per share.

                            THE THAXTON GROUP, INC.

(11)__EARNINGS PER SHARE INFORMATION

   The following is a summary of the earnings per share calculation for the years ended December 31, 1999, 2000, and 2001 and the six months ended June 30, 2001 and 2002:

                                                   DECEMBER 31,                  JUNE 30,
                                        ---------------------------------- ---------------------
                                           1999        2000        2001       2001       2002
                                        ---------- -----------  ---------- ---------- ----------
BASIC & DILUTED                                                                 (UNAUDITED)
Net income (loss) from continuing
  operations........................... $1,287,574 $  (396,640) $3,034,623 $  840,721 $3,458,572
   Less: Dividends on preferred stock..    734,012     723,886     729,497    360,915    290,193
                                        ---------- -----------  ---------- ---------- ----------
Net income (loss) applicable to common
  shareholders (numerator).............    553,562  (1,120,526)  2,305,126    479,806  3,168,379

Average common shares outstanding
  (denominator)........................  6,494,438   6,974,508   6,875,893  6,898,641  6,863,533

Income (loss) per share from continuing
  operations--basic and diluted........ $     0.09 $     (0.16) $     0.34 $     0.07 $     0.46
                                        ========== ===========  ========== ========== ==========

   The earnings per share calculation does not include 10,440 shares of Preferred Series A and 50,000 shares of Preferred Series C stock, which are convertible to common shares, because the effect is anti-dilutive.

(12)__BUSINESS DIVISIONS

   For the years ended December 31, 2000 and 1999 the Company previously reported its results of operations in four primary divisions; consumer finance, mortgage banking, insurance agency, and insurance non-standard risk bearing. Due to the discontinuation of the mortgage bank and non-standard risk bearing insurance businesses we now have two primary divisions. The consumer finance division provides financing to consumers with limited credit histories, low incomes or past credit problems. Income in the consumer finance business are derived primarily from interest and fees on loans, and the sale of credit related insurance products to its customers. The Company's mortgage banking operations were conducted through Paragon, a wholly-owned subsidiary acquired in November 1998. Paragon originated, closed, and funded predominantly B and C credit quality mortgage loans, which were warehoused until they can be packaged and sold to long term investors. Paragon received fee income from originating mortgages and the loans were generally sold at a premium to the permanent investor. This business has been discontinued. The Company's insurance operations consist of selling, on an agency basis, various lines of automobile, property and casualty, life and accident and health insurance. Revenue is generated through fees paid by the insurance for which business is placed. Insurance non-standard risk bearing consisted of selling non-standard automobile insurance, through agencies, where the Company retained a portion of the insurance risk, this business has also been discontinued.

                            THE THAXTON GROUP, INC.

   The following tables summarize certain financial information concerning the Company's reportable operating divisions for the six months ended June 30, 2002 and 2001, and the years ended December 31, 1999, 2000, and 2001:

JUNE 30, 2002 (UNAUDITED)                CONSUMER
INCOME STATEMENT DATA                    FINANCE    INSURANCE    OTHER      TOTAL
-------------------------               ----------- ---------  --------- ------------
Total Revenue..........................  47,229,658 2,035,965    364,181 $ 49,629,804
Net Interest Income....................  30,688,623        --    364,181   31,052,804
Provision for credit losses............   8,336,472        --     35,200    8,371,672
Noninterest income.....................   7,977,606 2,035,965         --   10,013,571
Insurance premiums and commissions, net   5,899,464 1,932,448         --    7,831,912
Noninterest expenses...................  24,893,051 2,208,452    351,631   27,453,134
Depreciation and amortization..........     967,413   129,635     10,355    1,107,403
Net income.............................   3,564,130  (113,841)     8,283    3,458,572

Balance Sheet Data
Total assets........................... 229,774,606 2,279,914  1,918,528  233,973,048
Loans, net............................. 170,329,576        --  1,890,201  172,219,777
Allowance for credit losses............  10,926,559        --    213,407   11,139,966
Intangibles............................  30,994,776 1,382,443         --   32,377,219

JUNE 30, 2001 (UNAUDITED)                 CONSUMER
INCOME STATEMENT DATA                     FINANCE     INSURANCE    OTHER       TOTAL
-------------------------               ------------ ----------  ---------- ------------
Total Revenue.......................... $ 42,330,306 $2,474,891  $  517,687 $ 45,322,884
Net Interest Income....................   26,332,843   (371,423)    348,170   26,309,590
Provision for credit losses............    6,561,570      7,738      40,000    6,609,308
Noninterest income.....................    6,731,704  2,474,891          --    9,206,595
Insurance premiums and commissions, net    4,974,164  1,924,659          --    6,898,823
Noninterest expenses...................   24,770,315  2,252,121     292,439   27,314,875
Depreciation and amortization..........    1,842,801    163,001      10,619    2,016,421
Net income.............................      902,049    (98,111)     36,783      840,721

Balance Sheet Data
Total assets...........................  224,034,767  3,339,748   3,585,316  230,959,831
Loans, net.............................  169,519,413         --   3,601,478  173,120,891
Allowance for credit losses............   11,124,585         --     165,000   11,289,585
Intangibles............................   32,275,640  1,379,990          --   33,655,630

                            THE THAXTON GROUP, INC.

DECEMBER 31, 2001                         CONSUMER
INCOME STATEMENT DATA                     FINANCE     INSURANCE    OTHER       TOTAL
---------------------                   ------------ ----------  ---------- ------------
Total revenue.......................... $ 93,669,290 $3,819,716  $1,031,122 $ 98,520,128
Net interest income....................   55,201,218   (668,380)    723,776   55,256,614
Provision for credit losses............   16,428,712     25,777     129,430   16,583,919
Noninterest income.....................   20,374,036  3,819,686          --   24,193,722
Insurance premiums and commissions, net   15,291,211  3,262,479          --   18,553,690
Noninterest expenses...................   53,309,207  3,933,597     493,990   57,736,794
Depreciation and amortization..........    3,724,681    323,770      17,444    4,065,895
Net income (loss)......................    3,501,713   (533,325)     66,235    3,034,623

Balance Sheet Data
Total assets...........................  237,387,631  2,211,886   2,960,788  242,560,305
Loans, net.............................  178,270,562         --   2,984,468  181,255,030
Allowance for credit losses............   11,834,762         --     177,407   12,012,169
Intangibles............................   31,184,955  1,296,699          --   32,481,654

                                                                       INSURANCE     MORTGAGE
DECEMBER 31, 2000                                          TOTAL          RBE         BANKING
INCOME STATEMENT       CONSUMER                          CONTINUING  (DISCONTINUED (DISCONTINUED
DATA                   FINANCE     INSURANCE    OTHER    OPERATIONS   OPERATIONS)   OPERATIONS)     TOTAL
-----------------    ------------  ---------  --------- -----------  ------------- ------------- -----------
Total revenue....... $ 82,271,590  4,284,716  1,060,693  87,616,999    1,875,013     5,733,973    95,225,985
Net interest
 income.............   44,760,229   (841,657)   671,132  44,589,704      (91,038)       87,853    44,586,519
Provision for credit
 losses.............   14,517,240         --    140,690  14,657,930        3,265     1,278,938    15,940,133
Noninterest
 income.............   17,718,003  4,284,716         --  22,002,719    1,875,013     4,424,051    28,301,783
Insurance premiums
 and commissions,
 net................   14,044,802  3,718,756         --  17,763,558    1,836,695            --    19,600,253
Noninterest
 expenses...........   46,444,164  4,885,507    451,462  51,781,133    2,478,255     8,778,129    63,037,517
Depreciation and
 amortization.......    3,331,621    360,225     19,619   3,711,465      148,726     1,448,554     5,308,745
Net income (loss)...      (83,428)  (365,339)    52,127    (396,640)    (374,682)   (3,040,226)   (3,811,549)

Balance Sheet Data
Total assets........  232,693,388  4,087,249  3,786,310 240,566,947           --     6,981,166   247,548,113
Loans, net..........  174,132,701         --  3,810,945 177,943,646           --     5,558,974   183,502,620
Allowance for credit
 losses.............   11,505,555         --    125,000  11,630,555           --     1,278,938    12,909,493
Intangibles.........   33,346,575  1,465,983         --  34,812,558           --            --    34,812,558

                            THE THAXTON GROUP, INC.

                                                                      INSURANCE     MORTGAGE
DECEMBER 31, 1999                                         TOTAL          RBE         BANKING
INCOME STATEMENT       CONSUMER                         CONTINUING  (DISCONTINUED (DISCONTINUED
DATA                   FINANCE    INSURANCE    OTHER    OPERATIONS   OPERATIONS)   OPERATIONS)     TOTAL
-----------------    ------------ ---------  ---------  ----------- ------------- ------------- -----------
Total revenue....... $ 69,402,195 4,035,734    632,337   74,070,266   5,661,959     8,663,736    88,395,961
Net interest
 income.............   41,690,365  (235,236)   412,505   41,867,634      97,314       284,236    42,249,184
Provision for credit
 losses.............   11,923,527        --     14,152   11,937,679          --            --    11,937,679
Noninterest
 income.............   11,212,957 3,717,300       (299)  14,929,958   5,107,965     7,411,921    27,449,844
Insurance premiums
 and commissions,
 net................    9,830,839 2,974,595         --   12,805,434   3,850,792            --    16,656,226
Noninterest
 expenses...........   38,598,582 3,289,358    426,701   42,314,641   7,920,837     7,724,933    57,960,411
Depreciation and
 amortization.......    2,257,937   366,927     15,807    2,640,671     631,660       143,062     3,415,393
Net income (loss)...    1,119,640   132,358     35,576    1,287,574  (1,542,409)     (100,355)     (355,190)

Balance Sheet Data
Total assets........  197,377,942 8,865,785  3,928,911  210,172,638   8,984,793    13,481,351   232,638,782
Loans, net..........  156,863,386        --  3,440,166  160,303,552          --    11,400,639   171,704,191
Allowance for credit
 losses.............   10,661,339        --         --   10,661,339          --            --    10,661,339
Intangibles.........   29,655,279 1,707,559         --   31,362,838   6,780,230     1,367,965    39,511,033

(13)__DISCONTINUED OPERATIONS

   At the end of 1998, and throughout 1999, the Company made a series of acquisitions of agencies in Arizona, New Mexico, Nevada, Colorado and North Carolina, as well as a general insurance agency in Virginia. At the same time, the Company entered into a contract with American Bankers Insurance Group, Inc. ("ABIG"), where the Company would sell ABIG non-standard insurance policies in these locations, but Thaxton Group would contractually retain the underwriting risk, and retain any profit or loss from operations. This business ultimately contained 30 non-standard automobile agency office locations, plus two insurance general agencies (located in Virginia and South Carolina).

   On March 1, 2000, the Company transferred all of the assets and liabilities of these agency operations into a newly formed company named Thaxton RBE, Inc. ("RBE"). The total amount of the assets transferred was approximately $8 million, the majority of which were intangible. The purpose of the transfer was to raise additional capital for RBE, as it operations were in their initial stages. As such, immediately subsequent to the formation and asset transfer, Thaxton Life Partners, Inc. invested $2,000,000 in the capital stock of RBE and obtained a 90% interest in that company as a result of the investment. Thaxton Life Partners, Inc., is a company owned by James D. Thaxton (Chairman and majority shareholder of Thaxton Group, Inc.); C. L. Thaxton, Sr. (Director of Thaxton Group, Inc.); and other Thaxton family members. As a result of these transactions, Thaxton Group, Inc. had a net receivable from RBE in the amount of $5 million at March 31, 2000.

   During the third quarter of 2000, Thaxton Group made the decision to discontinue operations and dispose of its interest and investment in RBE as soon as suitable financing for RBE could be obtained. On August 31, 2000, Thaxton Life Partners was able to arrange financing for RBE independent of Thaxton Group, Inc., and Thaxton Life Partners purchased the remaining 10% interest in RBE from Thaxton Group. At the time of the sale, all

                            THE THAXTON GROUP, INC.

amounts owed Thaxton Group were paid in full. Thaxton Group has recognized no gain or loss on the disposition of RBE. The transaction has been accounted for in accordance with Accounting Principles Board Opinion #30, ("APB 30"), "Reporting the Results of Operations--Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions."

   In December 2000, the Board of Directors adopted a plan to discontinue operations in the mortgage banking market place. Paragon ceased operations in December of 2000, and its assets have been sold. The Company recorded a loss, net of income tax benefit, from operations of Paragon of $100,355 for the year ended December 31, 1999 and a loss of $3,040,226 for the year month ended December 31, 2000.

   The components of the assets and liabilities of discontinued operations in the consolidated balance sheets as of December 31, 2000, and 1999 are as follows. All of the operations identified below were discontinued prior to December 31, 2000.

                                             INSURANCE RBE          PARAGON
                                             ------------- ------------------------
                                             DECEMBER 31,  DECEMBER 31, DECEMBER 31,
                                                 1999          1999         2000
                                             ------------- ------------ ------------
(1) Assets
       Accounts receivable..................  $    1,484   $    34,424  $     8,526
       Loans held for Sale..................          --    11,400,639    6,837,912
       Allowance for credit losses..........          --            --   (1,278,938)
       Premises and equipment, net..........   1,514,869       311,627       72,040
       Intangibles, net.....................   6,780,230     1,367,965           --
       Other assets.........................     688,210       366,696    1,341,626
                                              ----------   -----------  -----------
Total assets of discontinued operations.....  $8,984,793   $13,481,351  $ 6,981,166
                                              ==========   ===========  ===========
Liabilities
       Subordinated notes payable...........   1,676,091            --           --
       Accounts payable.....................     552,028        88,699        2,762
       Other liabilities....................     103,828            --      373,881
                                              ----------   -----------  -----------
Total liabilities of discontinued operations  $2,331,947   $    88,699  $   376,643
                                              ==========   ===========  ===========
(2) Premises and Equipment
   Leasehold improvements...................  $   81,868   $     7,420  $     7,000
   Furniture and fixtures...................     254,389       194,101      126,368
   Equipment and automobiles................   1,532,413       169,569       73,704
                                              ----------   -----------  -----------
       Total cost...........................   1,868,670       371,090      207,072
   Accumulated depreciation.................     353,801        59,463      135,032
                                              ----------   -----------  -----------
       Net premises and equipment...........  $1,514,869   $   311,627  $    72,040
                                              ==========   ===========  ===========
(3) Intangibles
   Covenants not to compete.................  $  165,423   $        --  $        --
   Goodwill and purchase premium............   4,657,611     1,410,731    1,410,731
   Insurance expirations....................   2,746,287            --           --
                                              ----------   -----------  -----------
       Total cost...........................   7,569,321     1,410,731           --
   Less accumulated amortization............     789,091        42,766    1,410,731
                                              ----------   -----------  -----------
       Intangible assets, net...............  $6,780,230   $ 1,367,965  $        --
                                              ==========   ===========  ===========

                            THE THAXTON GROUP, INC.

   In 2000 Paragon wrote down the entire amount of goodwill due to its impairment. Paragon had a loss from operations of $771,649 net of an income tax benefit of $397,517 in 2000. Paragon's loss on disposal during the phase out period was $2,268,577 net of an income tax benefit of $828,483 in 2000. There was no gain or loss on the disposal of RBE.

(14)__RELATED PARTY TRANSACTIONS

   As discussed in Note 13, Thaxton Life Partners, Inc., a related party, invested $2,000,000 in the capital stock of RBE and obtained a 90% interest in RBE as a result of the investment. The acquisition of the 90% interest in RBE by Thaxton Life Partners was funded primarily through the Company's repurchase of 150,000 shares of Series A Preferred stock from certain members of the Thaxton family. The proceeds were used by Thaxton Life Partners to obtain the 90% interest in RBE. On August 31, 2000, Thaxton Life Partners purchased the remaining 10% interest in RBE from the Company. The Company recognized no gain or loss on the disposal of RBE. As the Thaxton Group, Inc. and RBE are under common ownership, there are various activities and transactions that occur between the two entities to take advantage of economies of scale.

   After the sale of the capital stock of RBE, the Company continued to perform certain back-office and management roles, such as the accounting, human resources, and information systems management functions, which were outsourced by RBE to the Company during 2001. The Company billed RBE for these services performed based on the amount of time spent by the Company's personnel performing the services for RBE. During the year ended December 31, 2001, the Company billed RBE approximately $1,050,000 for these services. RBE and the Company continued to share common office space after the disposition. As a result of these arrangements, the Company had a receivable from RBE approximately $51,000 and a payable to RBE of approximately $250,000 at December 31, 2001 and a $1,506,000 payable to RBE at June 30, 2002.

   The Company has also structured an arrangement with RBE whereby TICO Premium Finance, the Company's insurance premium finance subsidiary, will originate loans to certain RBE customers to finance their insurance policies underwritten by RBE. In connection with this process, TICO Premium Finance agrees to accept a down payment on the loan which is smaller than TICO Premium Finance typically receives from borrowers when the insurance policy is underwritten by third party insurance companies. In turn, TICO Premium Finance is reimbursed by RBE for any losses on such loans originated to customers of RBE. By requiring a lower down payment, RBE is able to generate a higher volume of business than it would be able to if down payments typically received in the industry were required by TICO Premium Finance. At December 31, 2001, there were approximately $3.1 million in outstanding premium finance receivables recorded by TICO Premium Finance that relate to insurance policies underwritten by RBE. In addition, for the year ended December 31, 2001, there were approximately $584,000 of reimbursements from RBE to TICO Premium Finance for losses incurred by TICO Premium Finance. TICO Premium Finance had a receivable from RBE of approximately $62,000 at December 31, 2001 for additional reimbursements for losses incurred. At June 30, 2002, there were approximately $3.7 million outstanding premium finance receivables recorded that relate to insurance policies written by RBE. For the six months ended June 30, 2002, there were approximately $331,805 of reimbursements from RBE to TICO Premium Finance for losses incurred by TICO Premium Finance. TICO Premium Finance had a receivable from RBE of approximately $58,138 at June 30, 2002 for additional reimbursements for losses incurred.

   Thaxton Insurance Group agencies, the Company's standard insurance operations, are acting as agents for non-standard policies underwritten by RBE. Thaxton Insurance Group acts as agent for certain RBE customers and recognizes commissions on policies that are underwritten by RBE. During the year ended December 31, 2001, there was approximately $51,000 of insurance commissions recognized by Thaxton Insurance Group on non-standard insurance policies that were issued through Thaxton Insurance Group as agent. During the six

                            THE THAXTON GROUP, INC.

months ended June 30, 2002, there was approximately $114,000 of insurance commissions recognized by Thaxton Insurance Group on non-standard insurance policies that were issued through Thaxton Insurance Group as agent.

   The employees of RBE are covered under the self-insured health insurance plan of the Company. In addition, the Company purchased general liability insurance during 2001 that covers both the employees of Thaxton Insurance Group and RBE.

   The employees of RBE are eligible to participate in the Employee Savings Plan benefit offered by the Company.

   NO OFFICER, EMPLOYEE OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING OF THE NOTES COVERED BY THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED ON AS HAVING BEEN AUTHORIZED BY THE THAXTON GROUP, INC. NEITHER DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE INFORMATION SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE THAXTON GROUP, INC.

   UNTIL           , 2002 (25 DAYS AFTER THE EFFECTIVE DATE OF THE REGISTRATION
STATEMENT) ALL DEALERS THAT EFFECT TRANSACTIONS IN THESE SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.



                            THE THAXTON GROUP, INC.

                                 $125,000,000

                                      OF

                              SUBORDINATED NOTES

                               -----------------

                                  PROSPECTUS

                               -----------------

                                         , 2002

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

   Our Bylaws provide for indemnification of its officers and directors against liabilities and reasonable expenses incurred in connection with any action, suit or proceeding to which such person may be a party because he is or was a director or officer of The Thaxton Group, Inc. or serving in a similar capacity at our request for another entity, to the fullest extent permitted by the laws of South Carolina. Under the laws of South Carolina, unless limited by its articles of incorporation, a corporation shall indemnify a director or officer who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he was a party because he is or was a director or officer of such corporation, against reasonable expenses incurred by him in connection with the proceeding. South Carolina law also provides that a corporation may indemnify a director or officer if he acted in good faith and in a manner he reasonably believed to be, with respect to conduct in his official capacity, in the best interests of the corporation, and, in all other cases, in a manner not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, he had no reason to believe his conduct was unlawful. With respect to suits by or in the right of The Thaxton Group, Inc., such a person may be indemnified if he acted in good faith and, in the case of conduct within his official capacity, he reasonably believed his conduct to be in our best interest, and in all other cases, he shall not have been adjudged to be liable to us.

   The South Carolina Business Corporation Act of 1988 also permits certain corporations, including us, by a provision in its articles of incorporation, to limit or eliminate the personal liability of its directors for monetary damages for breach of fiduciary duty as a director, except with respect to any breach of the director's duty of loyalty to the corporation or its shareholders, or acts or omissions not in good faith or which involve gross negligence, intentional misconduct or a knowing violation of law, or which occurred prior to the time such provision became effective, or with respect to transactions in which the director received an improper personal benefit, or for approving an unlawful distribution. Our Second Amended and Restated Articles of Incorporation include such a provision. As a result of the inclusion of such provision, our shareholders may be unable to recover monetary damages against directors for action taken by them which constitute negligence or which are in violation of their fiduciary duty of due care, although they are not precluded from obtaining injunctive or other equitable relief with respect to such actions. Such provision is not effective to eliminate or limit statutory liabilities arising under federal law, including liabilities under federal securities laws.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

   The following table sets forth the expenses to be incurred in connection with the offering of the securities.

            Securities and Exchange Commission filing fee $ 11,500
            NASD filing fee..............................    8,000
            Printing expenses............................   50,000*
            Legal fees and expenses......................  200,000*
            Accounting fees and expenses.................  160,000*
            Blue Sky filing fees.........................   10,000*
            Selling agent management fee and expenses....  195,000*
            Trustee's fees and expenses..................   25,000*
            Miscellaneous expenses.......................    9,750*
            Total........................................ $669,250*

--------
 * Estimated

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES

   In November 8, 1999, Thaxton Group acquired Thaxton Investment by exchanging 3,223,000 shares of The Thaxton Group's common stock for all of the outstanding common stock of Thaxton Investment. The capital stock of Thaxton Investment was acquired from James D. Thaxton. The transaction was not registered under the Securities Act of 1933, as amended, pursuant to the exemption provided by
Section 4(2) thereof for transactions not involving any public offering.

ITEM 27.  EXHIBITS

EXHIBIT NO.                                           DESCRIPTION
----------- -----------------------------------------------------------------------------------------------

      1     Form of Selling Agent Agreement between The Thaxton Group, Inc. and Carolinas First
              Investments, Inc.

    3.1     Second Amended and Restated Articles of Incorporation of The Thaxton Group, Inc.(1)

    3.2     Bylaws of The Thaxton Group, Inc.(2)

    4.1     Indenture, dated as of February 17, 1998, between The Thaxton Group, Inc. and The Bank of New
              York, as Trustee (the "Indenture").

    4.2     Form of Subordinated Daily Note (included as Exhibit A to Indenture).

    4.3     Form of Subordinated One Month Note (included as Exhibit B to Indenture).

    4.4     Form of Subordinated Term Note for 6, 12, 36 and 60 Month Notes (included as Exhibit C to
              Indenture).

    4.5     Form D2 Subordinated Daily Note.

    4.6     Form M2 Subordinated Term Note for 1 Month Note.

    4.7     Form T2 Subordinated Term Note for 6, 12, 36, and 60 Month Note.

    4.8     Series Resolutions of the Board of Directors of The Thaxton Group, Inc. dated       ,2002.

      5     Form of Opinion of Moore & Van Allen, PLLC.

   10.1     Third Amended and Restated Loan and Security Agreement dated April 4, 2001 among Finova
              Capital Corporation, The Thaxton Group, Inc., Thaxton Operating Company, Thaxton Insurance
              Group, Inc., TICO Credit Company, Inc., Eagle Premium Finance Co., Inc., Thaxton
              Commercial Lending, Inc., Paragon, Inc., TICO Premium finance Company of South Carolina,
              Inc., TICO Reinsurance, LTD., TICO Credit Company of Tennessee, Inc., TICO Credit
              Company of North Carolina, Inc., TICO Credit Company of Alabama, Inc., TICO Credit
              Company of Georgia, Inc., TICO Credit Company (DE), TICO Credit Company (MS), TICO
              Credit Company (TN), Thaxton Investment Corporation, The Modern Finance Company,
              Southern Management Corporation, Modern Financial Services, Inc., Southern Finance of
              Tennessee, Inc., Covington Credit of Texas, Inc., Covington Credit of Georgia, Inc., Southern
              Finance of Tennessee, Inc., Fitch National Reinsurance, LTD., SOCO Reinsurance, LTD.,
              Quick Credit Corporation, Covington Credit, Inc. (Oklahoma), Covington Credit of Louisiana,
              Inc., Southern Financial Management, Inc.(3)

   10.2     First Amended and Restated Schedule, dated December 31, 2001, to Third Amended and Restated
              Loan and Security Agreement, among Finova Capital Corporation, The Thaxton Group, Inc.,
              Thaxton Operating Company, Thaxton Insurance Group, Inc., TICO Credit Company, Inc.,
              Eagle Premium Finance Co., Inc., Thaxton Commercial Lending, Inc., Paragon, Inc., TICO
              Premium finance Company of South Carolina, Inc., TICO Reinsurance, LTD., TICO Credit
              Company of Tennessee, Inc., TICO Credit Company of North Carolina, Inc., TICO Credit
              Company of Alabama, Inc., TICO Credit Company of Georgia, Inc., TICO Credit Company
              (DE), TICO Credit Company (MS), TICO Credit Company (TN), Thaxton Investment

EXHIBIT NO.                                            DESCRIPTION
----------- -------------------------------------------------------------------------------------------------

              Corporation, The Modern Finance Company, Southern Management Corporation, Modern
              Financial Services, Inc., Southern Finance of Tennessee, Inc., Covington Credit of Texas, Inc.,
              Covington Credit of Georgia, Inc., Southern Finance of Tennessee, Inc., Fitch National
              Reinsurance, LTD., SOCO Reinsurance, LTD., Quick Credit Corporation, Covington Credit,
              Inc. (Oklahoma), Covington Credit of Louisiana, Inc., Southern Financial Management, Inc.(4)

   10.3     Form of Note Purchase Agreement.

   10.4     Form of Renewal Notice for 1 Month Note.

   10.5     Form of Renewal Notice for 6, 12, 36 and 60 Month Notes.

     12     Statement regarding Computation of Ratio of Earnings to Fixed Charges.

     21     Subsidiaries of The Thaxton Group, Inc.(4)

   23.1     Consent of Moore & Van Allen, PLLC (included in Exhibit 5 to this registration statement).

   23.2     Consent of Cherry, Bekaert & Holland, LLP.

     24     Power of Attorney (included in signature page).

     25     Form T-1, Statement of Eligibility and Qualification of Trustee.(5)

--------
(1) Incorporated by reference to the Company's Annual Report on Form 10-KSB for the year ended December 31, 1998 (the "1998 Annual Report") (Commission File No. 000-27086).
(2) Incorporated by reference to Exhibit 3.2 of the Company's 2001 Registration Statement on Form SB-2 (the "2001 Registration Statement") (Reg. No. 333-55022).
(3) Incorporated by reference to the Company's Annual Report on Form 10-KSB for the year ended December 31, 2000 (the "2000 Annual Report") (Commission File No. 000-27086).
(4) Incorporated by reference to the Company's Annual Report on Form 10-K405 for the year ended December 31, 2001 (the "2001 Annual Report") (Commission File No. 000-27086).
(5) Incorporated by reference to Exhibit 25 of the Company's 1998 Registration Statement on Form SB-2 filed with Pre-Effective Amendment No. 2 to the 1998 Registration Statement (the "1998 Registration Statement") (Reg. No. 333-42623).

ITEM 28.  UNDERTAKINGS

   The undersigned hereby undertakes:

      (1) To file, during any period in which offers or sales of the securities are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

      (2) That, for the purpose of determining liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

      (3) To remove from registration by means of a post-effective amendment any of the securities that remain unsold at the termination of the offering.

      (4) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

      (5) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

      (6) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

   In accordance with the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-1 and authorized this registration statement to be signed on its behalf by the undersigned, thereunto in the City of Lancaster, State of South Carolina on October 28, 2002.

                                              THE THAXTON GROUP, INC.

                                              By:      /s/  ALLAN F. ROSS
                                                  -----------------------------
                                                          ALLAN F. ROSS
                                                      VICE PRESIDENT, CHIEF
                                                     FINANCIAL OFFICER, AND
                                                            SECRETARY

                               POWER OF ATTORNEY

   Each of the undersigned directors and officers of the above named Registrant, by his execution hereof, hereby constitutes and appoints Allan F. Ross, and each of them, with full power of substitution, as his true and lawful attorneys-in-fact and agents, to do any and all acts and things for him, and in his name, place and stead, to execute and sign any and all pre-effective and post-effective amendments to such Registration Statement and any additional registration statement pursuant to Rule 462(b) under the Securities Act of 1933, and file the same, together with all exhibits and schedules thereto and all other documents in connection therewith, with the Commission and with such state securities authorities as may be appropriate, granting unto said attorney-in-fact, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as the undersigned might or could do in person, and hereby ratifying and confirming all the acts of said attorney-in-fact and agent, which he may lawfully do in the premises or cause to be done by virtue hereof.

   In accordance with the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

          SIGNATURE                        TITLE                    DATE
          ---------            -----------------------------  ----------------

    /s/  JAMES D. THAXTON      Chairman of the Board of       October 28, 2002
-----------------------------    Directors, President and
      JAMES D. THAXTON           Chief Executive Officer
                                 (Principal Executive
                                 Officer)

    /s/  ROBERT L. WILSON      Executive Vice President,      October 28, 2002
-----------------------------    Chief Operating Officer and
      ROBERT L. WILSON           Director

     /s/  ALLAN F. ROSS        Vice President, Chief          October 28, 2002
-----------------------------    Financial Officer,
        ALLAN F. ROSS            Secretary and Director
                                 (Principal Financial and
                                 Accounting Officer)

   /s/  C. L. THAXTON, SR.     Director                       October 28, 2002
-----------------------------
      C.L. THAXTON, SR.

                                 EXHIBIT INDEX

EXHIBIT NO.                                            DESCRIPTION
----------- -------------------------------------------------------------------------------------------------

      1     Form of Selling Agent Agreement between The Thaxton Group, Inc. and Carolinas First
              Investments, Inc.

    3.1     Second Amended and Restated Articles of Incorporation of The Thaxton Group, Inc.(1)

    3.2     Bylaws of The Thaxton Group, Inc.(2)

    4.1     Indenture, dated as of February 17, 1998, between The Thaxton Group, Inc. and The Bank of New
              York, as Trustee (the "Indenture").

    4.2     Form of Subordinated Daily Note (included as Exhibit A to Indenture).

    4.3     Form of Subordinated One Month Note (included as Exhibit B to Indenture).

    4.4     Form of Subordinated Term Note for 6, 12, 36 and 60 Month Notes (included as Exhibit C to
              Indenture).

    4.5     Form D2 Subordinated Daily Note.

    4.6     Form M2 Subordinated Term Note for 1 Month Note.

    4.7     Form T2 Subordinated Term Note for 6, 12, 36, and 60 Month Note.

    4.8     Series Resolutions of the Board of Directors of The Thaxton Group, Inc. dated       ,2002.

      5     Form of Opinion of Moore & Van Allen, PLLC.

   10.1     Third Amended and Restated Loan and Security Agreement dated April 4, 2001 among Finova
              Capital Corporation, The Thaxton Group, Inc., Thaxton Operating Company, Thaxton Insurance
              Group, Inc., TICO Credit Company, Inc., Eagle Premium Finance Co., Inc., Thaxton
              Commercial Lending, Inc., Paragon, Inc., TICO Premium finance Company of South Carolina,
              Inc., TICO Reinsurance, LTD., TICO Credit Company of Tennessee, Inc., TICO Credit
              Company of North Carolina, Inc., TICO Credit Company of Alabama, Inc., TICO Credit
              Company of Georgia, Inc., TICO Credit Company (DE), TICO Credit Company (MS), TICO
              Credit Company (TN), Thaxton Investment Corporation, The Modern Finance Company,
              Southern Management Corporation, Modern Financial Services, Inc., Southern Finance of
              Tennessee, Inc., Covington Credit of Texas, Inc., Covington Credit of Georgia, Inc., Southern
              Finance of Tennessee, Inc., Fitch National Reinsurance, LTD., SOCO Reinsurance, LTD.,
              Quick Credit Corporation, Covington Credit, Inc. (Oklahoma), Covington Credit of Louisiana,
              Inc., Southern Financial Management, Inc.(3)

   10.2     First Amended and Restated Schedule, dated December 31, 2001, to Third Amended and Restated
              Loan and Security Agreement, among Finova Capital Corporation, The Thaxton Group, Inc.,
              Thaxton Operating Company, Thaxton Insurance Group, Inc., TICO Credit Company, Inc.,
              Eagle Premium Finance Co., Inc., Thaxton Commercial Lending, Inc., Paragon, Inc., TICO
              Premium finance Company of South Carolina, Inc., TICO Reinsurance, LTD., TICO Credit
              Company of Tennessee, Inc., TICO Credit Company of North Carolina, Inc., TICO Credit
              Company of Alabama, Inc., TICO Credit Company of Georgia, Inc., TICO Credit Company
              (DE), TICO Credit Company (MS), TICO Credit Company (TN), Thaxton Investment
              Corporation, The Modern Finance Company, Southern Management Corporation, Modern
              Financial Services, Inc., Southern Finance of Tennessee, Inc., Covington Credit of Texas, Inc.,
              Covington Credit of Georgia, Inc., Southern Finance of Tennessee, Inc., Fitch National
              Reinsurance, LTD., SOCO Reinsurance, LTD., Quick Credit Corporation, Covington Credit,
              Inc. (Oklahoma), Covington Credit of Louisiana, Inc., Southern Financial Management, Inc.(4)

   10.3     Form of Note Purchase Agreement.

   10.4     Form of Renewal Notice for 1 Month Note.

EXHIBIT NO.                                        DESCRIPTION
----------- ------------------------------------------------------------------------------------------

   10.5     Form of Renewal Notice for 6, 12, 36 and 60 Month Notes.

     12     Statement regarding Computation of Ratio of Earnings to Fixed Charges.

     21     Subsidiaries of The Thaxton Group, Inc.(4)

   23.1     Consent of Moore & Van Allen, PLLC (included in Exhibit 5 to this registration statement).

   23.2     Consent of Cherry, Bekaert & Holland, LLP.

     24     Power of Attorney (included in signature page).

     25     Form T-1, Statement of Eligibility and Qualification of Trustee.(5)

--------
(1) Incorporated by reference to the 1998 Annual Report.
(2) Incorporated by reference to Exhibit 3.2 of the 2001 Registration Statement.
(3) Incorporated by reference to the 2000 Annual Report.
(4) Incorporated by reference to the 2001 Annual Report.
(5) Incorporated by reference to Exhibit 25 of the 1998 Registration Statement.